As filed with the Securities and Exchange Commission on July 8, 2022
Registration No. 333-266069
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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COMSTOCK INC.
(Exact name of registrant as specified in its charter)
2860
(Primary Standard Industrial Classification Code Number)
65-0955118
(I.R.S. Employer Identification No.)
Nevada
(State or Other Jurisdiction of Incorporation)
117 American Flat Road
Virginia City, NV 89440
(775) 847-5272
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Corrado De Gasperis
Executive Chairman & Chief Executive Officer
117 American Flat Road Virginia City, NV 89440 (775) 847-4755
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
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Copies to:
Clyde W. Tinnen, Jr., Esq.
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202
(414) 271-2400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Emerging growth company	☐

Non-accelerated filer	☒	Smaller reporting company	☒
If an emerging growth company, that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

This prospectus relates to the offer and sale by Tysadco Partners, LLC (“Tysadco Partners” or the “Selling Stockholder”) of up to 11,187,363 shares (assuming an average purchase price per share of approximately $0.89) of common stock, par value $0.000666 per share, issued by Comstock Inc., a Nevada corporation (the “Company,” “Comstock,” “we,” “us,” and “our”).
The shares of common stock being offered by the Selling Stockholder may be issued pursuant to that certain purchase agreement dated June 21, 2022, which we refer to in this prospectus as the “Tysadco Purchase Agreement.” Please refer to the section of this prospectus entitled “Tysadco Partners Transaction” for a description of the Tysadco Purchase Agreement and the section entitled “Selling Stockholder” for additional information regarding Tysadco Partners. The prices at which Tysadco Partners may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
The Selling Stockholder may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholder may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution.” The Selling Stockholder will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.
The Selling Stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.
Our common stock is listed on the NYSE AMERICAN LLC under the symbol “LODE.” The last reported price of our common stock on the NYSE AMERICAN LLC on July 7, 2022 was $0.63 per share. The aggregate market value of our outstanding voting common stock held by non-affiliates, based upon a closing sale price of our common stock on July 7, 2022 was $42,167,015.
We will receive proceeds from the sale of the shares being registered in this offering. See “Use of Proceeds” for more information about how we will use the proceeds from this offering.
Investing in our securities involves risks that are referenced in the “Risk Factors” section, at page 7, of this prospectus and are set forth in our periodic reports filed with the Securities and Exchange Commission.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is July 8, 2022

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ABOUT THIS PROSPECTUS
This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by us with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. With regard to any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.
Neither we nor the Selling Stockholder has authorized anyone to provide you with information or make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take any responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: neither we nor the Selling Stockholder has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

INDUSTRY AND MARKET DATA
We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, and publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications, and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.
TRADEMARKS
We own or have rights to use various trademarks, service marks, and trade names that we use in connection with the operation of our business. We use our trademarks and related design marks in this prospectus. This prospectus may also contain trademarks, service marks, and tradenames of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names, or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus may appear without the ®,TM, or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable owner of these trademarks, service marks and trade names.
PROSPECTUS SUMMARY
This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere or incorporated by reference in this prospectus, including financial statements and the related notes. You should carefully consider, among other things, the matters discussed under “Risks Factors” in the 2021 Form 10-K, the Form 10-Qs and in other documents that we subsequently file with the Commission that are incorporated by reference herein.
The Company innovates technologies that contribute to global decarbonization and circularity by efficiently converting supplies of unused and under-utilized natural resources into renewable fuels and electrification products. The Company intends to achieve growth and financial, natural, and social gains by building, owning and operating a fleet of advanced carbon neutral extraction and refining facilities, by selling an array of complimentary process solutions and related services, and by licensing selected technologies to qualified strategic partners.
Our strategic plan is based on innovating and using our technologies and the renewable energy products that they enable to reduce reliance on long cycle fossil fuels, to shift to and maximize throughput of short cycle fuels, and to lead and support the adoption and growth of a highly profitable, balanced worldwide short cycle ecosystem that continuously offsets, recycles, and contributes to neutralizing global carbon emissions by rapidly growing and replenishing vast quantities of feedstock for renewable circular fuels. We also make strategic investments that contribute to our mission of enabling systemic decarbonization and support our vision of a net zero carbon world.
Comstock historically focused on natural resource exploration, development, and production, with an emphasis on mining gold and silver resources from its extensive contiguous property holdings in the historic Comstock and Silver City mining districts in Nevada. During 2021 and 2022, we completed a series of transactions that were designed to build on our competencies and position us to address and capitalize on the global transition to clean energy. Those transactions primarily included (i) our strategic acquisitions of 100% of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation), 100% of Comstock Engineering Corporation (F/K/A Renewable Process Solutions, Inc.), 100% of MANA Corporation, and 90% of LINICO Corporation, (ii) our acquisition of intellectual property assets from FLUX Photon Corporation, (iii) our purchase of 48.19% of Quantum Generative Materials LLC and (i) our optioning for sale of Comstock Mining LLC, the owner of our Lucerne resource area in Storey County, Nevada, and related permits. Collectively, these transactions added the management, employees, facilities, intellectual properties, and other assets we needed to restructure and transform our Company and business into an emerging leader in the innovation and sustainable production of renewable energy products, including cellulosic fuels and electrification metals.
In light of the Company’s recent transformation, the Company changed its name to “Comstock Inc.” on May 26, 2022.
Corporate Information
The Company’s executive offices are located at 117 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstock.inc. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS
Certain statements contained or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements but are not the exclusive means of doing so. Forward-looking statements include statements about matters such as: future market conditions; future explorations or acquisitions; future changes in our research, development and exploration activities; future prices and sales of, and demand for, our products and services; land entitlements and uses; permits; production capacity and operations; operating and overhead costs; future capital expenditures and their impact on us; operational and management changes (including changes in the Board of Directors); changes in business strategies, planning and tactics; future employment and contributions of personnel, including consultants; future land sales; investments, acquisitions, joint ventures, strategic alliances, business combinations, operational, tax, financial and restructuring initiatives, including the nature, timing and accounting for restructuring charges, derivative assets and liabilities and the impact thereof; contingencies; litigation, administrative or arbitration proceedings; environmental compliance and changes in the regulatory environment; offerings, limitations on sales or offering of equity or debt securities, including asset sales and associated costs; business opportunities, growth rates, future working capital needs, revenues, variable costs, throughput rates, operating expenses, debt levels, cash flows, margins, taxes and earnings.
These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties, many of which are unforeseeable and beyond our control and could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in this report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and the following: adverse effects of climate changes or natural disasters; adverse effects of global or regional pandemic disease spread or other crises; global economic and capital market uncertainties; the speculative nature of gold, silver or other mineral exploration, mercury remediation, and, lithium, nickel and cobalt recycling, including risks of diminishing quantities or grades of qualified resources; operational or technical difficulties in connection with exploration or mercury remediation, metal recycling, processing or mining activities; costs, hazards and uncertainties associated with precious metal based activities, including environmentally friendly and economically enhancing clean mining and processing technologies, precious metal exploration, resource development, economic feasibility assessment and cash generating mineral production; costs, hazards and uncertainties associated with mercury remediation, metal recycling, processing or mining activities; contests over our title to properties; potential dilution to our stockholders from our stock issuances, recapitalization and balance sheet restructuring activities; potential inability to comply with applicable government regulations or law; adoption of or changes in legislation or regulations adversely affecting our businesses; permitting constraints or delays; ability to achieve the benefits of business opportunities that may be presented to, or pursued by, us, including those involving battery technology, mercury remediation technology and efficacy, quantum computing and advanced materials development, and development of cellulosic technology in bio-fuels and related carbon-based material production; ability to successfully identify, finance, complete and integrate acquisitions, joint ventures, strategic alliances, business combinations, asset sales, and investments that we may be party to in the future; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to capital constraints; equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, zinc, lithium, nickel, cobalt, cyanide, water, diesel, gasoline and alternative fuels and electricity); adverse effects of war, mass shooting, terrorism and geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies, equipment and raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to satisfy debt and lease obligations; potential inability to maintain an effective system of internal controls over financial reporting; changes in generally accepted accounting principles; potential inability or failure to timely file periodic reports with the Securities and Exchange Commission; potential inability to list our securities on any securities exchange or market or maintain the listing of our securities; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows, or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as may be required by securities or other law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

THE OFFERING

Common Stock Being Offered by the Selling Stockholder
Up to 11,187,363 shares (assuming an average purchase price per share of approximately $0.89) of common stock that may be issued and sold to Tysadco Partners pursuant to the Tysadco Purchase Agreement described below.

Shares of Common Stock Outstanding Prior to the Offering	77,492,049 shares of our common stock (as of July 8, 2022), including the issuance of 3,505,494 restricted shares to Tysadco Partners.

Shares of Common Stock Outstanding Immediately Following this Offering
88,679,412 shares of our common stock and assuming the issuance of 11,187,363 shares (assuming an average purchase price per share of approximately $0.89) of common stock to Tysadco Partners pursuant to the Tysadco Purchase Agreement described below of all of the shares that are being offered by this prospectus).

Use of Proceeds
Tysadco Partners will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Stockholder. However, we may receive in the aggregate gross proceeds of up to $10 million from the sale of our common stock to Tysadco Partners pursuant to the Tysadco Purchase Agreement described below. Any proceeds from Tysadco Partners that we receive under the Tysadco Purchase Agreement are expected to be used as described below.

We estimate our net proceeds from this Offering, after deducting expenses payable by us at closing of approximately $550,000, will be approximately $9,450,000.

We intend to use the net proceeds from this Offering (i) in connection with the engineering, development, manufacture, assembly, and commercialization of decarbonization technological solutions; (ii) to finance capital expenditures, including without limitation, the acquisition and/or expansion of facilities, engineering costs, research and development, and acquisition of equipment and (iii) for general corporate purposes, including, without limitation, for working capital purposes. See the section titled “ Use of Proceeds” for additional information.

Stock Symbol	We are currently listed on the NYSE AMERICAN LLC, under the symbol “LODE.”

Risk Factors
An investment in our common stock is highly speculative and involves a high degree of risk. Please see “Risk Factors” starting on page 7 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Dividend Policy	We do not currently anticipate paying dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our board of directors (the “Board”) and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends, and other considerations that our Board deems relevant. See “Dividend Policy.”

Voting Rights	Shares of our Common Stock are entitled to one vote per share.

Tysadco Purchase Agreement
On June 21, 2022, we entered into a purchase agreement (the “Tysadco Purchase Agreement”) with Tysadco Partners. Under the Tysadco Purchase Agreement, we sold 3,076,923 restricted common to Tysadco Partners in exchange for a purchase price of $2,000,000 and we also have the right to sell Tysadco Partners up to $10,000,000 in shares of common stock, subject to certain limitations and conditions set forth in the Tysadco Purchase Agreement. As consideration for Tysadco Partner’s commitment to purchase shares of common stock pursuant to the Tysadco Purchase Agreement, we issued to Tysadco Partners 428,571 restricted shares of common stock, or the Commitment Shares. We did not receive any cash proceeds from the issuance of such shares. See “The Tysadco Purchase Agreement” for additional information regarding the terms of the Tysadco Purchase Agreement that we entered into with Tysadco Partners.

We do not know what the purchase price for our common stock will be and therefore cannot be certain as to the exact number of shares we might issue to Tysadco Partners under the Tysadco Purchase Agreement after the date of this prospectus, however, that number cannot exceed 11,187,363 common shares.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to the 2021 Form 10-K or periodic reports we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.
Risks Relating to the Company’s Common Stock and this Offering
The Company may issue additional common stock or other equity securities in the future that could dilute the ownership interest of existing shareholders.
The Company is currently authorized to issue 245,000,000 shares of common stock, of which 77,492,049 shares were issued and outstanding as of July 7, 2022, respectively, and 50,000,000 shares of preferred stock, of which no Preferred Shares are issued or outstanding as of July 7, 2022. To maintain its capital at desired levels or to fund future growth, the Board may decide from time to time to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. The sale of these securities may significantly dilute stockholders’ ownership interest and the market price of the common stock. New investors in other equity securities issued by the Company in the future may also have rights, preferences and privileges senior to the Company’s current stockholders that may adversely impact its current stockholders.
You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.
If the price per share of our common stock is offered at price that is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. The net tangible book value of our common stock on March 31, 2022, was approximately $0.69 per share. Purchasing our common stock at a purchase price in excess of the net tangible book value per share, will result in you suffering an immediate and substantial dilution. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.
If we are unable to maintain the listing standards of the NYSE American LLC, our common stock may be delisted, which may have a material adverse effect on the liquidity and value of our common stock.
Our common stock is traded on the NYSE American LLC. To maintain our listing on the NYSE American LLC, we must meet certain financial and liquidity criteria. The market price of our common stock has been and may continue to be subject to significant fluctuation as a result of periodic variations in our revenues and results of operations. If we fail to meet any of the NYSE American LLC’s listing standards, we may be delisted. In the event of delisting, trading of our common stock would most likely be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities, which could have a material adverse effect on the market liquidity and value of our common stock.
We will have broad discretion in how we use the proceeds from the sale of shares to Tysadco, and we may use the proceeds in ways in which you and other stockholders may disagree.
We intend to use the net proceeds from the sale of shares to Tysadco for strategic development programs, working capital and other general corporate purposes. See the section entitled “Use of Proceeds.” Our management will have broad discretion in the application of the proceeds from such sales and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.
The price of our common stock has and may continue to fluctuate significantly, which could negatively affect the Company and holders of our common stock.
The market price of our common shares is subject to volatility, has fluctuated, and may continue to fluctuate significantly due to, among other things, changes in market sentiment regarding our operations, financial results or business prospects, the mining, metals, recycling or environmental remediation industries generally, coordinated trading activities, large derivative positions or the macroeconomic outlook. The price of our common stock has been, and may continue to be, highly volatile in response to our recent transactions. Certain events or changes in the market or our industries generally are beyond our control. In addition to the other risk factors contained or incorporated by reference herein, factors that could impact our trading price include:
•our actual or anticipated operating and financial results, including how those results vary from the expectations of management, securities analysts and investors;
•changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other industry participants;
•failure to declare dividends on our common stock from time to time;
•reports in the press, the financial services industry or the investment community relating to our reputation;
•developments in our business or operations or our industry sectors generally
•any future offerings by us of our common stock;
•any coordinated trading activities or large derivative positions in our common stock, for example, a short squeeze, which occurs when a number of investors take a short position in a stock and have to buy the borrowed securities to close out the position at a time that other short sellers of the same security also want to close out their positions, resulting in surges in stock prices when demand is greater than supply;
•legislative or regulatory changes affecting our industry generally or our business and operations specifically;
•the operating and stock price performance of companies that investors consider to be comparable to us;
•announcements of strategic developments, acquisitions, restructurings, dispositions, financings and other material events by us or our competitors;
•expectations of (or actual) equity dilution, including the actual or expected dilution to various financial measures, including earnings per share, that may be caused by this offering;
•actions by our current shareholders, including future sales of common shares by existing shareholders, including our directors and executive officers;
•proposed or final regulatory changes or developments;
•anticipated or pending regulatory investigations, proceedings, or litigation that may involve or affect us; and
•other changes in U.S. or global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity prices, credit or asset valuations or volatility.
We may not be able to access the full amounts available under the Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business.
We intend to rely on the Tysadco Purchase Agreement for our near-term capital needs. We may direct Selling Stockholder to purchase up to $10 million of shares of our common stock over a 24-month period, commencing upon the satisfaction of certain conditions, including that the registration statement of which this prospectus is a part is declared effective by the SEC. Thereafter, on any trading day selected by us, we may sell shares of common stock to Selling Stockholder in an amount equal to the lesser of $2,000,000 or 500% of the average shares traded for the 10 days prior to the request date, with a minimum request of $25,000. The purchase price shall be 90% of the VWAP on the date the request. In addition, Garden State Securities (the “Placement Agent”) shall be entitled to a commission, payable in cash, equal to 5% of the purchase price payable by Tysadco to the Company pursuant to the Tysadco Purchase Agreement.
In addition, Selling Stockholder will not be required to purchase any shares of our common stock if such sale would result in its beneficial ownership exceeding 9.99% of the then outstanding shares of our common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.
The sale or issuance of our common stock to Selling Stockholder may cause dilution and the sale of the shares of common stock acquired by Selling Stockholder, or the perception that such sales may occur, could cause the price of our common stock to fall.
Upon the execution of the Purchase Agreement, we issued 428,571 Commitment Shares to Selling Stockholder in consideration for its commitment to purchase shares of our common stock under the Purchase Agreement. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Selling Stockholder at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement of which this prospectus is a part and that such registration statement remains effective. The purchase price for the shares that we may sell to Selling Stockholder under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.
We generally have the right to control the timing and amount of any future sales of our shares to Selling Stockholder. Additional sales of our common stock, if any, to Selling Stockholder will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Selling Stockholder all, some, or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Selling Stockholder, after Selling Stockholder has acquired the shares, Selling Stockholder may resell all or some of those shares at any time or from time to time in its discretion. Therefore, sales to Selling Stockholder by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales.
Subject to certain limitations in the Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to the Selling Stockholder at any time throughout the term of the Purchase Agreement. The actual number of shares that are sold to the Selling Stockholder may depend based on a number of factors, including the market price of the common stock during the sales period. Actual gross proceeds will be less than $10 million, which may impact our future liquidity. Because the price per share of each share sold to the Selling Stockholder will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales.
Investors who buy shares at different times will likely pay different prices.
Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the sale of our common stock pursuant to the terms of the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. Similarly, the Selling Stockholder may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of sales made by us in future transactions to Selling Stockholder at prices lower than the prices they paid.

THE TYSADCO TRANSACTION
General
On June 21, 2022, we entered into the Tysadco Purchase Agreement with Tysadco Partners, pursuant to which Tysadco Partners purchased 3,076,923 restricted shares for $2 million and agreed to purchase from us up to $10 million of our common stock (subject to certain limitations) from time to time during the term of the Tysadco Purchase Agreement. Pursuant to the terms of the Tysadco Purchase Agreement, we issued 428,571 commitment shares (the “Commitment Shares”) to Tysadco Partners as consideration for its commitment to purchase shares of our common stock under the Tysadco Purchase Agreement. Neither the Commitment Shares nor the 3,076,923 restricted common shares issued under the Tysadco Purchase Agreement are being registered for resale pursuant to the registration statement of which this prospectus is a part.
We may, from time to time and at our sole discretion, direct Tysadco Partners to purchase shares of our common stock upon the satisfaction of certain conditions set forth in the Tysadco Purchase Agreement at a purchase price per share based on a discount to the market price of our common stock at the time of sale as computed under the Tysadco Purchase Agreement. Tysadco Partners may not assign or transfer its rights and obligations under the Tysadco Purchase Agreement.
The Tysadco Purchase Agreement prohibits us from directing Tysadco Partners to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Tysadco Partners, would result in Tysadco Partners and its affiliates exceeding 9.99% of our then outstanding equity.
Purchase of Shares under the Tysadco Purchase Agreement
Under the Tysadco Purchase Agreement, on any business day selected by us, we may direct Tysadco Partners to purchase the lesser of $2,000,000 or 500% of the average shares traded for the 10 days prior to the closing request date, with a minimum request of $25,000. The per share purchase price will be a equal to 90% of the VWAP on the date the request. In addition, the Placement Agent shall be entitled to a commission, payable in cash, equal to 5% of the purchase price payable by Tysadco to the Company pursuant to the Tysadco Purchase Agreement. As consideration for Tysadco Partner’s commitment to purchase shares of common stock pursuant to the Tysadco Purchase Agreement, we issued to Tysadco Partners 428,571 restricted shares of common stock.
Other than as described above, there are no trading volume requirements or restrictions under the Tysadco Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Tysadco Partners.
Conditions to Obligations To Purchase
Tysadco Partners obligation to buy the shares of common stock is subject to certain conditions being met which include, among others, the following:
•The Commitment Shares having been issued;
•This registration statement having been declared effective;
•No Event of Default having occurred; and
•The representations and warranties in the transaction documents being true and correct in all material respects.
Our Termination Rights
We have the unconditional right, at any time following the Commencement Date (as defined in the Tysadco Purchase Agreement), for any reason and without any payment or liability to us, to give notice to Tysadco Partners to terminate the Tysadco Purchase Agreement.

No Short-Selling or Hedging by Tysadco Partners
Tysadco Partners has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Tysadco Purchase Agreement.
The foregoing description of the Tysadco Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement filed as Exhibit 10.1 to this registration statement.
Effect of Performance of the Tysadco Purchase Agreement on our Stockholders
All shares registered in this offering that have been or may be issued or sold by us to Tysadco Partners under the Tysadco Purchase Agreement are expected to be freely tradable. Shares registered in this offering may be sold by us to Tysadco Partners over a period of up to 24 months commencing on the date of this registration statement of which this prospectus is a part becomes effective. The resale by Tysadco Partners of a significant amount of shares registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Tysadco Partners, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tysadco Partners all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Tysadco Purchase Agreement. If and when we do sell shares to Tysadco Partners, after Tysadco Partners has acquired the shares, Tysadco Partners may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Tysadco Partners by us under the Tysadco Purchase Agreement in addition to the issuance of the 428,571 Commitment Shares and 3,076,923 restricted common shares issued pursuant the Tysadco Purchase Agreement, may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Tysadco Partners under the Tysadco Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Tysadco Partners may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
However, we have the right to control the timing and amount of any additional sales of our shares to Tysadco Partners and the Tysadco Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.
Pursuant to the terms of the Tysadco Purchase Agreement, we have the right, but not the obligation and subject to certain limitations, to direct Tysadco Partners to purchase up to $10 million of our common stock. We are registering what could be all the shares issuable under the Tysadco Purchase Agreement; however, since the number of shares we may sell cannot be determined at this time, we may have registered only a portion of the shares issuable under the Tysadco Purchase Agreement and, therefore, we may seek to issue and sell to Tysadco Partners under the Tysadco Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale under this prospectus is dependent upon the number of shares we direct Tysadco Partners to purchase under the Tysadco Purchase Agreement.

SELLING STOCKHOLDER
This prospectus relates to the possible resale by the Selling Stockholder, Tysadco Partners, of shares of common stock that may be issued to Tysadco Partners pursuant to the Tysadco Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Tysadco Purchase Agreement, in which we agreed to register the offer and sales by Tysadco Partners of certain shares of common stock that may be issued to Tysadco Partners under the Tysadco Purchase Agreement.
Tysadco Partners, as the Selling Stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we may sell to Tysadco Partners under the Tysadco Purchase Agreement. The Selling Stockholder may sell some, all or none of its shares. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.
The shares beneficially owned after the offering assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus. However, because the Selling Stockholder may sell all or some or none of the shares under this prospectus or another permitted manner, we cannot assure you that the actual number of shares that will be sold by the Selling Stockholder or that will be held by the Selling Stockholder after completion of any sales. We do not know how long the Selling Stockholder will hold the shares before selling them.
The Selling Stockholder may sell all, some or none of the shares in this offering. See “Plan of Distribution.”
The following table presents information regarding the Selling Stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholder and reflects its holdings as of July 7, 2022. Neither Tysadco Partners nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates other than, the Tysadco Purchase Agreement, pursuant to which we agreed to issue Tysadco Partners 3,505,494 restricted common shares that are set forth below and not being registered pursuant to this Registration Statement.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement	Shares Beneficially Owned After this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
Tysadco Partners, LLC (1)	3,505,494(2)	4.5%(3)	11,187,363	3,505,494(4)	4.0%(4)
_________________
(1)Jeffrey Hart, the Managing Member of Tysadco Partners, LLC, is deemed to be beneficial owner of all of the shares of common stock owned by Tysadco Partners, LLC. Mr. Hart has sole voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Tysadco Purchase Agreement. Tysadco Partners is not a licensed broker-dealer or an affiliate of a licensed broker-dealer. The address of Tysadco Partners is 210 West 77th Street, New York, New York 10024
(2)Represents (a) 3,076,923 shares of restricted common stock issued to Tysadco Partners pursuant to the terms of the Tysadco Purchase Agreement for $2,000,000 and (b) 428,571 shares issued to Tysadco Partners as Commitment Shares for this Offering under the Tysadco Purchase Agreement.
(3)Based on 77,492,049 outstanding shares of our common stock issued and outstanding as of July 7, 2022.
(4)Calculated assuming sale of 11,187,363 shares (assuming an average purchase price per share of approximately $0.89) sold by Tysadco in the offering. Although the Tysadco Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Tysadco Partners in addition to the 428,571 Commitment Shares issued to Tysadco Partners, only 11,187,363 shares (assuming an average purchase price per share of approximately $0.89) of our common stock are being offered under this prospectus that have been or may be sold by us to Tysadco Partners at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Tysadco Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The number of shares ultimately offered for resale by Tysadco Partners is dependent upon the number of shares we actually sell to Tysadco Partners under the Tysadco Purchase Agreement.

PLAN OF DISTRIBUTION
An aggregate of up to 11,187,363 shares (assuming an average purchase price per share of approximately $0.89) of our common stock may be offered by this prospectus by Tysadco Partners pursuant to the Tysadco Purchase Agreement. The common stock may be sold or distributed from time to time by Tysadco Partners directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be affected in one or more of the following methods:
•ordinary brokers’ transactions;
•transactions involving cross or block trades
•through brokers, dealers, or underwriters who may act solely as agents;
•at the market” into an existing market for the common stock;
•in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•in privately negotiated transactions; or
•any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Tysadco Partners is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Tysadco Partners has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Tysadco Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Tysadco Partners has informed us that each such broker-dealer will receive commissions from Tysadco Partners that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from Tysadco Partners and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Tysadco Partners can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Tysadco Partners or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Tysadco Partners and any other required information.
We will pay the expenses incident to the registration, offering, and sale of the shares to Tysadco Partners. We have agreed to indemnify Tysadco Partners and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Tysadco Partners has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tysadco Partners specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Tysadco Partners has represented to us that at no time prior to the Tysadco Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Tysadco Partners has agreed that during the term of the Tysadco Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised Tysadco Partners that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Tysadco Partners, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

DIVIDEND POLICY
We have never declared nor paid any cash dividends on our common stock, and currently intend to retain all of our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

USE OF PROCEEDS
Except as may be described otherwise in any supplemental disclosure or free writing prospectus, we will use the net proceeds of approximately $9,450,000 from the sale by us of shares to Tysadco for (i) engineering, development, manufacture, assembly, and commercialization of decarbonization technological solutions; (ii) to finance capital expenditures, including without limitation, the acquisition and/or expansion of facilities, engineering costs, research and development, and acquisition of equipment and (iii) for general corporate purposes, including, without limitation, for working capital purposes.

MARKET PRICE FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
a) Market Information.
Our shares of common stock are traded on the NYSE AMERICAN LLC under the symbol “LODE.” On July 6, 2022, the closing sales price for one share of common stock was $0.63.
The following table sets forth for the indicated periods the high and low intra-day sales price per share for our common stock for the four quarters of 2020, the four quarters of 2021 and as of May 26, 2022.

	High	Low
2020: First Quarter	$0.85	$0.33
2020: Second Quarter	$1.10	$0.35
2020: Third Quarter	$2.12	$0.57
2020: Fourth Quarter	$1.30	$0.93

2021: First Quarter	$9.89	$1.03
2021: Second Quarter	$4.99	$2.92
2021: Third Quarter	$3.71	$2.52
2021: Fourth Quarter	$2.66	$1.24

2022: First Quarter	$2.12	$1.25
2022: Second Quarter	$1.89	$0.61
Penny Stock
The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.
The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account.
In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, shareholders may have difficulty selling our securities.
(b) Holders.
As of July 8, 2022, there were 506 record holders of 77,492,049 shares of the Company’s common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Equiniti.
(c) Dividends.
We have never declared nor paid any cash dividends on our common stock, and currently intend to retain all of our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

CAPITALIZATION
The following table sets forth our actual cash and cash equivalents and our capitalization as of March 31, 2022, and as adjusted to give effect to the sale of the shares offered hereby and the use of proceeds, as described in the section titled “Use of Proceeds” above.
The pro forma information set forth in the table below is illustrative only and will be adjusted based on the assumed public offering price and other terms of this offering determined at pricing.
You should read this information in conjunction with “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the period ended March 31, 2022.

	As of March 31, 2022
	Actual (Unaudited)	Pro forma**
CASH AND CASH EQUIVALENTS:	$2,249,007	$13,699,007

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.000666 per share; 50,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2022	—	—
Common stock, par value $0.000666 per share, 158,000,000 shares authorized*, 67,707,832 shares issued and outstanding as of March 31, 2022	44,853	54,677
Additional paid-in capital	333,867,761	345,307,938
Treasury stock 2,998,515 shares, at cost, at March 31, 2022	(3,868,084)	(3,868,084)
Accumulated deficit	(251,921,243)	(251,921,243)
Non-controlling interest	3,731,532	3,731,532
Total stockholders’ equity	$81,854,819	$93,304,820
_________________
*An increase in the authorized common shares to 245,000,000 was approved on May 26, 2022.
**    Adjusted to give effect to the issuance of 3,505,494 restricted shares to Tysadco Partners and assuming the issuance of 11,187,363 shares (assuming an average purchase price per share of approximately $0.89) of common stock to Tysadco Partners pursuant to the Tysadco Purchase Agreement, in addition to 57,143 restricted shares issued to the Placement Agent in connection with such sale.

DILUTION
Investors in shares of our common stock offered in this offering will experience an immediate dilution in the net tangible book value of their common stock from the public offering price of the common stock. The net tangible book value of our common stock as of March 31, 2022, was approximately $46.4 million, or approximately $0.69 per share of common stock. Net tangible book value per share of our common stock is calculated by subtracting our total liabilities from our total tangible assets (which is equal to total assets less intangible assets) and dividing this amount by the number of shares of common stock outstanding as of such date.
Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock included in this offering after giving effect to this offering. Any sale of our common stock in this offering at a price per share greater than the net tangible book value per share will result in (after giving effect to such sale and deducting discounts, commissions estimated offering expenses payable by us) an increase in our as adjusted net tangible book value per share of common stock with respect to our existing stockholders and an immediate and substantial dilution in net tangible book value per share of common stock to new investors purchasing shares in this offering.

DESCRIPTION OF COMMON STOCK
The information appearing under “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A, is hereby incorporated by reference. The Company currently has 77,492,049 shares of Common Stock issued and outstanding.
VALIDITY OF THE SECURITIES
The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by McDonald Carano LLP, Reno, Nevada.
EXPERTS
The consolidated financial statements included in this Registration Statement for the two years ended December 31, 2021, and December 31, 2020, respectively, have been audited by Assure CPA, LLC, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.
We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates.
We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstock.inc. The information contained on our web site is not part of this prospectus or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in this prospectus and registration statement:
We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and registration statement:
(a)Our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 28, 2022 (the “2021 Form 10-K”);
(b)Our quarterly report on Form 10-Q for the quarter year ended March 31, 2022, filed with the Commission on May 2, 2022 (the “Form 10-Q”);
(c)Our current reports on Form 8-K filed with the Commission on January 5, 2022, January 24, 2022, March 3, 2022, April 18, 2022, May 23, 2022, June 2, 2022, June 27, 2022 and;
(d)The description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).
All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.
Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.
We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:
Comstock Inc.
P.O. Box 1118
Virginia City, Nevada 89440
Attention: Investor Relations
Telephone: (775) 847-5272

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Comstock Mining Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Comstock Mining Inc. (“the Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
Business Combinations and Asset Acquisition– Refer to Notes 2 and 15 to the consolidated financial statements
Critical Audit Matter Description
The Company had various business combinations and an asset acquisition transaction in 2021. The purchase price associated with these transactions was allocated to the assets acquired and liabilities assumed, in each case based on estimates of their respective fair values at the acquisition dates. Assets acquired included developed technology intangible assets totaling approximately $18.3 million. In addition, consideration paid in certain of the acquisitions included shares of the Company’s common stock that contained provisions restricting the holder’s ability to transfer or sell the shares for a period of time. Such shares had an estimated fair value on the acquisition dates totaling approximately $31.0 million.
Fair values of the developed technologies and restricted shares were estimated by the Company with the assistance of its third-party specialists. Management exercised significant judgment to select the valuation methods; to select appropriate inputs and metrics; and to develop assumptions used in the measurement of the fair value. Certain assumptions were forward-looking and could be affected by future economic and market conditions.

We identified the assessment of the acquisition-date fair value of developed technologies and restricted stock as a critical audit matter. The principal considerations for our determination included the use of the following: (i) significant assumptions, (ii) significant unobservable inputs, and (iii) the use of valuation models. Auditing these elements involved especially subjective auditor judgment due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed. The revenue growth rates and the discount rate used to determine the fair value of the developed technologies were challenging to evaluate as there was limited observable market information and minor changes to those assumptions could have a significant effect on the acquisition-date fair value of the intangible asset.
How the Critical Audit Matter was Addressed in the Audit
We performed to following to address the critical audit matter:
a.Obtained an understanding of management’s process related to the determination of the fair value of acquired intangible assets and restricted stock issued, including the related revenue growth rates and the discount rates.
b.With the assistance of third-party valuation specialists, we:
i.tested the completeness, accuracy and relevance of underlying data used in the analysis;
ii.assessed the reasonableness of significant underlying assumptions which included: (i) comparing to historical information and available market data and (ii) comparing prospective financial information to current industry trends;
iii.assessed the appropriateness of various valuation models utilized by management to determine the fair values of the assets acquired; and
iv.performed sensitivity analyses around significant assumptions that affect projected cash flows.

/s/Assure CPA, LLC

Spokane, Washington
March 28, 2022
We have served as the Company’s auditor since 2020.

COMSTOCK MINING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2021 AND 2020

	12/31/21	12/31/20
ASSETS

Current Assets:
Cash and cash equivalents	$5,912,188	$2,431,944
Assets held for sale	—	6,328,338
Investments in equity securities	925,819	3,979,723
Notes receivable and advances, net - current portion	4,964,545	7,148,500
Derivative assets	342,000	265,127
Deposits, current portion	347,454	145,600
Prepaid expenses and other current assets	1,336,983	535,478
Total current assets	13,828,989	20,834,710

Investments	25,850,879	3,272,597
Mineral rights and properties	6,669,111	6,597,644
Properties, plant and equipment, net	14,563,672	8,624,700
Reclamation bond deposit	2,695,944	2,695,704
Retirement obligation asset	—	57,963
Notes receivable and advances, net	8,853,841	860,940
Intangible assets, net	23,175,301	—
Goodwill	12,788,671	—
Finance lease - right of use asset, net	15,033,000	—
Deposits	3,219,607	—
Other assets	275,617	179,304
Total noncurrent assets	113,125,643	22,288,852

TOTAL ASSETS	$126,954,632	$43,123,562

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$633,223	$313,772
Accrued expenses and other liabilities	939,443	534,947
Deposits	420,183	419,266
Derivative liabilities	8,873,162	—
Finance lease - right of use lease liability	13,043,499	—
Debt	—	3,557,705
Total current liabilities	23,909,510	4,825,690

Long-term Liabilities:
Reclamation liability	5,445,672	6,054,919
Debt, net	4,486,256	—
Other liabilities	142,672	463,747
Total long-term liabilities	10,074,600	6,518,666

Total liabilities	33,984,110	11,344,356

COMMITMENTS AND CONTINGENCIES

Stockholders' Equity
Preferred Stock $.000666 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $.000666 par value, 158,000,000 shares authorized, 71,207,832 and 34,980,766 shares issued and outstanding at December 31, 2021 and 2020, respectively	47,065	22,937
Treasury stock	(3,870,000)	—
Additional paid-in capital	338,936,145	252,715,337
Accumulated deficit	(245,542,688)	(220,959,068)
Total equity	89,570,522	31,779,206
Non-controlling interest	3,400,000	—
Total stockholders' equity - Comstock Mining Inc.	92,970,522	31,779,206
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$126,954,632	$43,123,562
The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

COMSTOCK MINING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	12/31/21	12/31/20

Revenue	$862,165	$201,700

Cost of goods sold	272,082	51,890
Gross profit	590,083	149,810

Operating expenses:
Selling, general and administrative expenses	5,546,767	4,401,633
Research and development	414,751	—
Depreciation and amortization	1,034,486	1,222,438
Total operating expenses	6,996,004	5,624,071

Loss from operations	(6,405,921)	(5,474,261)

Other Income (Expense)
Gain (loss) on investments	(2,244,951)	3,152,702
Gain on sale of membership interests in Comstock Mining, LLC	—	18,275,846
Change in estimated fair value of contingent forward asset	—	765,880
Interest expense	(168,881)	(421,887)
Interest income	1,017,947	473,681
Change in fair value of derivative instruments	(13,155,946)	427,838
Impairment of goodwill and intangible assets	(6,394,610)	—
Other income (expense)	(2,979,363)	(2,267,829)
Total other income (expense), net	(23,925,804)	20,406,231

Net income (loss) before deferred income tax benefit	(30,331,725)	14,931,970

Deferred income tax benefit	5,748,105	—

Net income (loss)	$(24,583,620)	$14,931,970

Weighted average common shares outstanding, basic	50,417,979	30,526,895
Weighted average common shares outstanding, diluted	50,417,979	30,561,168

Earnings per Share - Basic:
Net income (loss) per share - basic	$(0.49)	$0.49

Earnings per Share - Diluted:
Net income (loss) per share - diluted	$(0.49)	$0.49
The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

COMSTOCK MINING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	Preferred Stock		Common Stock		Additional	Accumulated	Treasury Stock	Non-Controlling
	Shares	Amount	Shares	Amount	Paid in Capital	Deficit	Amount	Interest	Total
BALANCE - December 31, 2019	—	$—	27,236,489	$18,139	$259,095,152	$(235,890,272)	—	$269,541	$23,492,560
Issuance of common stock for cash			5,747,608	3,828	4,193,794				4,197,622
Non-cash issuance of common stock			173,611	116	124,884				125,000
Common stock issuance costs					(255,070)				(255,070)
Initial value of contingent forward					1,232,952				1,232,952
Sale of membership interests in Comstock Mining LLC					7,237,184			44,313	7,281,497
Deposit for investment in Mercury Clean Up, LLC			625,000	416	314,271				314,687
Director compensation			315,000	210	176,190				176,400
Investment in Pelen LLC					585,000				585,000
Employee and director share-based compensation					27,849				27,849
Payment to Northern Comstock LLC for mineral rights			343,058	228	482,272				482,500
Deconsolidation of Comstock Mining LLC					(20,499,141)	(766)		(313,854)	(20,813,761)
Director restricted stock grants			540,000						—
Net income						14,931,970			14,931,970
BALANCE - December 31, 2020	—	$—	34,980,766	$22,937	$252,715,337	$(220,959,068)	$—	$—	$31,779,206
Issuance of common stock for cash			9,220,123	6,140	27,393,859				27,399,999
Non-cash issuance of common stock			143,787	97	499,906				500,003
Common stock issuance costs			—	—	(1,564,502)				(1,564,502)
Employee and director share-based compensation			—	—	463,986				463,986
Repurchase of employee stock options			—	—	(247,156)				(247,156)
Investment in LINICO Corporation			6,500,000	4,329	14,003,833		(3,870,000)	3,400,000	13,538,162
Acquisition of Renewable Process Solutions			1,000,000	666	2,304,140				2,304,806
Investment in GenMat			3,000,000	1,998	10,528,002				10,530,000
Acquisition of MANA Corporation			4,200,000	2,797	6,525,656				6,528,453
Payment to Northern Comstock LLC for mineral rights			163,156	109	482,391				482,500
Acquisition of Plain Sight Innovations Corporation			8,500,000	5,661	14,947,145				14,952,806
Investment in LP Biosciences LLP			3,500,000	2,331	10,812,669				10,815,000
Warrants associated with debt			—	—	70,879	—		—	70,879
Net loss						(24,583,620)			(24,583,620)
BALANCE - December 31, 2021	—	$—	71,207,832	$47,065	$338,936,145	$(245,542,688)	$(3,870,000)	$3,400,000	$92,970,522
The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

COMSTOCK MINING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	12/31/21	12/31/20
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$(24,583,620)	$14,931,970
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, amortization and depletion	522,728	1,217,217
Amortization of intangibles	569,721	—
Accretion (reduction) of reclamation liability	(609,247)	20,711
Accretion of discount on MCU Philippines, Inc. note receivable	(107,238)	(5,074)
Gain on sale of mineral rights and properties	—	(152,000)
Amortization of debt discount and other debt-related items	(38,656)	240,219
Employee and director share based compensation	463,986	204,249
Change in fair value of derivatives	13,155,946	(526,788)
Gain on sale of membership interest in Comstock Mining LLC	—	(18,275,846)
Gain (loss) on investments in securities	2,244,951	(3,152,702)
Loss from equity method investments	2,049,070	2,131
Impairment of goodwill and intangible assets	6,394,610	—
Write off LPB note receivable and deposit	576,258	—
Writedown of uncollectible receivable	300,000	—
Change in fair value of Tonogold Resources, Inc. convertible preferred shares	—	2,544,000
Non-cash Tonogold reimbursements and fees	(2,175,000)	—
Change in fair value of Tonogold Resources, Inc. note receivable	418,500	642,997
Change in fair value of contingent forward asset	—	(765,880)
Gain on final settlement of accounts payable	—	(144,473)
Deferred tax benefit	(5,748,105)	—

Changes in operating assets and liabilities:
Prepaid expenses	(717,822)	(60,501)
Deposits	479,881	—
Other assets	(85,817)	192,500
Accounts payable	(707,004)	(464,309)
Accrued expenses, other liabilities and deposits	104,456	(212,996)
Net cash used by operating activities	(7,492,402)	(3,764,575)

CASH FLOW FROM INVESTING ACTIVITIES:
Investments in LINICO Corporation	(6,025,034)	—
Investment in Quantum Generative Materials LLC	(4,250,000)	—
Investment in Plain Sight Innovations LLC	(1,875,503)	—
Investment in Mercury Clean Up, LLC	(820,000)	(413,093)
Investment in MCU Philippines, Inc.	(1,000)	(1,180,000)
Investment in Pelen LLC	—	(17,500)

	12/31/21	12/31/20
Acquisition-related costs	(224,948)	—
Payments to LP Biosciences LLC	(576,258)	—
Payments on Pelen LLC option and obligations	(100,000)	(297,943)
Advances to Sierra Springs Opportunity Fund, Inc.	(3,285,000)	(1,650,000)
Advances to Solid Carbon Products	(300,000)	—
Purchase of mineral rights and properties, plant and equipment	(78,467)	(130,750)
Proceeds from principal payment on note receivable	9,058	2,795
Proceeds from sale of mineral rights and properties, plant and equipment	—	100,000
Proceeds from Tonogold Resources, Inc. related to Comstock Mining LLC	—	240,000
Proceeds from sale of Tonogold Resources, Inc. common shares	798,313	2,944,929
Proceeds from redemption of Tonogold Resources, Inc. convertible preferred shares	—	2,616,000
Proceeds from Mercury Clean Up, LLC derivative asset settlement	762,377	—
Payments received on Tonogold Resources, Inc. note receivable	—	900,000
Deposits received on the sale of properties to Sierra Springs Opportunity Fund, Inc.	—	100,000
Down payment for Flux Photon Corporation asset acquisition	(350,000)	—
Cash acquired in acquisitions	219,217	—
Change in reclamation bond deposit	(240)	(6,742)
Net cash provided by (used) in investing activities	(16,097,485)	3,207,696

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt	(3,568,214)	(7,564,586)
Proceeds from issuance of promissory notes payable	4,550,000	5,470,000
Proceeds from the issuance of common stock	27,399,999	4,197,622
Common stock issuance costs	(1,064,498)	(130,070)
Repurchase of employee stock options	(247,156)	—
Net cash provided by financing activities	27,070,131	1,972,966

Net increase in cash	3,480,244	1,416,087
Cash at beginning of year	2,431,944	1,015,857
Cash at end of year	$5,912,188	$2,431,944
Cash paid for income taxes
Cash paid for interest	$107,499	$783,325

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$107,499	$783,325
Cash paid for income taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for acquisitions:
Renewable Process Solutions, Inc.	$2,304,806	$—
MANA Corporation	6,528,453	—
Plain Sight Innovations Corporation	14,952,806	—
LINICO Corporation	7,255,831	—
Issuance of common shares for investments:
LINICO Corporation	6,250,000	—
Quantum Generative Materials LLC	10,000,000	—
LP Biosciences LLC	4,173,000	—
Issuance of common shares for derivative assets:
LINICO Corporation	500,000	—
Quantum Generative Materials LLC	530,000	—
LP Biosciences LLC	6,642,000	—
Increase in Tonogold note receivable in exchange for non-cash reimbursements	1,812,500	—
Issuance of common shares for Northern Comstock LLC mineral rights payments	482,500	482,500
Issuance of common shares for stock issuance costs	500,002	125,000
Asset held for sale transferred to property, plant and equipment	6,328,338	—
Conversion of Tonogold convertible preferred stock to Tonogold common stock	—	3,920,000
Issuance of common shares for Mercury Clean Up, LLC make whole liability	—	314,687
Investment in Pelen LLC	—	585,000
The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

COMSTOCK MINING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
REFERENCES TO THE COMPANY
Unless context otherwise indicates, the terms we, us, our, Comstock, or the Company mean Comstock Mining Inc., and its subsidiaries on a consolidated basis.
DESCRIPTION OF THE BUSINESS
Comstock innovates technologies that contribute to global decarbonization and circularity by efficiently converting massive supplies of under-utilized natural resources into renewable fuels and electrification products that contribute to balancing global uses and emissions of carbon. We intend to use our technologies to build, own, and operate a fleet of advanced carbon neutral extraction and refining facilities, to sell of complimentary process solutions and related services, and to provide license rights to qualified strategic partners.
Our strategic plan is based on innovating and using our technologies and the renewable energy products that they enable to reduce reliance on long cycle fossil fuels, to shift to and maximize throughput of short cycle fuels, and to lead and support the adoption and growth of a highly profitable, balanced worldwide short cycle ecosystem that continuously offsets, recycles, and contributes to neutralizing global carbon emissions by rapidly growing and replenishing vast quantities of feedstock for renewable circular fuels. We also make strategic and other investments that contribute to our mission of enabling systemic decarbonization and help to realize our vision of a net zero carbon world..
Comstock historically focused on natural resource exploration, development, and production, with an emphasis on mining gold and silver resources from its extensive contiguous property holdings in the historic Comstock and Silver City mining districts in Nevada (collectively, the “Comstock Estate”). Between 2012 and 2021, we mined and processed about 2.6 million tons of mineralized material from the Comstock Mineral Estate, producing 59,515 ounces of gold and 735,252 ounces of silver. During 2020 and 2021, we completed a series of transactions that were designed to build on our competencies and position us to address and capitalize on the global transition to clean energy. Those transactions primarily included (i) our sale of Comstock Mining LLC, the owner of our Lucerne resource area in Storey County, Nevada, and related permits, (ii) our acquisitions of 100% of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation), 100% of Comstock Engineering Corporation (F/K/A Renewable Process Solutions, Inc.), 100% of MANA Corporation, and 90% of LINICO Corporation, (iii) our acquisition of intellectual property assets from FLUX Photon Corporation, and (iv) our purchase of 48.19% of Quantum Generative Materials LLC, 25% of Mercury Clean Up LLC, 50% of MCU Philippines, Inc. and 25% of Pelen Limited Liability Company. Collectively, these transactions added the management, employees, facilities, intellectual properties, and other assets we needed to restructure and transform our Company and business into an emerging leader in the innovation and sustainable production of renewable energy products, including cellulosic fuels and electrification metals. Additional information on these transactions is provided in Note 2, Acquisitions and Investments.
CONSOLIDATED FINANCIAL STATEMENTS
The Consolidated Financial Statements herein are prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include the accounts of Comstock Mining Inc. and its wholly-owned subsidiaries which include the following:
•Comstock Innovations Corporation (formerly Plain Sight Innovations Corporation) ("Comstock Innovations") since its acquisition in September 2021;
•Comstock Fuels Corporation ("Comstock Fuels");

•Comstock Metals Corporation ("Comstock Metals"), owner of 90% of LINICO Corporation since its acquisition on December 30, 2021, fully included 100% in the consolidated financial statements ;
•Comstock Engineering Corporation (formerly Renewable Process Solutions, Inc.) ("Comstock Engineering") since its acquisition in June 2021;
•Comstock IP Holdings LLC (formerly Plain Sight Innovations LLC) (“Comstock IP Holdings”), since its acquisition in September 2021;
•Comstock Royalty Holdings LLC (“CRH”);
•Comstock Exploration and Development LLC (“CED”);
•Comstock Northern Exploration LLC (“CNE”);
•Comstock Processing LLC (“CP”);
•Comstock Real Estate, Inc. ("CRE");
• Downtown Silver Springs LLC (“DTSS”);
•Comstock Industrial LLC (“CI”);and
•MANA Corporation, since its acquisition in July 2021;
All significant intercompany balances and transactions have been eliminated on a consolidated basis for reporting purposes.
SEGMENT INFORMATION
We evaluate a reporting unit by first identifying its operating segments. The chief operating decision maker ("CODM") over the segments is the Executive Management Committee. We then evaluate each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, we evaluate those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, we determine if the segments are economically similar and, if so, the operating segments are aggregated. We have the following two segments and reporting units: production and sale of renewable energy products and strategic and other investments. While sales for our renewable energy products segment have just commenced with certain engineering services sales, we organize and operate each segment as a distinct business. Our renewable energy products segment will sell biomass-derived carbon neutral oil, ethanol, gasoline, renewable diesel, jet fuel, marine fuel, and other renewable replacements for long cycle fossil derivatives, intermediates and precursors thereto, and derivatives thereof; lithium, graphite, nickel, cobalt, copper, aluminum, and other metals, as well as derivative electrification products extracted from lithium ion batteries and other residues produced throughout the electrification supply chain; an array of design, engineering, fabrication, procurement, and construction solutions; and, rights to selected technologies to qualified, third-party licensees in exchange for license and royalty fees. Our strategic and other investments segment includes all other activities, including real estate, mining and our equity method investments, which will generate gains based on the extent to which we are successful in selling or otherwise monetizing invested assets for amounts which exceed our cost basis. Each segment will likewise have a distinct cost structure with dedicated management personnel with reporting responsibility to the Company’s senior management team. The Company accumulates discrete financial information for each segment, for review as distinct operating segments, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed on a segment specific basis. Discrete financial information is available for each operating segment (See Note 20, Segment Reporting).

BUSINESS COMBINATIONS
The Company applies the acquisition method of accounting for business combinations to all acquisitions where the Company gains a controlling interest, regardless of whether consideration was exchanged. With respect to business combinations, the Company (a) recognizes and measures the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and, (c) discloses the nature and financial effects of the business combination. Accounting for acquisitions requires us to recognize, separately from goodwill, the assets acquired and the liabilities assumed at their acquisition-date fair values. Goodwill as of the acquisition date is measured as the excess of the fair value of consideration transferred and the net acquisition-date fair values of the assets acquired and liabilities assumed. While the Company uses our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, the estimates inherently are uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets, including intangible assets acquired and liabilities assumed with corresponding offsets to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired and liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations. Deferred tax liabilities (“DTLs”) created in business combinations for the difference between the historical carryover basis of assets for tax purposes and the stepped-up fair value basis for book purposes are recognized as an increase to goodwill.
ASSET ACQUISITIONS
The cost of a group of assets acquired in an asset acquisition includes the carrying amount of any previously held equity interest, the fair value of any noncontrolling interests, and the fair value of any consideration transferred at the date of acquisition. The cost is allocated to the individual assets acquired or liabilities assumed based on their relative fair values and goodwill is not recognized. If it is determined that the cost of the acquisition exceeds the fair value of the assets acquired, the difference is allocated pro rata on the basis of relative fair values to increase certain of the assets acquired. All identifiable assets, including intangible assets, are identified and recognized. DTLs created in asset acquisitions for the difference between the historical carryover basis for tax purposes and the stepped-up fair value basis for book purposes are calculated using a simultaneous equation under the gross up approach and recognized as an increase to the assets to which they relate.
VARIABLE INTEREST ENTITIES
A variable interest entity (“VIE”) refers to a legal business structure wherein an investor has a controlling interest despite not having a majority of voting rights, including when the entity invested in is thinly capitalized and its equity is not sufficient to fund its activities without additional subordinated financial support. An investor in a VIE has a controlling interest if the investor is determined to be the primary beneficiary of the VIE, defined as having the (i) power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, or (ii) obligation to absorb losses of the VIE that could potentially be significant to the VIE, or (iii) right to receive benefits from the VIE that could be significant to the VIE. The Company has investments in Quantum Generative Materials LLC (“GenMat”) and Sierra Springs Opportunity Fund, Inc. (“SSOF”), that the Company has determined to be VIEs. The Company has also determined that the Company does not have a controlling interest in any of these companies, as the Company does not meet the definition of primary beneficiary cited above. Accordingly, the accounts of these companies are not included in our Consolidated Financial Statements. The Company has an investment in Sierra Springs Opportunity Fund, Inc. (“SSOF”), of which the Company's CEO is an executive (see Note 2, Acquisitions and Investments). Management concluded that SSOF is a VIE of the Company because the Company has both operational and equity risk related to SSOF, and SSOF currently has insufficient equity at risk. Management also concluded that the Company is not the primary beneficiary of SSOF because no one individual or entity has unilateral control over significant decisions and decisions require the consent of all investors. As the Company is not the primary beneficiary, SSOF is not consolidated. At December 31, 2021 and December 31, 2020, the Company’s investment in SSOF is presented on the consolidated balance sheets as a non-current investment. At December 31, 2021, the Company’s maximum exposure to loss as a result of its involvement with SSOF is limited to its investment of $335,000 and the advances of $4,935,000.

LIQUIDITY AND CAPITAL RESOURCES
The Consolidated Financial Statements are prepared on the going concern basis of accounting that assumes the realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has had recurring net losses from operations and had an accumulated deficit of $245.5 million at December 31, 2021. For the year ended December 31, 2021, the Company recognized a net loss of $24.6 million and cash and cash equivalents increased by $3.5 million from $2.4 million at December 31, 2020 to $5.9 million at December 31, 2021. The Company intends to fund our operations over the next twelve months from (i) existing cash and cash equivalents, (ii) sales of engineering services and technology licenses (iii) the repayment of advances from SSOF, (iv) planned sales of Tonogold Resources, Inc. ("Tonogold") common shares and other Tonogold reimbursements and (v) sales of equity securities. Based on these expected funding sources, management believes the Company will have sufficient funds to sustain our operations and meet our commitments under our investment agreements during the 12 months following the date of issuance of the Consolidated Financial Statements included herein. While the Company has been successful in the past in obtaining the necessary capital to support our operations, including registered equity financings from our existing shelf registration statement, borrowings and other means, there is no assurance the Company will be able to obtain additional equity capital or other financing, if needed. Risks to our liquidity include future operating expenditures above management’s expectations, including but not limited to exploration, pre-development, research and development, selling, general and administrative, and investment related expenditures in excess of planned proceeds from the sale of Tonogold securities, repayment of advances to SSOF, the sale of the Silver Springs Properties, and amounts to be raised from the issuance of equity under our existing shelf registration statement. Declines in the market value of properties held for sale, or declines in the share price of our common stock would also adversely affect our results of operations, financial condition and cash flows. If the Company is unable to obtain any necessary additional funds, this could have an immediate material adverse effect on liquidity and raise substantial doubt about our ability to continue as a going concern. In such case, the Company could be required to limit or discontinue certain business plans, activities or operations, reduce or delay certain capital expenditures or investments, or sell certain assets or businesses. There can be no assurance that the Company would be able to take any such actions on favorable terms, in a timely manner, or at all.
USE OF ESTIMATES
In preparing GAAP financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and related income, costs, expenses, receipts and expenditures during the reported periods. Actual results could differ materially from those estimates. Estimates may pertain to:
•impairment of equity investments;
•notes receivable accounted for at fair value or amortized cost;
•discount rates on non-interest bearing notes receivable;
•derivative assets and liabilities;
•the useful lives and valuation of properties, plant and equipment;
•carrying values of assets held for sale and mineral rights;
•realization of net deferred tax assets;
•fair values of net assets acquired;
•useful lives of intangible assets;
•impairment of intangibles and goodwill;
•reclamation liabilities;

•contingent liabilities;
•revenue contract progress toward completion
•stock-based compensation;
•restricted stock.
CASH, CASH EQUIVALENTS
Cash and cash equivalents include bank deposits and highly liquid investments purchased with maturities of three months or less. Cash deposits with banks may exceed Federal Deposit Insurance Corporation insured limits. At December 31, 2021, the Company held $500,000 in an escrow account related to our investment in LPB and classified as restricted cash. This amount was written off at year-end (see Note 2, Acquisitions and Investments, and Note 22, Subsequent Events).
RECEIVABLES AND CREDIT CONCENTRATION
Accounts receivable are uncollateralized, non-interest-bearing customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Accounts receivable in excess of 90 days old are evaluated for delinquency. In addition, we consider historical bad debts and current economic trends in evaluating the allowance for doubtful accounts. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the oldest unpaid invoices. Management reviews valuation allowances on a quarterly basis.
INVESTMENTS
Investments in Debt and Equity Securities
From time to time, the Company holds investments in the form of debt securities and other instruments, and equity securities.
Investments in debt are classified as trading, available for sale or held to maturity. In certain cases we elect to record the investment under the fair value option. Upon sale of a debt security, the realized gain or loss is recognized in current earnings. At the end of each reporting period, the Company considers whether impairment indicators exist to evaluate if a debt investment security or loan is impaired and, if so, record an impairment loss (see Note 2, Acquisitions and Investments, and Note 15, Fair Value Measurements).
Investments in equity securities are generally measured at fair value. Gains and losses for equity securities resulting from changes in fair value are recognized in current earnings. If an equity security does not have a readily determinable fair value, the Company may elect to measure the security at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment in the same issuer. At the end of each reporting period, the Company reassesses whether an equity investment security without a readily determinable fair value qualifies to be measured at cost less impairment, consider whether impairment indicators exist to evaluate if an equity investment security is impaired and, if so, record an impairment loss.
Investments in Joint Ventures and Other Companies
Investments in companies and joint ventures for which the Company has the ability to exercise significant influence, but do not control, are accounted for under the equity method. Under the equity method of accounting, our share of the net earnings or losses of the investee are included in other income (expense) in the consolidated statements of operations. Upon investment, the Company assesses whether a step up in the basis of the investee's net assets has occurred and, if so, adjust our share of net earnings or losses by related depreciation and amortization expense. At the end of each reporting period, the Company considers whether impairment indicators exist to evaluate whether an equity method investment is impaired and, if so, record an impairment loss. Investments are accounted for on a one-quarter lag.
INTANGIBLE ASSETS
Purchased intangible assets represent the estimated acquisition date fair value of acquired intangible assets used in our business. Intangible assets with definite lives are amortized over their estimated useful lives. We amortize definite-lived intangible assets on a straight-line basis, generally over periods ranging from one to ten years. Costs incurred to renew or extend the life of our intangible assets are capitalized.
We review purchased intangible assets for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. We review indefinite-lived intangibles for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. We measure recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that the assets or asset group are expected to generate. If the carrying value of the assets or asset group are not recoverable, impairment is measured and recorded as the amount by which the carrying value exceeds its fair value.
GOODWILL
Goodwill represents the cost in excess of the consideration paid over the fair value of net assets acquired in a business combination. The Company allocates goodwill to reporting units based on the expected benefit from the business combination. The Company evaluates our reporting units periodically, as well as when changes in our operating segments occur. For changes in reporting units, the Company reassigns goodwill using a relative fair value allocation approach. Goodwill is tested for impairment at the reporting unit level on an annual basis, and on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company performs its annual goodwill impairment tests at December 31.
FAIR VALUE MEASUREMENTS
The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the party’s own credit risk. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:
Level 1quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded securities and exchange-based derivatives
Level 2inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges
Level 3unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded, non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models
The carrying values of the Company's reclamation bond deposits approximate its fair value. The carrying values of the Company’s long-term debt approximate their fair values based upon a comparison of the interest rate and terms of such debt to the rates and terms of debt currently available.

DERIVATIVE INSTRUMENTS
Derivative instruments are recognized as either assets or liabilities on the consolidated balance sheets at fair value. The accounting for changes in the fair value of derivative instruments depends on their intended use. Changes in the fair value of derivative instruments are recorded in current earnings. The Company evaluates and accounts for embedded derivatives in its financial instruments based on three criteria that, if met, require bifurcation of embedded derivatives from their host instruments and accounting for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not required to be re-measured at fair value and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative financial instrument, and is shown at its fair value at each balance sheet date and recorded as an asset or liability with the change in fair value recorded in current earnings.
PROPERTIES, PLANT AND EQUIPMENT
The Company records properties, plant and equipment at historical cost. The Company provides depreciation and amortization in amounts sufficient to match the cost of depreciable assets to operations over their estimated service lives or productive value. The Company capitalizes expenditures for improvements that significantly extend the useful life of an asset. When an asset is sold, the Company recognizes a gain (loss) in the consolidated statements of operations based upon the proceeds received on the sale less the net carrying value of the asset. The Company charges expenditures for maintenance and repairs to operations when incurred. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Building	7 to 15 years
Vehicles and equipment	3 to 7 years
Processing and laboratory	5 to 15 years
Furniture and fixtures	2 to 3 years
The Company reviews the carrying amount of our property, plant and equipment for impairment whenever there are negative indicators of impairment. An asset is considered impaired when estimated future undiscounted cash flows are less than the carrying amount of the asset. In the event the carrying amount of such asset is not considered recoverable, the asset is adjusted to its fair value. Fair value is generally determined based on discounted future cash flows.
RECLAMATION LIABILITIES AND ASSET RETIREMENT OBLIGATIONS
Minimum standards for site reclamation and closure have been established for us by various government agencies and contractual obligations with lessors. Asset retirement obligations are recognized when an obligation is incurred, either through regulatory requirements in the jurisdictions in which we operate or by contractual obligation with one of our lessors, and recorded as liabilities when a reasonable estimate of fair value can be determined. An expected present value technique is used to estimate the fair value of the liability. This includes inflating the estimated costs in today’s dollars using a reasonable inflation rate up to the date of expected retirement, and discounting the inflated costs using a credit-adjusted risk-free rate. Upon initial recognition of the liability, the carrying amount of the related long-lived asset is increased by the same amount. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is amortized over the life of the related asset.
Changes resulting from revisions to the timing or amount of the original estimate of undiscounted cash flows are recognized as either an increase or a decrease in the carrying amount of the liability for an asset retirement obligation and the related asset retirement cost capitalized as part of the carrying amount of the related long-lived asset. Upward revisions of the amount of undiscounted estimated cash flows are discounted using the current credit-adjusted risk-free rate. Downward revisions in the amount of undiscounted estimated cash flows are discounted using the credit-adjusted risk-free rate that existed when the original liability was recognized. When asset retirement costs change as a result of a revision to estimated cash flows, the amount of the asset retirement cost is adjusted and allocated to expense in the period of the change if the change affects that period only or in the period of change and future periods if the change affects more than one period. The Company reviews, on an annual basis, unless otherwise deemed necessary, the asset retirement obligations. Separately, the Company accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable.
MINERAL RIGHTS AND PROPERTIES
The Company capitalizes acquisition costs until the Company determines the economic viability of the property. Since the Company does not have proven and probable reserves as defined by Securities and Exchange Commission ("SEC") regulation S-K 1300, exploration expenditures are expensed as incurred. The Company expenses mineral lease costs and repair and maintenance costs as incurred. The Company reviews the carrying value of our properties for impairment, including mineral rights upon the occurrence of events or changes in circumstances that indicate the related carrying amounts may not be recoverable. Our estimate of precious metal prices, mineralized materials, operating capital, and reclamation costs are subject to risks and uncertainties affecting the recoverability of our investment in all of our properties. Although the Company has made our best, most current estimate of these factors, it is possible that near term changes could adversely affect estimated net cash flows from our properties and mineral claims, and possibly require future asset impairment write-downs. Where estimates of future net operating cash flows are not available and where other conditions suggest impairment, the Company assesses recoverability of carrying value from other means, including net cash flows generated by the sale of the asset. The Company uses the units-of-production method to deplete the mineral rights and mining properties when in operations.
TREASURY STOCK
When the Company’s stock is acquired for purposes it is initially valued at cost and presented as treasury stock. Other than formal or constructive retirement or when ultimate disposition has not yet been decided, the cost of the acquired stock is presented as treasury stock separately as a deduction from the total of common stock, additional paid-in capital and retained earnings. Gains on sales of treasury stock not previously accounted for as constructively retired are credited to additional paid-in capital, and losses are charged to additional paid-in capital to the extent that previous net gains from sales or retirements of the same class of stock are included therein, with the remainder charged to retained earnings. When the Company's stock is retired or purchased for constructive retirement, any excess purchase price over par value is allocated between additional paid-in capital to the extent that previous net gains from sales or retirements are included therein, and the remainder to retained earnings.
REVENUE RECOGNITION
Renewable Energy Products Segment
For the majority of our operations, services revenues are recognized when services are performed and are contractually billable. For service contracts, principally engineering and construction management service, we recognize revenue over a period of time based on estimated progress toward completion. Service contracts that include multiple performance obligations are segmented between types of services. For contracts with multiple performance obligations, we allocate the transaction price to each performance obligation using an estimate of the stand-alone selling price of each distinct service in the contract. Revenue recognized on service contracts that has not been billed to clients is recorded as contract assets. Amounts billed to clients in excess of revenue recognized on service contracts to date are recorded as contract liabilities. Customer payments are typically due within 30 to 45 days of billing, depending on the contract.
Strategic and Other Investments
We generate rental revenues from tenants via long-term lease contracts in various forms, including lease and sublease agreements. Providing access to the leased land and facilities, and performing specified repair and maintenance services over the length of the tenant contract term represent our performance obligations under our tenant contracts. Tenant rental payments are typically due monthly or quarterly, depending on the contract.

STOCK-BASED COMPENSATION
All transactions in which goods or services are received for the issuance of shares of our common stock or options to purchase shares of our common stock are accounted for based on the fair value of the equity interest issued. The fair value of shares of common stock is determined based upon the closing price per share of our common stock on the date of issuance and other applicable inputs. The Company recognizes stock-based compensation for common stock grants evenly over the related vesting period. The fair value of market condition performance share awards is determined based on path-dependent valuation techniques and inputs including the closing price per share of our common stock at date of grant, volatility and the risk-free interest rate. The Company recognizes stock-based compensation for market condition performance share awards evenly over the derived service period resulting from the path-dependent valuation. The fair value of performance condition share awards is determined based on the closing price per share of our common stock at date of grant and the probability of achieving the performance condition during the term of the award agreement. The Company recognizes stock-based compensation for performance condition share awards evenly over the term of the award agreement. The Company recognizes forfeitures of unvested common stock, performance shares and stock option grants as they occur.
RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform to the 2021 financial statement presentation. Reclassifications had no effect on net income (loss), stockholders' equity, or cash flows as previously reported.
INCOME TAXES
The Company’s income tax expense and deferred tax assets and liabilities reflect management’s best assessment of estimated future taxes to be paid or refunded. Significant judgments and estimates are required in determining the consolidated income tax expense. Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the Company’s ability to recover its deferred tax assets, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, the Company develops assumptions including the amount of future state and federal pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and the assumptions are consistent with the plans and estimates that the Company is using to manage its underlying businesses. The Company provides a valuation allowance for deferred tax assets that the Company does not consider more likely (than not) to be realized. Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. The Company evaluates its tax positions taken or expected to be taken in the course of preparing its tax returns to determine whether the tax positions will more likely than not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. No reserve for uncertain tax positions has been recorded.
INCOME (LOSS) PER COMMON SHARE
Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Dilutive income (loss) per share includes any additional dilution from common stock equivalents, such as stock options, warrants, and convertible instruments, if the impact is not antidilutive.
RELATED PARTIES AND TRANSACTIONS
The Company identifies related parties, and accounts for and discloses related party transactions. Parties, which can be entities or individuals, are considered to be related if either party has the ability, directly or indirectly, to control or exercise significant influence over the other party in making financial and operational decisions. Entities and individuals are also considered to be related if they are subject to the common control or significant influence of another party (See Note 3, Notes Receivable and Advances, Net and Note 21, Related Party Transactions).

LEASES
The Company determines if a contract is or contains a lease at its inception and evaluates if a contract gives the right to obtain substantially all of the economic benefits from use of an identified asset and the right to direct the use of the asset, in order to determine if a contract contained a lease. The Company has two existing lease contracts one classified as an operating lease contract and one finance lease. For these leases, the Company recognized a right-of-use asset and a corresponding lease liability on its consolidated balance sheets. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent obligations by the Company to make lease payments which arise from a lease. Lease right-of-use assets and liabilities are recognized at the inception date based on the present value of lease payments over the lease term. As the Company’s lease contracts do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the inception date in order to determine the present value of lease payments. For operating leases, fixed lease payments are recognized as lease expense on a straight-line basis over the lease term. For finance leases, the initial right-of-use asset is depreciated on a straight-line basis over the lease term, along with recognition of interest expense associated with accretion of the lease liability, which is ultimately reduced by the related fixed payments. For leases with a term of 12 months or less, lease payments are recognized on a straight-line basis over the lease term and are not recognized on the consolidated balance sheets.
COVID-19
The outbreak in 2020 of the novel coronavirus (“COVID-19”) resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, including the implementation of social distancing measures, quarantine periods and travel bans, have caused material disruptions to many businesses and negatively impacted economic activities. Global equity markets have experienced significant volatility. Governments and their central banks have reacted with significant fiscal and monetary interventions designed to mitigate the impacts and stabilize economic conditions. The impact and ultimate duration of the COVID-19 outbreak is currently unknown, as is the efficacy of these governmental interventions. For nearly two years in Nevada, local governments, state health officials, emergency managers, local health authorities and community partners have come together in a statewide response to COVID-19. Processes continue to be in place to support testing, contact tracing, disease investigation and vaccine rollout in communities throughout the state. On January 18, 2022, Nevada Health Response provided an update on county risk levels as posted by the Centers for Disease Control and Prevention (CDC). As of that date, all Nevada counties were listed as high risk of transmission. Cases continued to increase rapidly across the state with the recent omicron variant surge. According to Directive 045 signed by Nevada Governor Steve Sisolak, everyone, regardless of vaccination status, will be required to wear masks in indoor settings again. On February 10, 2022, after a marked decline in new omicron variant cases, Nevada Governor Steve Sisolak announced that the state was dropping its statewide mask mandate, "effective immediately". We are operating in alignment with these guidelines for protecting the health of our employees, partners and suppliers.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06 Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles for certain financial instruments with characteristics of liabilities and equity. The update is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years and with early adoption permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.
In March 2021, the FASB issued ASU 2021-07 (Topic 323), Investments – Equity Method and Joint Ventures. The new guidance eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The guidance is effective for fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the possible impact of ASU 2021-07, but does not anticipate that it will have a material impact on the Company's consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
NOTE 2  ACQUISITIONS AND INVESTMENTS
Acquisition of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation)
On September 7, 2021, we acquired 100% of the issued and outstanding equity and voting shares of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation) (“Comstock Innovations”), in exchange for 8,500,000 restricted shares of our common stock with a fair value of $14,952,806 (see Note 15, Fair Values Measurements). We incurred $28,825 of legal expense in connection with the acquisition, that has been recognized as selling, general and administrative expense on the consolidated statements of operations for the year ended December 31, 2021.
The PSI acquisition brings an array of patented, patent-pending and proprietary process technologies that were designed to convert low cost, ubiquitous woody biomass feedstocks into renewable fuels and other carbon neutral alternatives for fossil fuel derivatives. Comstock Innovations operates a commercial pilot cellulosic fuel facility that converts woody biomass into cellulosic ethanol and co-product precursors for renewable diesel and other carbon neutral alternatives to fossil fuels.
In connection with the Comstock Innovations closing, the Company agreed to appoint a designee of one of the former shareholders of Comstock Innovations, Triple Point Asset Management LLC (“TPAM”), to the Company’s board of directors and as Comstock’s president and chief financial officer, and agreed to appoint a designee of another one of the former shareholders of Comstock Innovations, Global Catalytic Disruptor Fund LLC (“GCDF”), to serve as Comstock’s chief technology officer. TPAM’s appointee is Kevin Kreisler, the beneficial owner and sole manager, executive officer and director of TPAM. GCDF’s appointee is David Winsness, the beneficial owner and sole manager, executive officer and director of GCDF.
The Comstock Innovations purchase price consideration and provisional allocation to net assets acquired is presented below:

Fair value of consideration transferred:
Comstock shares of common stock issued (8,500,000 at $1.76 per share)	$14,952,806
Loans to Plain Sight Innovations LLC prior to acquisition	1,423,328
Total fair value of consideration transferred	16,376,134

Recognized amounts of identifiable assets acquired
Cash and cash equivalents	$100,147
Intangible assets - Intellectual property
Developed technologies	6,579,400
License agreements	494,133
Deferred tax liability	(1,383,942)
Total identifiable assets	5,789,738

Goodwill	$10,586,396
The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise from the acquisition of PSI. The goodwill is not deductible for tax purposes. All of the $10,586,396 goodwill was assigned to the Renewable Energy Products segment.

From the acquisition date through December 31, 2021, Comstock Innovations recognized no revenue and incurred a loss before deferred income tax benefit of $1,303,969. There are no nonrecurring pro forma adjustments directly attributable to the business combination other than the deferred tax benefit included in the reported pro forma earnings.
The pro forma financial information below represents the combined results of operations for the year ended December 31, 2021 as if the acquisition had occurred as of Comstock Innovations' March 1, 2021 date of incorporation, with pro forma amortization expense related to acquired intangible assets included from January 1, 2021. The unaudited pro forma financial information is presented for informational purposes only and is neither indicative of the results of operations that would have occurred if the acquisition had taken place at the beginning of the period presented nor indicative of future operating results.

(Unaudited)
December 31, 2021
Revenue	$868,165
Net loss	$(25,777,145)
Acquisition of Assets from FLUX Photon Corporation
On September 7, 2021, we purchased all of the intellectual property assets of PSI’s affiliate, FLUX Photon Corporation (“FPC”), in exchange for performance-based cash payments equal to 20% of our future consolidated Net Cash Flow (as defined in the related Asset Purchase Agreement) up to $18,000,000. The acquired FPC intellectual property includes new approaches to carbon capture and utilization, atmospheric water harvesting, waste heat and energy recovery, industrial photosynthesis for mass scale decarbonization, and the sustainable production of very large agricultural outputs for fractional inputs. On December 10, 2021, the Asset Purchase Agreement was amended to provide for the payment by the Company of a $350,000 down payment against the purchase price, corresponding to a potential performance-based cash payment of $17,650,000 required under the Asset Purchase Agreement. The FPC intangible assets were valued at $9,771,750 at the acquisition date. We have not recorded the purchased assets or related contingent purchase consideration (other than the $350,000 down payment mentioned above), as we have determined the fair value of the intellectual property is not realizable in the foreseeable future, and the contingent purchase consideration is neither probable nor reasonably estimable. The FPC intangible assets will recognized as payments are made under the Asset Purchase Agreement or when payments become probable and reasonably estimable.
Acquisition of MANA Corporation
On July 23, 2021, we acquired 100% of the issued and outstanding equity and voting shares of MANA (“MANA”), an industrial hemp technology development, marketing, and management company, in exchange for 4,200,000 restricted shares of the our common stock with a fair value of $6,528,453 (See Note 15, Fair Value Measurements). Industrial hemp is a natural resource with numerous known applications, including food, feed, fuel, and fiber, and an array of emerging applications in batteries, bioplastics, and other renewable alternatives to fossil fuel derived products. We expect MANA to provide a suite of complementary technology, marketing and other management services, with a focus on acquiring and using pre-existing and new feedstock and offtake arrangements. Following the acquisition, Comstock transferred its ownership interests in LPB to MANA. The purchase consideration for MANA was based on part on MANA's contingent payment obligation equal to 20% of MANA's future Net Cash Flow (as defined in the related agreement) up to $8.6 million. We have not recorded the assumed contingent liability, as we have determined it is neither probable nor reasonably estimable.

The MANA purchase price consideration and provisional allocation to net assets acquired is presented below:

Fair value of consideration transferred:
Comstock shares of common stock issued (4,200,000 at $1.55 per share)	$6,528,453
Total fair value of consideration transferred	6,528,453

Recognized amounts of identifiable assets acquired and liabilities assumed:

Intangible assets - Customer agreements (Note 9)	$461,528
Deferred tax liability	(96,921)
Total identifiable net assets	364,607

Goodwill	$6,163,846
From the acquisition date through December 31, 2021, MANA recognized $100,000 of revenue and incurred a loss before deferred income tax benefit of $13,442,547 (including impairment of goodwill and intangible assets of $6,394,610 and a $6,300,000 decrease in the fair value of the LPB derivative asset). There are no nonrecurring pro forma adjustments directly attributable to the business combination other than the deferred tax benefit included in the reported pro forma earnings.
The pro forma financial information below represents the combined results of operations for the year ended December 31, 2021, as if the acquisition had occurred as of MANA’s February 16, 2021 date of incorporation, with pro forma amortization expense related to acquired intangible assets included from January 1, 2021. The unaudited pro forma financial information is presented for informational purposes only and is neither indicative of the results of operations that would have occurred if the acquisition had taken place at the beginning of the period presented nor indicative of future operating results.

(Unaudited)
December 31, 2021
Revenue	$862,165
Net loss	$(24,756,693)
The Company fully impaired the MANA intangible asset related to the LPB contract, which was terminated during the first quarter 2022 and recognized an impairment loss of $230,764 in other income (expenses) in the statement of operations during the year ended December 31, 2021 in the renewable energy products segment. The Company assessed the remaining value in the MANA reporting unit and determined the fair value to be nominal. The fundamental economic substance of the MANA acquisition was related to the management team’s ability to develop the hemp business through the LPB contract. With the loss of LPB, the assumptions underlying the value assigned in the purchase price allocation of MANA have changed significantly, resulting in a full loss in the value of goodwill totaling $6,163,846 related to the acquisition. The MANA organization has been redeployed, primarily into Comstock Fuels and other related corporate activities.
Acquisition of Assets in LINICO Corporation
On February 15, 2021, the Company, Aqua Metals, Inc. (“AQMS”) and LINICO entered into a Series A Preferred Stock Purchase Agreement (“February Agreement”). Judd Merrill, a member of the Company’s board of directors, is the chief financial officer of AQMS.
Pursuant to the February Agreement, we purchased 6,250 shares of LINICO Series A 8% Convertible Preferred Stock (“Series A Preferred”) and issued 3,000,000 shares of our restricted common stock with a fair value of $6,750,000 in payment of the purchase price; $6,250,000 of which was in connection with our investment and

$500,000 of which was recognized as a related derivative asset (see Note 15, Fair Value Measurements). The Series A Preferred has a conversion price of $1.25 per share of LINICO common stock. Following the purchase of the Series A Preferred, we owned 45.45% of LINICO in substance common shares and 48.78% of voting shares. Our chief executive officer is a member and Chairman of the LINICO board of directors.
Under the February Agreement, we also agreed to make $4,500,000 in cash payments to LINICO (“Cash Commitment”), payable in a series of installments between February 26, 2021 and December 31, 2021. At December 30, 2021, $4,500,000 had been paid, and recorded as adjustment to the derivative asset related to LINICO on the consolidated balance sheets. We incurred $70,273 of legal expense in connection with the LINICO investment and recognized $1,282,336 in equity loss from affiliates for our investment in LINICO prior to December 30, 2021.
On December 30, 2021, the Company entered into an agreement to acquire 3,129,081 LINICO common shares from its former chief executive officer and director equating to 90% ownership. The former chief executive officer resigned from LINICO as a member of its board of directors and in all other capacities, effective as of such date. In connection with the acquisition of such LINICO shares, the Company issued 3,500,000 common shares of the Company (“Comstock Shares”) to the former chief executive officer. If and to the extent that the sale of the Comstock shares results in net proceeds greater than $7,258,162, then the former chief executive officer is required to pay all of such excess proceeds to the Company. If and to the extent that the sale of the Comstock Shares results in net proceeds less than $7,258,162, then the Company is required to pay cash to the former chief executive officer equal to such shortfall. The Company retained the right to purchase the Comstock Shares from the former chief executive officer for the purchase price of $7,258,162 less the amount of cash proceeds received by the former chief executive officer from any previous sale of the Comstock Shares by the former chief executive officer, at any time during or prior to his sale of the Comstock shares. At December 30, 2021, we owned 90% of LINICO's issued and outstanding equity and the remaining 10% was owned by Aqua Metals Inc. (“AQMS”). The fair value of the 1,700,000 shares held by AQMS at the date of acquisitions was $3,400,000, which was calculated at $2.00 per share.

The LINICO purchase price consideration and provisional allocation to net assets acquired is presented below:

Fair value of consideration transferred:
Previously held equity interest	$8,140,725
Cash contributions	6,025,034
Common shares	7,258,162
Non-controlling interest - fair value	3,400,000
Total fair value of consideration and non-controlling interest	$24,823,921

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	$94,689
Other current assets	222,568
Investment in Green Li-ion	4,577,000
Investment in equity securities (Comstock common stock)	3,870,000
Properties, plant and equipment, net	64,000
Deposits	3,897,526
Finance lease right of use asset	15,033,000
Intangible assets	—
Developed technologies	11,803,000
Lease intangible	3,622,488
Trademarks	6,000
Accounts payable	(975,357)
Accrued expenses and other liabilities	(97,268)
Finance lease liability	(13,043,499)
Deferred tax liability	(4,250,226)
Total identifiable net assets	$24,823,921
Acquisition of Renewable Process Solutions, Inc.
On June 18, 2021, we acquired 100% of the issued and outstanding equity and voting shares of Comstock Engineering Corporation (F/K/A Renewable Process Solutions, Inc.), a process engineering and renewable technology development company, in exchange for 1,000,000 restricted shares of our common stock, with a fair value of $2,304,806. (See Note 15, Fair Value Measurements).
RPS was acquired to increase our core competencies in process engineering and renewable technology development necessary to facilitate the development and growth of our acquired companies and equity method investments.

The purchase price consideration and provisional allocation to net assets acquired is presented below:

Fair value of consideration transferred:
Comstock shares of common stock issued (1,000,000 at $2.30 per share)	$2,304,806
Total fair value of consideration transferred	2,304,806

Recognized amounts of identifiable assets acquired and liabilities assumed:

Cash and cash equivalents	24,385
Notes receivable, net	38,459
Prepaid expenses and other current assets	4,072
Intangible assets
License agreements	16,619
Customer agreements	122,885
Distribution agreements	19,733
Accounts payable	(33,882)
Deferred tax liability	(33,440)
Accrued expenses and other liabilities	(56,300)
Total identifiable net assets	102,531

Goodwill	$2,202,275
From the acquisition date through December 31, 2021, the Company's revenue and net income before deferred income tax benefit were $983,380 and $426,803, respectively. There are no nonrecurring pro forma adjustments directly attributable to the business combination other than the deferred income tax benefit included in the reported pro forma earnings.
The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise from the acquisition of RPS. The goodwill is not deductible for tax purposes. All of the $2,202,275 goodwill was assigned to the Renewable Energy Products segment.
The pro forma financial information below represents the combined results of operations for the year ended December 31, 2021 and 2020 as if the acquisition had occurred at the beginning of the periods presented. The unaudited pro forma financial information is presented for informational purposes only and is neither indicative of the results of operations that would have occurred if the acquisition had taken place at the beginning of the periods presented nor indicative of future operating results.

	Unaudited	Unaudited
	December 31, 2021	December 31, 2020
Revenue	$983,380	$226,630
Net income (loss)	$(24,720,177)	$14,445,248
Summary of Investments
Our investments are accounted for under the equity method, with one investment accounted for at cost less impairment.

At December 31, 2021 and 2020, our non-current investments include:

	December 31, 2021		December 31, 2020
	Investment	Ownership %	Investment	Ownership %
Quantum Generative Materials LLC	$13,645,946	48.19%	$—	—%
LP Biosciences LLC	4,227,587	50.00%	—	—%
Green Li-ion	4,577,000	20.00%	—	—%
Mercury Clean Up, LLC	1,975,026	25.00%	2,010,113	15.00%
MCU Philippines, Inc.	499,269	50.00%	323,770	50.00%
Pelen Limited Liability Company	591,051	25.00%	603,714	25.00%
Total equity method investments	25,515,879		2,937,597
Sierra Springs Opportunity Fund, Inc., at cost	335,000		335,000
Total Investments	$25,850,879		$3,272,597
Summary financial information for affiliated companies (20% to 50%-owned) accounted for by the equity method is as follows:

	December 31, 2021 *	December 31, 2020
Current assets	$8,336,962	$1,193,362
Non-current assets	12,985,338	4,212,385
Current liabilities	3,173,869	354,009
Non-current liabilities	2,000,000	1,000,000

Revenues	352,263	562,500
Gross Profit	(74,048)	(111,064)

Net income (loss) and net income (loss) attributable to the entity	$(3,730,954)	$(580,346)
__________________
*Information presented as of and for the years ended September 30, 2021 and 2020. All equity method investments are accounted for on a one-quarter lag.
The excess of our investment values over the net assets of the individual investees is primarily comprised of goodwill. We periodically assess the net assets of our equity method investees and confirm there are no other assets that may require additional adjustments. Significant amounts due to and from equity method investees included in the summarized financial information include the aggregate value of the Company's stock held by investees and any make-whole derivatives of $8 million, which is included in non-current assets and long-term debt due to the Company of $2 million, which is included in non-current liabilities as of December 31, 2021. Long-term debt due to the Company of $1 million is included in non-current liabilities as of December 31, 2020.
Investment in Quantum Generative Materials LLC
On June 24, 2021, we invested in the equity of GenMat, a developer of quantum computing technologies with the goal of accelerating material science discovery and development, and partnering in the commercialization of new quantum generated materials. GenMat is developing a proprietary quantum operating system to harness emerging quantum computing technologies and develop new materials for use in our strategically aligned fields of interest, including global mining, battery recycling, and carbon capture. We incurred $71,659 of legal expense in connection with the GenMat investment, which has been recorded to non-current investments on the consolidated balance sheets at December 31, 2021.
At closing, we received 465,000 membership units and committed $5,000,000 in cash and $10,000,000 in stock for a total of $15,000,000 for the initial seed investment and committed an additional $35,000,000 based upon GenMat’s realization of key development milestones, for up to 50% ownership of GenMat membership units. At December 31, 2021, we have paid $4,250,000 in cash toward the $5,000,000 in scheduled cash commitment, At closing, we issued 3,000,000 restricted shares of our common stock with a fair value of $10,530,000 toward the $10,000,000 required stock purchase price and recorded a $530,000 related derivative asset (see Note 14, Equity and Note 15, Fair Value Measurements). For the year ended December 31, 2021, the Company recorded $675,713 in equity loss from affiliates for the investment in GenMat.
At December 31, 2021, we hold 48.19% of GenMat membership units and 37.50% of voting membership units. We represent 50% of GenMat's governing body, through three of the six voting members of the management committee. Our chief executive officer is a member and chair of the GenMat management committee, along with our president and chief financial officer, and another company designee.
Investment in LP Biosciences LLC
On July 23, 2021, we executed a series of agreements with Lakeview Energy LLC (“Lakeview”) and its subsidiaries, including LP Nutrition LLC ("LPN"), pursuant to which we acquired 50% of the equity of Lakeview’s subsidiary, LPB, and agreed to provide the financing needed to retrofit LPB’s pre-existing industrial scale solvent extraction and valorization facility in Merrill, Iowa (“LPB Facility”), for the production of an array of wholesale products from up to 200,000 pounds per day of industrial hemp. The Company also purchased 500,000 Class A Units, representing 50% of the issued and outstanding voting equity of LP Biosciences LLC (“LPB”), from LPN, a subsidiary of Lakeview Energy LLC. In connection with the foregoing, the Company entered into a Note Purchase Agreement to purchase a secured note with a face value of $17,000,000 from LPB (the “LPB Note”) in exchange for a purchase price of $15,000,000 to fund the completion of the facility retrofit. The Company issued 3,500,000 restricted shares of its common stock with a fair value of $10,800,000, paid $1,076,258 in cash and agreed to pay an initial $1,500,000 in cash in connection with its foregoing equity purchase and financing commitments. The LPB Note was to mature on July 31, 2026, and the interest rate is 13.5% per annum. In connection with the LPB Note, LPB granted a leasehold security interest in the Facility to the Company, subject to a mortgage of approximately $4.6 million on the LPB Facility held by LPB’s landlord for the benefit of the landlord’s lender. The Company, LPN, and LPB simultaneously entered into a Partnership Interest Purchase Agreement and a Limited Liability Company Operating Agreement for LPB, pursuant to which, among other terms, LPB agreed to pay LPN the first $3,000,000 of cash proceeds received from the sale of the Company’s common stock, and a $5,000,000 preferred distribution at the same time and in the same proportion as principal prepayments on the LPB Note, with up to 20% of LPB’s after debt net cash flow commencing 20 days after LPB commences ordinary course operations.
The Company assigned its Class A Units in LPB to MANA upon completion of the LPB transaction. Subsequent to December 31, 2021, on February 28, 2022, the Company and Nutrition mutually agreed to terminate the LPB transaction documents. Upon termination, each of the parties were relieved of their respective rights, liabilities, expenses, and obligations. 3,500,000 restricted shares of the Company’s common stock were transferred back to the Company for cancellation upon receipt. In the first quarter of 2022, the Company incurred expenses of approximately $750,000 in connection with the termination of the transaction documents as of the filing date. As of December 31, 2021, the notes receivable, prepaid assets and other deposits associated with LP Biosciences of $1,076,258 were written off, including $500,000 of restricted cash held in escrow, which LPB had rights to under the termination agreement.
Transactions Involving Comstock Minerals, Sale of Comstock Mining LLC
On January 24, 2019, the Company entered into a membership interest purchase agreement, as amended and restated on September 8, 2020, to sell its interests in Comstock Mining LLC, a wholly-owned subsidiary with sole net assets of the Lucerne properties and related permits (“Comstock Lucerne”), to Tonogold Resources, Inc. ("Tonogold"). The Convertible Preferred Stock ("CPS") became convertible into Tonogold common shares commencing May 22, 2020, at a rate equal to the lower of (1) $0.18 cents per share, or (2) 85% of the 20-day volume weighted average closing price of Tonogold common shares. Tonogold could redeem the CPS prior to conversion, at a redemption price 120% of the face value of the CPS.

On November 18, 2019, 50% of Comstock Lucerne was transferred to Tonogold. The remaining 50% was transferred on September 8, 2020. The Company retained all management control and authority over Comstock Lucerne until Tonogold's membership interests totaled 100%. Accordingly, Tonogold’s membership interests in Comstock Mining LLC were accounted for as a noncontrolling interest in the Company’s Consolidated Financial Statements through September 8, 2020.
On September 8, 2020, the remaining membership interests of Comstock Mining LLC were purchased by Tonogold.
There are two agreements between the Company and Tonogold associated with the September 2020 sale of the membership interests of Comstock Mining LLC: the Membership Interest Purchase Agreement, the Mineral Exploration and Mining Lease, and a Lease Option Agreement for our American Flat processing facility.
Under the two agreements, Tonogold is required to reimburse certain payments made by Comstock including but not limited to all costs associated with owning certain properties, and certain option, interest expense and lease payments.
On March 3, 2021, we made a $812,500 accelerated payment to Northern Comstock pursuant to the Northern Comstock operating agreement. Primarily as a result of the Northern Comstock accelerated payment, the Tono Note was amended in March 2021, which included adding $812,500 for Tonogold’s Northern Comstock accelerated payment reimbursement obligation and an amendment fee of $262,500 to the principal amount of the Tono Note, increasing the principal amount to $5,550,000.
The Note was further amended in June 2021, to add $1.0 million for certain Tonogold, Northern Comstock and other reimbursement obligations and an amendment fee of $100,000 which were added to the principal amount of the Tono Note, increasing the principal amount to $6,650,000 and extending the maturity date to March 31, 2022. A total of $362,500 of amendment fees were recognized as other income in 2021.
The fair value of the consideration delivered by Tonogold in 2019 and 2020 for the membership interests in Comstock Lucerne was $18.8 million, and included cash, CPS, and the Tono Note. The Company's gain on the sale was $18.3 million, recorded during the year ended December 31, 2020 in the consolidated statements of operations. The total consideration received by the Company from Tonogold under the Lucerne Purchase Agreement is summarized in the following table:

Fair Value
Cash	$7,065,000
Non-cash items, fair value on date received
CPS	7,607,263
Tono Note	6,141,497
Contingent forward asset, fair value on settlement date	(1,998,832)
Total consideration	18,814,928
Net carrying value of Comstock Lucerne	(539,082)
Net gain on sale	$18,275,846
During 2020, Comstock Lucerne was deconsolidated as a result of completing the sale of the 100% membership interest, which resulted in a decrease in additional paid in capital of $20,499,141 and elimination of the non-controlling interest of $313,854.
The Company recognized a loss on the change in fair value of the CPS of $2,544,000 during the year ended December 31, 2020. During 2020, the Company elected to convert a portion of the CPS with a face value of $3.9 million at $0.18 per common share, for a total of 21.8 million Tonogold common shares. On October 2, 2020, Tonogold redeemed a $2.2 million portion of the CPS for $2.6 million in cash, representing 120% of face value. During the year ended December 31, 2020, the Company sold approximately 5.3 million Tonogold common shares at an average price of $0.3957 per share for gross proceeds of $2,944,929. During the year ended December 31,

2021, the Company sold approximately 4.3 million Tonogold common shares at an average price of $0.1865 per share for gross proceeds of $798,313.
The Tono Note had an outstanding principal balance of $6,650,000 and $4,475,000 at December 31, 2021 and 2020, respectively. The Tono Note bears interests 12% per annum, payable monthly in arrears, and matures on March 31, 2022, unless extended by the Company (see Note 15, Fair Value Measurements). The fair value of the Tono Note on December 31, 2021 and December 31, 2020 was $7,255,000 and $5,498,500, respectively. During the years ended December 31, 2021 and 2020, the Company recognized a loss on the change in fair value of the Tono Note of $418,500 and $642,997, respectively. As of the amendment date in March 2020, the Company concluded the Tono Note contained a contingent forward for the Company’s right to sell its membership interests in Comstock Lucerne to Tonogold at a future date in exchange for cash consideration or common stock of Tonogold if certain options were elected (the “Contingent Forward”). The Company identified the Contingent Forward as a derivative which was adjusted to fair value at the end of each reporting period. On March 20, 2020, the Company recorded the $1,232,952 initial fair value of the Contingent Forward asset in additional paid in capital on the consolidated balance sheets as Tonogold, a related party at the time, owned 50% of the membership interests of Comstock Lucerne. The fair value of the Contingent Forward asset on September 8, 2020 was $1,998,832 and was an offset against the consideration received for the sale of Comstock Lucerne recorded on that date. Upon closing of the Lucerne Purchase Agreement, the contingencies were eliminated. During the year ended December 31, 2020, the Company recognized a gain for the change in fair value of the Contingent Forward of $765,880 (see Note 15, Fair Value Measurements). At December 31, 2021, the Company was in direct and continuing discussions with Tonogold management with the intention of exchanging the Note for Comstock Lucerne plus an option for Tonogold to acquire Comstock Lucerne in the future (see Note 22, Subsequent Events).
Investment in Mercury Clean Up LLC
On June 21, 2019, as amended July 3, 2019, April 10, 2020 and December 4, 2020, the Company entered into a Mercury Remediation Pilot, Investment and Joint Venture Agreement (the “MCU Agreement”) with MCU. Pursuant to the MCU Agreement, the Company committed $2.0 million of capital contributions that was payable in cash of $1.15 million and shares of the Company's common stock of $0.85 million, in exchange for 15% of the fully-diluted membership interest of MCU and the first right to participate in 50% of the equity of any future joint ventures formed with MCU (the “Joint Ventures”).
Upon successful proof of technical and commercial viability, the Company has the rights to coordinate an additional $3.0 million in financing for the Joint Ventures, and MCU would then contribute the 25-ton-per-hour system, based on an agreed upon capital plan (equipment and working capital uses) and a time-specific project schedule, including the timing of the capital needs. Completing $2.0 million of such financing entitles the Company to an additional 10% of the fully-diluted membership interests of MCU. The Company has made cash payments to MCU of $1,150,000 in cash and satisfying the required cash contribution.
The MCU Agreement contained a provision whereby the Company is required to issue additional shares of its common stock for the make whole difference between the value of the Company's common shares received by MCU and the required stock-based investment of $850,000. On July 18, 2019, the Company issued 900,000 shares of restricted common stock with a fair value of $751,050 to fund the MCU capital contribution. During April and May 2020, MCU sold the 900,000 common shares for net proceeds of $465,127, reducing the remaining make whole liability to $384,873. On May 15, 2020, the Company issued MCU an additional 625,000 shares of restricted common stock with a fair value of $314,687.
On December 4, 2020, the remaining common shares became transferable, and the parties agreed that the make-whole obligation had been satisfied. On that date, MCU and the Company agreed that MCU received consideration in excess of the required $2.0 million, and the Company became the fully vested owner of 15% of the fully-diluted membership interest of MCU and became entitled to 50% participation in the Joint Ventures. As of December 31, 2021, the total purchase price of $2.0 million, paid in cash and stock, is accounted for as Investment in Mercury Clean Up, LLC, a non-current asset on the consolidated balance sheets. The investment is accounted for under the equity method. The Company’s chief executive officer is a member of the board of MCU.

The December 4, 2020 third amendment to the MCU Agreement clarified the provision that when MCU sells its remaining 625,000 shares of the Company’s common stock, the Company is entitled to the portion of the proceeds that is in excess of its original required contribution.
During January and February 2021, MCU sold the 625,000 common shares for net proceeds of $1.1 million, resulting in a $0.8 million excess contribution, which was paid to us in February 2021 (see Note 15, Fair Value Measurements). For the year ended December 31, 2021 and 2020, respectively, the Company recorded $35,086 and $1,767 in equity loss from affiliates for the investment in MCU.
Investment in MCU Philippines, Inc.
On April 10, 2020, the Company entered into a second amendment of the MCU Agreement, wherein MCU and the Company have identified an opportunity to remediate mercury in the Philippines, specifically in the province of Davao d' Oro (the “Philippine Opportunity”). In July 2020, MCU formed MCU-P to engage in the Philippine Opportunity. The Company’s chief executive officer is a director of MCU-P.
On December 4, 2020, the Company became fully entitled to 50% participation in the Joint Ventures and was issued 50% of the common stock of MCU-P.
During 2020, the Company made cash loans of $1,180,000, in the form of senior secured interest free loans, and committed up to another $1.8 million in secured loans. When the Company's loans to MCU-P reach $2.0 million, the Company will receive an additional 10% membership interest in MCU. The loans are secured by all equipment owned by MCU-P.
Prior to December 4, 2020, the Company considered these advances to be a receivable. Based on the third amendment to the MCU agreement on December 4, 2020, the Company was granted 50% participation in the Joint Ventures, including 50% of the common stock of MCU-P. On that date, the advances were recognized as a non-interest bearing note receivable due December 31, 2024. At December 4, 2020 the fair value of the note receivable from MCU-P, based on the discounted present value of future payments, was $755,866, which was comprised of the $1,080,000 face amount less implied interest of $324,134, and was recognized as consideration for the Company's December 4, 2020 investment in MCU-P. The discounted present value is based on the alternative borrowing cost of MCU-P, considering market data for companies with comparable credit ratings. As of December 31, 2020, the net balance of the note receivable was $860,940.
As of December 31, 2021, the MCU-P investment of $499,269 is accounted for as investment in MCU Philippines, Inc, a non-current asset on the consolidated balance sheets. The investment is accounted for under the equity method.
At December 31, 2020, the net balance of the note receivable was $860,940. On March 5, 2021, we loaned an additional $820,000 to MCU-P, increasing the face value of the non-interest-bearing note receivable to $2,000,000. Implied interest of $189,337 for the additional loan increased the value of our investment in MCU-P. The discounted present value was calculated using a rate of 7.1%, which was based on the alternative borrowing cost of MCU-P, considering market data for companies with comparable credit ratings. The additional loan amount resulted in our ownership interest in MCU increasing from 15% to 25%. At December 31, 2021, the net balance of the note receivable is $1,598,841 which is recorded on the consolidated balance sheets in notes receivable and advances, net. For the years ended December 31, 2021 and 2020, we recognized implied interest income of $107,239 and $5,074, respectively. The note receivable matures on December 31, 2024. For the year ended December 31, 2021 and 2020, respectively, the Company recorded $13,838 and $364 in equity loss from affiliates for the investment in MCU-P.
Investment in Sierra Springs Opportunity Fund, Inc.
During 2019, the Company invested $335,000 into a qualified opportunity zone fund, Sierra Springs Opportunity Fund ("SSOF") which owns Sierra Springs Enterprises, Inc. ("SSE"), a qualified opportunity zone business. We expect to own 9% of SSOF upon issuance by SSOF of all 75 million authorized shares to investors. At December 31, 2021, our $335,000 investment in SSOF and 6,700,000 voting shares represent 12% of total as converted SSOF common shares .

The SSOF investment is accounted for at cost less impairment because there is no ready market for the investment units and is recorded to non-current investments on the consolidated balance sheets. Management identified no events or changes in circumstances that might have had a significant adverse effect on the carrying value of the investment. Management concluded it was impractical to estimate fair value due to the early stages of the fund and the absence of a public market for its stock.
The Company additionally provided SSOF with a total of $4,935,000 (“SSOF Advances”), including $3,285,000 and $1,650,000 provided during the years ended December 31, 2021, and 2020, respectively to be used by SSOF for deposits and payments on land and other facilities related to investments in qualified businesses in the opportunity zone. The advances are non-interest-bearing and are expected to be repaid on or before the sale of our Silver Springs Properties to SSE during the first half of 2022 ( see Note 4, Assets Held for Sale). The $4,935,000 of advances are recorded on the consolidated balance sheets at December 31, 2021 in notes receivable and advances, net.
The Company’s executive chairman and chief executive officer co-founded SSOF and SSE, and serves as the chief executive officer of SSOF and as an executive of SSE along with a diverse team of qualified financial, capital markets, real estate and operational professionals that together govern, lead and manage SSOF and SSE. The $450,000 investment and 9,000,000 voting shares of our CEO and two of our directors represent 16.4% of total as converted SSOF common shares. The Company's executive chairman and chief executive officer has not received compensation of any kind from either SSOF or SSE.
NOTE 3  NOTES RECEIVABLE AND ADVANCES, NET
Notes receivable and advances, net at December 31, 2021 and 2020 include:

	December 31, 2021	December 31, 2020
Current portion
Tonogold note receivable, face value	$—	$4,475,000
Unrealized gain	—	1,023,500
Tonogold note receivable, fair value	—	5,498,500
Sierra Springs advances receivable	4,935,000	1,650,000
Other notes receivable	29,545	—
Total notes receivable and advances, current portion	$4,964,545	$7,148,500

Non-current portion
Tonogold note receivable, face value	6,650,000	—
Unrealized gain	605,000	—
Tonogold note receivable, fair value	7,255,000	—
MCU-P note receivable, face value	2,000,000	1,180,000
Unamortized discount for implied interest	(401,159)	(319,060)
MCU-Philippines note receivable, non-current portion, net	8,853,841	860,940
Total notes receivable and advances, net	$13,818,386	$8,009,440
We expect the Tonogold Note to be cancelled in exchange for the membership interests of Comstock Mining LLC (see Note 22, Subsequent Events), which investment is classified as a non-current asset at December 31, 2021.
NOTE 4  ASSETS HELD FOR SALE
The Company had classified the Silver Springs Properties as assets held for sale at December 31, 2020. We previously committed to a plan to sell certain land and water rights. On September 26, 2019, we entered into the Silver Springs Purchase Agreement with SSE, which calls for the sale by the Company to SSE of 98 acres of industrial land with senior water rights for $6,500,000 (“SSP Tract I”), and 160 acres of commercial land with Downtown Silver Springs LLC (“DTSS”) membership interest rights for $3,600,000 (“SSP Tract II”), for a total purchase price of $10,100,000. At December 31, 2021, we have received deposits in cash and escrow from SSE totaling $400,000 towards the purchase of the Silver Springs Properties, which is recorded in deposits under current liabilities on the Company’s consolidated balance sheets. As a result of the delay in sale of the Silver Springs Properties, the Company was not certain the sale would occur within the next year, and the assets were reclassified to assets held for use and are included in properties, plant and equipment on the consolidated balance sheets at December 31, 2021.
Assets held for sale at December 31, 2021 and 2020 include:

	December 31, 2021	December 31, 2020
Silver Springs Properties
SSP Tract 1	$—	$3,589,876
SSP Tract II	—	2,738,462
Total assets held for sale	$—	$6,328,338
NOTE 5  PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets at December 31, 2021 and 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Accounts receivable - service income	$25,944	$—
Accounts receivable - Tonogold reimbursements	407,127	—
Accrued interest receivable	487,651
Surety bond and insurance	229,124	139,527
Receivable on sale of equity securities	—	200,000
Other	187,137	195,951
Total prepaid expenses and other current assets	$1,336,983	$535,478
On December 16, 2020, the Company entered into a securities purchase agreement with Wingfield Tono, LP (“Wingfield”), and agreed to sell 15,666,667 Tonogold common shares at $0.33 per share in three closings. On December 23, 2020, the Company transferred 3,333,333 Tonogold common shares to Wingfield for total proceeds of $1.1 million. At December 31, 2020, the Company had received $0.9 million in connection with the securities purchase agreement. The remaining $200,000 was a receivable as of December 31, 2020. On April 13, 2021, Wingfield returned 606,601 of the Tonogold common shares previously transferred under the Wingfield securities purchase agreement. The return of the shares eliminated a $200,000 receivable from Wingfield and terminated the securities purchase agreement.

DEPOSITS
Deposits at December 31, 2021 and 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Security deposits	$5,399	$—
Land and property deposits	40,100	42,600
Pelen option	200,000	100,000
Vendor deposits	101,955	3,000
Total deposits, current	347,454	145,600

Vendor deposits, non-current	3,219,607	—
Total	$3,567,061	$145,600
At December 31, 2021, LINICO had $3,219,607 in deposits with various vendors for the plant and equipment which have been classed as non-current deposits on the consolidated balance sheet.
On September 1, 2020, we paid $100,000 for a one-year option to purchase 75% of the membership interests of Pelen LLC ("Pelen") not owned by the Company for a purchase price of $3,750,000. On August 26, 2021, we paid an additional $100,000 for a one-year extension of the option increasing the purchase price to $4,400,000.
NOTE 6  PROPERTY, PLANT AND EQUIPMENT, NET AND MINERAL RIGHTS
Properties, plant and equipment at December 31, 2021 and 2020, respectively, include the following:

	December 31, 2021	December 31, 2020
Land	$6,328,338	$—
Real property leased to third parties	3,298,311	3,298,311
Property, plant and equipment for mineral processing	27,644,745	27,644,744
Other property and equipment	4,438,657	4,367,229
Accumulated depreciation	(27,146,379)	(26,685,584)
Total property, plant and equipment, net	$14,563,672	$8,624,700
During the years ended December 31, 2021 and 2020, the Company recognized depreciation expense of $0.5 million and $1.2 million, respectively.
Mineral Rights and Properties
Comstock and its subsidiaries own, control, or retain an interest in 9,358 acres located in Storey and Lyon Counties, Nevada, just south of Virginia City, Nevada (referred to collectively herein as the “Comstock Mineral Estate”), including 2,396 acres of patented claims and surface parcels, approximately 6,962 acres of unpatented claims administered by the BLM, five mineral leases, one joint venture (providing exclusive rights to exploration, development, mining and production), royalty interests, and fee ownership of real property, including 126 patented and 392 unpatented mineral lode claims, as well as 39 unpatented placer claims. Our properties at December 31, 2021 and December 31, 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Comstock Mineral Estate	$6,261,706	$6,190,239
Other mineral properties	317,405	317,405
Water rights	90,000	90,000
Total mineral rights and properties	$6,669,111	$6,597,644
The Comstock Mineral Estate is partitioned for management purposes based on identified resource areas and exploration targets. During the years ended December 31, 2021 and 2020, we did not record any depletion expense, as none of the properties are in production. All of our mineral exploration and mining lease payments are classified as mining and mining claims costs and expenses in the consolidated statements of operations.
NOTE 7  RECLAMATION BOND DEPOSIT
The Nevada Revised Statutes and Regulations require a surety bond to be posted for mining projects so that after the completion of such mining projects the sites are left safe, stable and capable of productive post-mining uses. The bond is intended to cover the estimated costs required to safely reclaim the natural environment to the regulatory standards established by the State of Nevada’s Division of Environmental Protection. Accordingly, the Company has a $6.8 million reclamation surety bond through the Lexon Surety Group (“Lexon”) with the State of Nevada’s Bureau of Mining Regulation and Reclamation at December 31, 2021. The Company also has a $0.5 million surety bond with Storey County for mine reclamation at December 31, 2021. As part of the surety agreement, the Company agreed to pay a 2.0% annual bonding fee. The total cash collateral, per the surety agreement, was $2.6 million at December 31, 2021, and 2020.
The reclamation bond deposit at December 31, 2021 and 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Lexon surety bond cash collateral	2,589,008	2,588,768
Other cash reclamation bond deposits	106,936	106,936
Total reclamation bond deposit	$2,695,944	$2,695,704
The Lexon collateral at December 31, 2021 and 2020 includes earned income of $89,009 and $88,768 respectively, which has been left on deposit at BNY Mellon. The total cash collateral is a component of the reclamation bond deposit on the consolidated balance sheets at the years ended December 31, 2021 and 2020.
NOTE 8  INTANGIBLE ASSETS AND GOODWILL
The Company’s intangible assets at December 31, 2021 and 2020 include the following:

Description	Estimated Economic Life	December 31, 2021	December 31, 2020
Developed technologies	10 years	$18,882,401	$—
Lease intangible	30 years	3,621,488
License agreements	10 years	510,752	—
In-process research and development	10 years	350,000
Customer agreements	1 year	122,885	—
Distribution agreements	8 years	19,733	—
Trademarks	10 years	7,000

Accumulated amortization	(338,958)	—
Intangible assets, net	$23,175,301	$—
Accumulated amortization as of December 31, 2021 and 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Developed technologies	$231,920	$—
License agreements	20,625	—
In-process research and development	2,991	—
Customer agreements	81,923	—
Distribution agreements	1,499	—
Accumulated amortization	$338,958	$—
Amortization expense related to intangible assets of $569,721 was recorded for the year ended December 31, 2021. Accumulated amortization of $230,763 was written off as part of the impairment of the MANA customer agreement intangible asset during the year ended December 31, 2021.
The estimated economic lives shown above were at the closing dates of the respective acquisitions. The estimated economic lives of license agreements and developed technologies are based on the midpoint of the indicated lives derived from the related valuation analyses. The estimated economic lives of customer and distribution agreements are based on the specified terms of the respective agreements.
The Company is party to three license agreements with American Science and Technology Corporation (“AST”), pursuant to which Comstock Innovations agreed to license AST’s intellectual properties for use at three facilities in exchange for three facility-specific license fees of $500,000 each, and a royalty fee equal to 1.0% of the gross revenue of each of the first three licensed facilities. Comstock IP Holdings is also party to a research agreement with Virginia Polytechnic Institute and State University (“Virginia Tech”), and an exclusive license agreement with Virginia Tech’s affiliate, Virginia Tech Intellectual Properties, Inc. (“VTIP”) pursuant to which Comstock IP Holdings agreed to (i) pay Virginia Tech $438,410 to conduct sponsored research; and (ii), license VTIP’s related intellectual property on a worldwide exclusive basis in exchange for a royalty fee equal to 1.0% of the applicable net sales, subject to a minimum annual royalty of $5,000 per year. The Company also has developed technologies valued at $18,882,401 (See Note 2, Acquisitions and Investments).
Amortization of intangible assets was $338,958 for the year ended December 31, 2021. Future minimum amortization expense is as follows at December 31, 2021:

2022	$2,148,222
2023	2,103,108
2024	2,098,956
2025	2,098,956
2026	2,098,956
Thereafter	12,627,103
$23,175,301

Changes in the intangible assets and goodwill balances for the year ended December 31, 2021 are presented below:

	As of December 31, 2020	Acquisitions	Additions	Impairment	Amortization	As of December 31, 2021
Intangible assets	—	23,125,786	850,000	(461,527)		23,514,259
Accumulated amortization	—	—		230,763	(569,721)	(338,958)
Goodwill	—	18,952,517	—	(6,163,846)	—	12,788,671
Total intangible assets and goodwill	—	42,078,303	850,000	(6,394,610)	(569,721)	35,963,972
All intangibles and goodwill are associated with the Renewable Energy Products segment.
NOTE 9  ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities at December 31, 2021, and 2020, consisted of the following:

	December 31, 2021	December 31, 2020
Accrued interest expense	12,329	—
Accrued Northern Comstock LLC	—	180,833
Accrued payroll costs	817,062	153,615
Accrued directors fees	—	60,000
Accrued vendor liabilities	77,062	136,499
Other accrued expenses	32,990	4,000
Total accrued expenses	$939,443	$534,947
NOTE 10  LEASES
The Company has the following lease balances recorded on the consolidated balance sheets as follows:

Lease Assets and Liabilities	Classification	December 31, 2021	December 31, 2020
Finance lease right-of-use asset	Right of use asset	$15,033,000	$—
Operating lease right-of-use asset	Other assets	46,897	51,294
Total right of use assets		$15,079,897	$51,294

Operating lease liability - current	Accrued expenses and other liabilities	$4,388	$3,650
Operating lease liability - long-term	Other liabilities	45,403	49,791
Finance lease liability	Lease liability	13,043,499	$—
Total lease liabilities		$13,093,290	$53,441

The Company has the following lease costs recorded in the consolidated statements of operations as follows:

	Year Ending December 31,
	2021	2020
Finance lease cost:
Amortization of right-of-use assets	$—	$—
Interest on lease liabilities	—	—
Operating lease cost	10,099	10,099
Total lease cost	$10,099	$10,099

Other information
Cash paid for amounts included in the measurement of lease liabilities	$—	$—
Operating cash flows from finance leases	—	—
Operating cash flows from operating leases	9,350	9,050
Financing cash flows from finance leases	—	—
Right-of-use assets and finance lease liabilities acquired with LINICO transaction (Note 2)	15,033,000	—
Weighted-average remaining lease term - finance leases	0.75	—
Weighted-average remaining lease term - operating leases	6.75	7.75
Weighted-average discount rate - finance leases	6%	—%
Weighted-average discount rate - operating leases	11%	11%
Finance Lease
On February 15, 2021, LINICO Corporation (“LINICO”) and Aqua Metals Reno Inc. (the “Landlord”), a subsidiary of Aqua Metals Inc. (“AQMS”), entered into an industrial lease (the “AQMS Lease Agreement”), for the land, buildings and related improvements (the “Battery Recycling Facility”). The AQMS Lease Agreement is for a two-year term and commences on April 1, 2021, and provides for lease payments of $68,000 per month during months 1 to 12, $81,600 per month during months 13 to 18 and $100,640 per month during months 19 to 24. Pursuant to the AQMS Lease Agreement, LINICO also has the right to purchase the Battery Recycling Facility for (i) $14,250,000, if the purchase is made on or prior to October 1, 2022, or (ii) $15,250,000, if the purchase is made after October 1, 2022 (“Purchase Option”). LINICO paid the initial $1,250,000 nonrefundable deposit under the AQMS Lease Agreement that was due on or before October 15, 2021, which is included in deposits on the consolidated balance sheets as of December 31, 2021. The payment will be applied to the purchase price if the Purchase Option is exercised. The AQMS Lease Agreement also grants the Company the right to consummate the Purchase Option if LINICO and the Landlord agree that LINICO will not exercise the Purchase Option. We assumed we will exercise the option to purchase the Battery Recycling Facility on or before October 1, 2022.
We recognized the AQMS lease as a new finance lease as part of the asset acquisition of LINICO with an assumed lease term of ten months, total payments of $13,693,600 payable through the purchase option date of October 1, 2022, discounted at the Company's incremental borrowing rate of 6% and an estimated useful life of 30 years for the right-of-use asset. The value of the right-of-use asset and lease liability upon acquisition, including the pro rata allocation of excess value from the asset acquisition was $15,033,000. We acquired the lease on December 30, 2021 and no interest expense or amortization of the right-of-use asset was recorded during the year ended December 31, 2021. We used judgment in estimating the expected timing of exercise of the purchase option, the purchase option price and the discount rate applied in calculating the right-of-use asset and lease liability. Timing of exercise of the option and the related exercise price may differ from our estimates.
We recognized a lease intangible asset as part of the LINICO asset acquisition in the amount of $3,622,488 (see Note 2, Acquisitions and Investments), representing the value of the purchase option at the date of acquisition.

Operating Lease
The Company has an operating lease, as lessee, with Sutro as lessor, for a property located adjacent to the Gold Hill Hotel, which is primarily used as a room rental. The lease runs from 2018 until 2028. The monthly rent is $750 with automatic annual increases of $25 per month every November, beginning in 2020. The operating lease is sub-leased to Crown Point Management LLC, the operators of the Gold Hill Hotel, and not separately valued within the Gold Hill Hotel lease. For the years ended December 31, 2021 and 2020, the fixed operating lease expense was $10,099 and $10,099, respectively with a remaining term of 6.8 years.
Maturities of lease liabilities by fiscal year for the Company's operating lease is as follows:

2022	9,650
2023	9,950
2024	10,250
2025	10,550
Thereafter	31,500
Total lease payments	71,900
Less: Imputed interest at 11%	(22,109)
Present value of lease liabilities	$49,791
Maturities of lease liabilities for the Company's finance lease are $13,693,600, all payable in 2022, with imputed interest of $650,101.
Operating Lease Income
Revenues from operating leases on our land and building leased to others totaled $228,123 and $201,700 for the years ended December 31, 2021 and 2020, respectively.
Maturities of lease payments for operating leases to others are as follows:

2021	$180,025
2022	166,325
2023	22,725
2025	96,000
Thereafter	384,000
Total Minimum Lease Income	$849,075

NOTE 11  DEBT OBLIGATIONS
Debt at December 31, 2021 and 2020 consisted of the following:

	December 31, 2021	December 31, 2020
GHF Secured Promissory Note – 6% interest, due December 15, 2024	$5,000,000	$—
Georges Trust Unsecured Promissory Notes - 12% interest, due September 2021	—	1,389,014
Concorde Trust Unsecured Promissory Notes - 12% interest, due September 2021	—	683,263
Bean Trust Unsecured Promissory Note - 12% interest, due September 2021	—	290,386
GHF Inc Unsecured Promissory Note - 12% interest, due September 2021	—	916,712
Note Payable (Caterpillar Financial Services) - 5.7% interest.	—	404,373
Total debt	5,000,000	3,683,748
Less: debt discounts and issuance costs	(513,744)	(126,043)
Total debt, net of discounts	4,486,256	3,557,705
Less: current maturities	—	(3,557,705)
Long-term debt, net of discounts and issuance costs	$4,486,256	$—
Concorde Trust, Bean Trust, Georges Trust, GHF, Inc. & Scott H. Jolcover Unsecured Promissory Notes
We entered into a long-term promissory note ("GHF 2021 Note") with GHF, Inc. on December 15, 2021, with a principal amount of $5,000,000, of which $4,550,000 was funded and $450,000 was an original issue discount ("OID"). The full principal is due on December 15, 2024. Interest is payable monthly at a rate of 6% annually. Prepayment is allowed in full or in part at any time without premium or penalty. The loan is secured by all non-mining related assets of the Company, Silver Springs land and water rights, and the Daney Ranch, excluding the Lucerne and Dayton properties. The Company is required to prepay the promissory note with any net cash proceeds received in the sale of any collateral. If the promissory note has not been paid in full on or prior to December 15, 2022, the Company will issue warrants to GHF allowing them to purchase 1,000,000 shares of the Company’s common stock, half of which are exercisable at a price per share of 150% of the 20-day volume weighted average closing price (“VWAP”) of the Company’s common stock on its primary trading market for the 20 consecutive trading days preceding December 15, 2021, and the remainder at a price per share of 135% of the 20-day VWAP as determined on December 15, 2022. At December 31, 2021, the warrants were valued at $70,879. We recognized interest expense of $19,720 during the year ended December 31, 2021 in connection with the GHF 2021 Note.
On August 6, 2020, the Company entered into three unsecured promissory notes (together with the additional promissory notes with the Concorde Trust and GHF Inc. described below, the "Promissory Notes") with an original aggregate principal amount of $4,475,000, an original issue discount ("OID") of $225,000, and an interest rate of 12% per annum payable monthly, and a maturity date of September 20, 2021. On October 1, 2020, the Company revised and divided the Concorde Trust promissory note of $3.68 million into two separate Promissory Notes totaling the same amount, that is, a new promissory note to Georges Trust for $3.04 million and a revised promissory note to Concorde Trust for $0.64 million, representing entities under common control with one another but not with the Company. This note was paid in full during 2021.
On October 1, 2020, the Company paid the Scott H. Jolcover promissory notes in full, with a principal payment of $150,000 plus OID of $1,216. At December 31, 2020, the former employee had no outstanding Promissory Notes, and had received $2,876 in payments of interest and $151,216 in payments of principal during the year ended December 31, 2020. On October 5, 2020, the Company paid $1.7 million in principal for the Georges, Concorde, and Bean Promissory Notes, plus earned OID of $15,143. On October 9, 2020, the Company paid an additional $0.5 million in principal for the remaining Promissory Notes, plus earned OID of $4,716. These payments reduced the principal balance on the notes to approximately $1.9 million. This note was paid in full during 2021.
On December 4, 2020, the Company entered into two additional Promissory Notes with the Concorde Trust and GHF Inc., which had an original aggregate principal amount of $1,309,589, were issued at an original issue discount of $59,589, bore interest at a rate of 12% per annum payable monthly, and mature on September 20, 2021. This note was paid in full during 2021.
Interest expense on the Promissory Notes was $139,213 for the year ended December 31, 2021, including OID amortization of $71,289. Accrued interest of $31,700 was included in accounts payable on the consolidated balance sheets at December 31, 2021. Interest expense on the Promissory Notes was $223,543 for the year ended December 31, 2020 including OID amortization of $66,868.
GF Comstock 2 LP
On January 13, 2017, the Company issued a $10.7 million Debenture to GF Comstock 2 LP ("Debenture") due January 13, 2021. Interest was payable semi-annually. The Debenture was issued at a discount of approximately $0.6 million and with additional issuance costs of approximately $0.5 million. The Debenture also required an additional make whole obligation totaling approximately $0.7 million. The Company recorded the Debenture at face value on the consolidated balance sheets, net of the discount, issuance costs and make whole obligation, which approximated its estimated fair value. The discount, issuance costs and make whole obligation were amortized to interest expense during the term of the Debenture.
On August 11, 2020, the Company retired the Debenture by paying the remaining principal balance of $4.0 million, plus the remaining make whole obligation of $0.2 million and recognized a loss on early retirement of debt of $51,000. Interest expense on the Debenture was $0.4 million for the year ended December 31, 2020 of which Tonogold reimbursed $0.3 million for the year ended December 31, 2020, which was netted against interest expense in the consolidated statements of operations.
Caterpillar Equipment Facility
On June 27, 2016, the Company completed an agreement with Caterpillar Financial Services Corporation ("CAT") relating to certain finance and lease agreements for equipment (the “CAT Agreement”). The Company paid down its obligations with the net proceeds from the financed and leased equipment sold during the second and third quarters of 2016, with the remaining balance to be paid off from a monthly payment schedule of primarily $29,570 monthly payments until the amounts have been paid in full. The note held an interest rate of 5.7% per annum. The obligations were recorded at face value on the consolidated balance sheets, which approximated fair value.
On June 29, 2020, Comstock and CAT modified the CAT Agreement allowing for four months of deferred payments, with no extension of terms, beginning with the May 1, 2020, payment and extending through August 1, 2020. Interest payable for the four deferred payments was added to principal, after which payment amounts were increased to $37,817 per month, beginning on September 1, 2020. On March 4, 2021, we retired the Caterpillar Financial Services loan by paying the remaining principal balance of $296,171.
NOTE 12   LONG-TERM RECLAMATION LIABILITY
We are required to mitigate long-term environmental impacts by stabilizing, contouring, re-sloping, and re-vegetating various portions of our sites after mining and mineral processing operations are completed. These reclamation actions are conducted in accordance with plans reviewed and approved by appropriate regulatory agencies.
At December 31, 2021 and 2020, we accrued an asset retirement obligation of $5,445,672, and $6,054,919. respectively, for our obligation to reclaim our mine facilities based on our most recent reclamation plan, as revised, submitted and approved by the Nevada State Environmental Commission and Division of Environmental Protection. Our total reclamation liability includes cost estimates for our American Flat processing facility, Dayton project and enhanced reclamation obligations in Storey County. Effective January 1, 2021, we updated the expected reclamation commencement date from December 31, 2022 to December 31, 2025. This resulted in a reduction in the liability of $926,434 using a discount rate of 6.02%. The adjustment in excess of the net retirement obligation asset of $57,963 was $868,471 at January 1, 2021 and was recorded in the consolidated statements of operations.

Following is a reconciliation of the mining retirement asset associated with our reclamation plan for the mining projects for the years ended December 31, 2021, and 2020:

	12/31/21	12/31/20
Long-term reclamation liability — beginning of period	$6,054,919	$6,034,208
Reduction of obligation due to extension of time	(926,434)	—
Accretion of reclamation liability	317,187	20,711
Long-term reclamation liability — end of period	$5,445,672	$6,054,919
NOTE 13  COMMITMENTS AND CONTINGENCIES
CONTINGENT PAYMENT OBLIGATIONS
FLUX Photon Corporation
The purchase price payable for the FPC Assets is $18,000,000 payable in cash to FPC with 20% of the future monthly consolidated sales, less total variable costs, less operating expenses, maintenance, tax payments, and debt service payments of the Company and its now and hereafter-existing subsidiaries, until the purchase price of $18,000,000 has been fully paid. On December 10, 2021, the Asset Purchase Agreement was amended to provide for the payment by the Company of a $350,000 down payment against the purchase price, which reduced the stated purchase price to $17,650,000 at December 31, 2021.
MANA Corporation
On July 23, 2021, the Company entered into a Securities Exchange Agreement to purchase 100% of the issued and outstanding equity of MANA Corporation. MANA provides industrial hemp origination, toll processing, sales, marketing, commodities, co-products management, and related products and services. MANA has a contingent payment obligation equal to 20% of MANA’s future net cash flow deriving from sales of industrial hemp and its derivatives, as defined in the applicable agreement, in an amount up to $8,600,000. This amount has not been recorded in our consolidated financial statements for the year ended December 31, 2021, as it has been determined to be neither probable nor reasonably estimable.
Comstock Innovations - Pilot Facility
Comstock Innovations, our wholly-owned technology research and development subsidiary, is subject to an asset purchase agreement with American Science and Technology Corporation (“AST”), pursuant to which the Company agreed to purchase substantially all of the real and personal property located at 6445 Packer Drive, Wausau, Wisconsin 54401 (“Pilot Facility”), including pilot scale processing equipment used in connection with some of our cellulosic fuels and electrification metals extraction and refining processes. The purchase agreement calls for a purchase price of $3,920,000 in installments of $35,000 per month from May 1, 2022 to April 30, 2023, $1,750,000 on April 30, 2023, and $1,750,000 on April 30, 2024. The costs associated with the Pilot Facility’s research and development support operations are allocated (on a time and materials basis at cost) to our cellulosic fuels, electrification metals, cleantech engineering, technology licensing, and strategic and other investments segments, as applicable.
LINICO Corporation
At December 31, 2021, LINICO had $3,219,607 in deposits with various vendors for the plant and equipment.

COMSTOCK MINERAL ESTATE LEASE PAYMENTS
We lease certain mineral rights and properties under leases expiring at various dates through 2040. Future minimum annual lease payments, including royalty and rental payments, under these existing lease agreements are as follows at December 31, 2021:

Year	Leases
2022	$114,000
2023	114,000
2024	108,000
2025	110,000
2026	150,000
Thereafter	1,536,250
Total minimum annual lease payments	$2,018,250
We have minimum royalty obligations with certain of its mineral properties and leases. For most of the mineral properties and leases, we are subject to a range of royalty obligations to the extent that production commences. These royalties range from 0.5% to 5% of Net Smelter Returns ("NSR") from minerals produced on the properties, with the majority being under 3%. Some of the factors that will influence the amount of the royalties include ounces extracted and the price of extracted metals.
Our mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally become more restrictive. The Company believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.
Mineral and Mining Leases
The Company is party to lease agreements with Tonogold. On September 16, 2019, as amended and restated on December 23, 2019, the Company, as lessor, entered into a 10-year, renewable mineral exploration and mining lease with Tonogold for certain mineral properties owned or controlled by the Company (the "Exploration Lease"). The Exploration Lease grants Tonogold the right to use these properties for mineral exploration and development, and ultimately the production, removal and sale of minerals and certain other materials. Tonogold pays to the Company a quarterly lease fee of $10,000. The lease fee will escalate 10% each year on the anniversary date of the Exploration Lease. Tonogold also reimburses the Company for all costs associated with owning the properties, including, but not limited to, lease payments for underlying, third-party leases. The Exploration Lease also provides for royalty payments when mining operations commence.
On November 18, 2019, the Company, entered into an agreement to lease its permitted American Flat property, plant and equipment to Tonogold for crushing, leaching and processing material from the Lucerne Mine (the "Lease Option Agreement"). Under the Lease Option Agreement, Tonogold is required to reimburse the Company approximately $1,100,000 in expenses per year to maintain the option. The Lease Option Agreement remains in effect, but has not yet been exercised. The Lease Option Agreement expires in November 2025. Total reimbursements under the Tonogold agreements for the years ended December 31, 2021 and 2020 were approximately $2,800,000 and $2,600,000, respectively. Total reimbursements receivable under the Tonogold agreements for the years ended December 31, 2021 and 2020 were approximately $800,000 and $0.
On September 1, 2020, the Company entered into a new mineral exploration and mining lease with Sutro. The lease covers patented mining claims, exploration rights, and access over and through town lots in Gold Hill and Virginia City, Nevada. The lease also provides the right to explore the Sutro Tunnel.

LITIGATION
On January 31, 2014, the Comstock Residents Association (the “CRA”) and two of its members filed a civil action in the Third Judicial District Court in Lyon County, Nevada (the “District Court”) against the Lyon County Board of Commissioners (the “Commissioners”) and the Company, asking the District Court to reverse the Commissioners’ decision to grant an application for master plan amendment and zone change submitted and approved by the Commissioners in 2014 (the “Application”). Prior to approval of the Application, the master plan designation and zoning precluded mining on certain property of the Company in the area of Silver City, Nevada. On January 11, 2021, the Nevada Supreme Court issued a final order affirming the District Court's judgment in favor of Lyon County and Comstock Mining. On January 29, 2021, the CRA filed a Petition for Rehearing to the Nevada Supreme Court. On February 25, 2021, the Nevada Supreme Court issued an order denying a rehearing. On March 8, 2021, the CRA filed a Petition for En Banc Reconsideration to the Nevada Supreme Court. On April 9, 2021, the Nevada Supreme Court responded to the petition by issuing an order denying en banc reconsideration, once again, in favor of Lyon County and Comstock Mining. On July 30, 2021 Judge Estes of the Third Judicial District Court in Lyon County, Nevada ruled in favor of Lyon County and the Company and awarded attorney fees and costs to be paid by the plaintiffs in the sum of $50,000 to Lyon County and $203,151 to the Company. On August 27, 2021 the CRA filed a notice of appeal to the Nevada Supreme Court.
On or about February 27, 2020, we received notice that three former employees had filed a complaint with OSHA regarding alleged wrongful termination of employment in 2019, seeking backpay, front pay and other compensatory damages as well as interest and legal fees and costs. On September 8, 2021, OSHA notified the three former employees that it was dismissing their complaint after OSHA was informed that the former employees were instead planning to file a complaint in federal court. On August 20, 2021, the former employees filed a lawsuit against the Company, its Board of Directors, its Audit and Finance Committee, its Chief Executive Officer and certain of its managers for the wrongful termination of their employment. We believe those terminations were lawful and we are vigorously defending the complaint. At December 31, 2021, the Company has accrued severance and related costs for this complaint in accrued expenses and other liabilities on the consolidated balance sheets (see Note 22, Subsequent Events).
From time to time, we are involved in claims and proceedings that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.
NOTE 14  EQUITY
ISSUANCE OF REGISTERED SHARES OF COMMON STOCK
On February 8, 2021, we entered into an equity purchase agreement (“2021 Leviston Sales Agreement”) with Leviston to offer and sell registered shares of common stock at an aggregate offering price of up to $5.0 million from time to time, at our option, on terms we deem favorable. The term of the agreement was 24 months. We agreed to deliver to Leviston additional shares of common stock in payment of due diligence and commitment fees with a fair value of $250,003, for no additional consideration, on the first settlement date with respect to a put notice delivered by us. For the year ended December 31, 2021, we issued to Leviston 1,551,760 common shares under this agreement with an aggregate sales price of $5.0 million, at an average price per share of $3.22, and an additional 50,907 common shares in commitment and due diligence fees. At December 31, 2021, the 2021 Leviston Sales Agreement has no capacity.
On March 2, 2021, we entered into equity purchase agreements (“Equity Purchase Agreements”) with certain investors to issue and sell in a registered direct offering (“Offering”) 4.0 million shares of common stock at a price of $4.00 per share. The Equity Purchase Agreements contain customary representations, warranties and agreements of the Company, and customary conditions to closing, indemnification rights and obligations of the parties. The Offering of the shares closed on March 4, 2021. We paid Noble Capital Markets, Inc., the placement agent for the Offering, an aggregate cash fee of $960,000 (equal to 6% of the aggregate gross proceeds raised in the Offering), and $30,000 for other expenses, resulting in net proceeds of $15,010,000.

On September 28, 2021, we entered into an equity purchase agreement (“2021 Leviston Equity Agreement”) with Leviston Resources LLC (“Leviston”) to offer and sell registered shares of common stock at an aggregate offering price of up to $5.0 million from time to time, at our option, on terms we deem favorable. The term of the agreement is 24 months. We agreed to deliver to Leviston additional shares of common stock, for no additional consideration, with a fair value of $100,000 in due diligence fees, on the first settlement date with respect to a put notice delivered by us, and $150,000 in commitment fees upon the written request of Leviston. For the year ended December 31, 2021, we issued to Leviston 2,668,363 common shares under this agreement with an aggregate sales price of $5.0 million, at an average price per share of $1.87, and an additional 92,880 common shares in due diligence fees. At December 31, 2021, the 2021 Leviston Equity Agreement has no capacity.
On December 3, 2021, the Company sold 1,000,000 shares of unregistered securities at a price of $1.40 per common shares, for net proceeds of $1.4 million for the year ended December 31, 2021.
In July 2020, the Company entered into an equity purchase agreement (the "2020 Leviston Sales Agreement") with Leviston Resources LLC ("Leviston") to offer and sell registered shares of common stock at an aggregate offering price of up to
$2.5 million, from time to time, at the Company's option, and paid a commitment fee of $125,000 in shares of common stock and $52,500 of cash fees. From July through September 2020, the Company issued to Leviston 2,793,586 common shares with an aggregate sales price of $2.5 million at an average price per share of $0.89, and an additional 173,611 common shares in commitment fees. As of December 31, 2020, the 2020 Leviston Sales Agreement has no remaining capacity.
Gross proceeds from and cash fees related to the issuance of shares of the Company's common stock pursuant to registered equity issuance and exempt private placement agreements, are presented below for the years ended December 31, 2021 and 2020:

	12/31/21	12/31/20
Number of shares sold	9,220,123	5,747,608
Gross proceeds	$27,399,999	$4,197,621
Cash fees	(1,064,498)	(130,070)
Net proceeds	$26,335,501	$4,067,551
Average gross proceeds per share	$2.97	$0.73
ISSUANCE OF UNREGISTERED SHARES OF COMMON STOCK
Issuance of restricted shares of our common stock in connection with acquisitions, investments and other endeavors for the year ended December 31, 2021 are as follows:

Issuance Date	Acquisition/Investment	Common Shares Issued	Restriction Period
February 16, 2021	LINICO Corporation	3,000,000	B
June 18, 2021	Renewable Process Solutions, Inc.	1,000,000	A
June 24, 2021	Quantum Generative Materials LLC	3,000,000	B
July 23, 2021	MANA Corporation	4,200,000	A
July 23, 2021	LP Biosciences LLC	3,500,000	C
August 27, 2021	Northern Comstock LLC	163,156	B
September 7, 2021	Plain Sight Innovations Corporation	8,500,000	A
December 30, 2021	LINICO Corporation	3,500,000	D
Total common shares issued		26,863,156

(A)	28% six months from issuance date; additional 8% becomes unrestricted semi-annually through 5 years from issuance date.
(B)	Six months from issuance date.
(C)
Six months from issuance date. On December 31, 2021, we filed a prospectus on Form S-3 with the Securities and Exchange Commission to register the 3,500,000 shares of common stock issued to LPB for resale at a proposed maximum offering price per unit of $2.71. Effective February 28, 2022, these shares were transferred back to the Company for cancellation upon receipt (See Note 22, Subsequent Events).

(D)
Nine months from issuance date. Shares must be sold during the six-month period commencing nine months from the issuance date and ending 15 months from the issuance date pursuant to a Rule 10b5-1 plan.

Noncontrolling Interest
On December 30, 2021, we entered into an agreement with LINICO to purchase additional shares resulting in a 90% controlling interest (see Note 2, Acquisitions and Investments). The remaining 10% ownership is held by AQMS (see Note 21, Related Party) and is accounted for as a noncontrolling interest in our consolidated financial statements.
On January 24, 2019, we entered into an agreement, as amended on April 30, 2019, May 22, 2019, June 21, 2019, August 15, 2019, September 20, 2019, October 14, 2019, and November 17, 2019, to sell to Tonogold its interests in Comstock Mining LLC, a wholly-owned subsidiary of the Company, with sole assets of the Lucerne properties and related permits. At the initial closing on November 18, 2019, a 50% membership interest in Comstock Mining LLC was delivered to Tonogold with the Company retaining all management control and authority over Comstock Mining LLC until 100% of consideration for all membership interests was delivered. Accordingly, Tonogold’s membership interest in Comstock Mining LLC was accounted for as a noncontrolling interest shown in the consolidated financial statements of the Company. On September 8, 2020, 100% of the membership interests of Comstock Mining LLC were acquired by Tonogold and the noncontrolling interest was eliminated as part of the purchase (see Note 2, Acquisitions and Investments).
Treasury Stock
Our treasury stock consists of 3,000,000 shares held by our 90% owned subsidiary LINICO. We expect LINICO will sell the shares and we have presented the cost of the acquired stock as a deduction from equity. The fair value on the date of acquisition is $3,870,000 (See Note 2, Acquisitions and Investments).There were no gains on sales during the year ended December 31, 2021.

NOTE 15  FAIR VALUE MEASUREMENTS
ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS
The following table presents our assets and liabilities measured at fair value on a recurring basis at December 31, 2021:

		Fair Value Measurements at
		December 31, 2021
	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Tonogold common shares	$910,558	$910,558	$—	$—
Tonogold note receivable	7,255,000	—	—	7,255,000
LPB derivative asset	342,000	—	342,000	—
Other equity securities	15,260	15,260	—	—
Total assets measured at fair value	$8,522,818	$925,818	$342,000	$7,255,000

Liabilities:
LINICO acquisition derivative liability	$(2,743,162)	$(2,743,162)	$—	$—
GenMat derivative	$(6,130,000)	$—	$(6,130,000)	$—
Total liabilities measured at fair value	$(8,873,162)	$(2,743,162)	$(6,130,000)	$—
The following table presents our assets and liabilities at December 31, 2020, which are measured at fair value on a recurring basis:

		Fair Value Measurements at
		December 31, 2020
	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Tonogold common shares	$3,939,558	$3,939,558	$—	$—
Tonogold note receivable	5,498,500	—	—	5,498,500
MCU derivative asset	265,127	—	265,127	—
Other equity securities	40,165	—	40,165	—
Total assets measured at fair value	$9,743,350	$3,939,558	$305,292	$5,498,500
During the year ended December 31, 2021, the common shares of Elevation Gold Mining Corporation, previously Northern Vertex ("Elevation") were transferred from Level 2 to Level 1 as a result of the restriction period expiring on March 1, 2021. During the year ended December 31, 2020, we converted Tonogold CPS to common shares, resulting in a transfer from Level 3 to Level 1. During the years ended December 31, 2021 and 2020, there were no other transfers of assets and liabilities between Level 1, Level 2 and Level 3.
The following table provides reconciliation between the beginning and ending balance of investments measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

	12/31/21	12/31/20
Beginning Balance	$5,498,500	$9,080,000
Total change in fair value recognized in earnings
Tonogold convertible preferred shares	—	(2,544,000)
Tonogold contingent forward asset	—	765,880
Tonogold note receivable	(418,500)	(642,997)
	(418,500)	(2,421,117)
Additions
Tonogold contingent forward asset	—	1,232,952
Tonogold note receivable	2,175,000	6,141,497
	2,175,000	7,374,449
Transfers
Conversion of Tonogold convertible preferred shares to Tonogold common	—	(3,920,000)
Deductions:
Redemption of Tonogold convertible preferred shares	—	(2,616,000)
Settlement of Tonogold contingent forward asset	—	(1,998,832)
	—	(4,614,832)
Ending balance	$7,255,000	$5,498,500
VALUATION METHODOLOGIES
Following is a description of the valuation methodologies used for the Company's financial instruments measured at fair value on a recurring basis as well as the general classification of such instruments pursuant to the valuation hierarchy.
Tonogold Common Shares
The fair value of our investment in common shares of Tonogold is based on the closing price per share of the stock. At December 31, 2021 and December 31, 2020, we held 8,671,985 and 13,131,860 Tonogold common shares with fair values of $910,558 and $3,939,558, respectively. The fair values of the common shares are based on the $0.11 and $0.30 closing share prices (OTC: TNGL), respectively. We recorded a loss of $2,286,867 and a gain of $1,636,468 for the gain (loss) on investments in the consolidated statements of operations for the years ended December 31, 2021 and December 31, 2020.
Tonogold Note Receivable
The Tonogold Note may be converted into Tonogold common shares, at the sole discretion of the Company, at the Maturity Date, upon an event of default or upon a partial or whole prepayment by Tonogold. The Maturity Date may be extended at the Company’s option if an event of default has occurred or is expected to occur or a fundamental transaction (as defined by the Note) has been announced but not yet closed. Because of the embedded features, the Company made the irrevocable election to report the Note on a fair value basis. The Note principal was originally due and payable on September 20, 2021, and has been extended to March 31, 2022. The Note was amended on March 31, 2021 and June 1, 2021 to its current principal balance of $6,650,000. The Note includes the following features: 1) conversion feature allowing the Company, at the Company's sole option, to elect payment in Tonogold common shares upon certain events; 2) change of control redemption right allowing the Company to redeem the Note in cash at a 125% premium; 3) event of default redemption right allowing the Company the right to elect redemption of the Note in cash at a 118% premium; and 4) an option for the Company to extend the maturity date. On September 8, 2020, the fair value of the Note was $6.1 million, based on a Monte Carlo model with various inputs, including the Tonogold common share price of $0.35, volatility of 96%, risk-free rate of 0.15%, cost of debt of 11.12%, required conversion premium of 30%, probability of prepayment of 5%, probability of change of control of 5% and probability of default of 27%.

At December 31, 2021, the fair value of the Tonogold Note was $7,255,000 based on probability weighted fair value with several scenarios, including a 10% probability of Tonogold repayment upon maturity, a 10% probability of Tonogold defaulting on the Note, a 75% probability of a swap of the collateral to us prior to maturity with exercise of an option to repurchase the assets, and a 5% probability of a swap of the collateral to us prior to maturity and assuming no exercise of the option to repurchase.
Under scenario 1, the value of $7,198,000 was derived from a Monte Carlo model with the following inputs: Tonogold common share price - $0.11; volatility – 61%; risk free rate – 0.06%; cost of debt – 20%; conversion premium – 30%; probability of prepayment – 5% at both March and June 2021; probability of change in control – 0% at December 2021; probability of default is considered separately in other scenarios at December 31, 2021. The Company recorded a loss of $418,500 for the change in fair value in other expense in the consolidated statements of operations for the year ended December 31, 2021.
Under scenario 2, we assumed default upon the March 2022 maturity date and a 24 month term for the settlement process, with an assumed settlement of $10,550,401 in March 2024. The settlement amount represents the outstanding principal and interest obligation on the note. A yield assumption of 20% was applied to the settlement amount. The value of scenario 2 was $7,000,000.
Under scenario 3, we assumed the Lucerne mine and related assets would be sold back to us, with Tonogold paying $750,000 at the maturity date of the Note (the "Swap") with a call option issued to Tonogold whereby the assets could be repurchased at the end of 2022 for $7,500,000. A discount rate of 25% was applied in this scenario, reflecting the rates of return on venture capital investments. We assumed Tonogold exercised the option in this scenario. The value of scenario 3 was $6,709,000.
Under scenario 4, we assumed the Swap in scenario 3 and no exercise of the option by Tonogold to repurchase the assets. We assumed a 24 month process to sell the assets to an investor for $30,000,000, which is similar to the purchase price of the assets to Tonogold in 2020. A discount rate of 25% was applied in this scenario, reflecting rates of return on venture capital investments. The value of scenario 4 was $16,069,000.
The probability factors were applied to each scenario and the resulting value of the Note at December 31, 2021 was $7,255,000.
The significant unobservable inputs used in the fair value measurement of the Tonogold Note are the probability factors applied to each scenario and the settlement amounts and timing. Significant increases or decreases in any of these inputs in isolation may have resulted in a significantly higher or lower fair value measurement.
At December 31, 2020, the fair value of the Tonogold Note was $5.5 million based on a Monte Carlo model with the following inputs: Tonogold common share price - $0.30; volatility – 89%; risk free rate – 0.09%; cost of debt – 7.62%; conversion premium – 30%; probability of prepayment – 5% at both March and June 2021; probability of change in control – 5% at June 2021; probability of default – 27% at September 2021. The Company recorded a loss of $0.6 million for the change in fair value in other expense in the consolidated statements of operations for the year ended December 31, 2020. The Tonogold Note was classified within Level 3 of the valuation hierarchy at the year ended December 31, 2020.
Tonogold Contingent Forward
On March 20, 2020, Tonogold issued to the Company a senior secured convertible note with a principal amount of $5,475,000 reflecting Tonogold’s intent to purchase additional membership interests in Comstock Mining LLC (see Note 2, Acquisitions and Investments) in the future at a specified price. The Contingent Forward included the following features: 1) conversion feature allowing Comstock, at our sole option, to elect payment in Tonogold common shares upon certain events; 2) change of control redemption right allowing Comstock, to redeem the note in cash at a 125% premium; 3) event of default redemption right allowing Comstock the right to redeem the note in cash at a 118% premium; and 4) a payment modification included in the Contingent Forward. The fair value of the Contingent Forward was based on a Monte Carlo model with various inputs. These inputs included the Tonogold common share price of $0.35 on September 8, 2020, volatility of 96.0%, risk-free rate of 0.15%, cost of debt of 11.12%, required conversion premium of 30.0%, probability of prepayment of 5%, probability of change in control of 5% and probability of default of 27%. We recorded a change in fair value of the Contingent Forward of $0.8 million in other income in the consolidated statements of operations for the year ended December 31, 2020. The contingent forward asset was netted against the gain on sale of Comstock Mining LLC recorded for the year ended December 31, 2020.
Tonogold Convertible Preferred Shares
The consideration received for Tonogold's acquisition of Comstock Mining LLC included shares of the Tonogold CPS. Since the CPS were not listed securities, and had no readily available market, we elected the fair value option for this instrument. The value of the CPS at December 31, 2020 was based on 120% of par value as a result of several factors, which made it likely that Tonogold would be able to apply the redemption provision of the CPS. We recorded $2,544,000 in gain (loss) on investments in other income and expense related to the changes in fair value of the CPS in the consolidated statements of operations year ended December 31, 2020.
LINICO Derivative Instruments
On February 15, 2021, we recorded a derivative asset on the consolidated balance sheets in connection with the LINICO Stock Purchase Agreement. On that date, the February 15, 2021, the fair value of the derivative asset was determined based on the excess of the fair value of 3,000,000 shares of our common stock issued to and held by LINICO over the $6,250,000 contractual consideration required under the agreement. The fair value of the shares was based on the $2.25 closing price per share of our common stock on that date. The increase in fair value of $2,049,966 was recognized as a change in fair value of the derivative instruments in the consolidated statements of operations for the year ended December 31, 2021.
On December 30, 2021, the Company entered into an agreement to acquire 3,129,081 LINICO common shares from its former chief executive officer and director in exchange for 3,500,000 Comstock Shares. If and to the extent that the sale of the LODE Shares results in net proceeds greater than $7,258,162, then former chief executive officer is required to pay all of such excess proceeds to the Company. If and to the extent that the sale of the Comstock Shares results in net proceeds less than $7,258,162, then the Company is required to pay the former chief executive officer equal to such shortfall. At December 31, 2021, the fair value of the shares was based on the closing price per share of our common stock of $1.29. The resulting shortfall of $2,743,162 was recognized as a derivative liability in the consolidated balance sheet and change in fair value of derivative instruments in the statement of operations at and for the year ended December 31, 2021.
GenMat Derivative Instruments
On June 24, 2021, we recorded a derivative asset on the consolidated balance sheets in connection with the GenMat Membership Interest Purchase Agreement. On that date, the $530,000 fair value of the derivative asset was determined based on the excess of the fair value of 3,000,000 shares of our common stock issued to and held by GenMat over the $10,000,000 contractual stock consideration required under the agreement. The value of the shares was based on the $3.51 closing price per share of our common stock on that date. At December 31, 2021, the $6,130,000 fair value of the derivative liability is based on the same number of shares and the $1.29 closing price per share of our common stock on that date. The decrease in fair value of $6,660,000 was recognized as a change in fair value of the derivative instruments in the consolidated statements of operations for the year ended December 31, 2021. The derivative liability is classified within Level 2 of the valuation hierarchy.
LPB Derivative Instrument
On July 23, 2021, we recorded a derivative asset on the consolidated balance sheets in connection with the LPB Contribution Agreement. On that date, the $6,642,000 fair value of the derivative asset was determined based on the excess of the fair value of 3,500,000 shares of our common stock issued to and held by LPB over the $4,173,000 fair value of our contractual consideration under the LPB Partnership Interest Purchase Agreement. The value of the shares was based on the $3.09 closing price per share of our common stock on that date. At December 31, 2021, the $342,000 fair value of the derivative asset is based on the same number of shares and the $1.29 closing price per share of our common stock on that date. The decrease in fair value of $6,300,000 was recognized as a change in fair value of the derivative instruments in the consolidated statements of operations for the year ended December 31, 2021. The derivative liability is classified within Level 2 of the valuation hierarchy.
MCU Derivative Instrument
On December 4, 2020, the Company recorded a derivative asset on the consolidated balance sheets in connection with its $2.0 million purchase of 15% of MCU membership interests. At December 31, 2020, the $271,377 fair value of the derivative asset was based 625,000 shares of the our common stock issued as a portion of the purchase price, and the $1.04 closing price per share of our common stock. During the year ended December 31, 2021, MCU sold 625,000 shares, resulting in a final derivative asset fair value of $762,377 based on the excess of actual net proceeds and cash payments to MCU over the $2,000,000 purchase price. We received a cash payment of $762,377 from MCU in February 2021 in full satisfaction of any excess proceeds from the sale of the stock, which was applied to the derivative asset, resulting in no remaining fair value at December 31, 2021. The increase in fair value of $497,250 for the change in fair value of the derivative instruments in the consolidated statements of operations for the year ended December 31, 2021. The derivative liability is classified within Level 2 of the valuation hierarchy.
Other Financial Instruments
At December 31, 2021, the carrying amount of cash and cash equivalents and notes receivable carried at amortized costs, approximates fair value because of the short-term maturity of these financial debt.
ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A NONRECURRING BASIS
Following is a description of the valuation methodologies used in determining the fair values of the nonrecurring stock purchase price consideration and intangible assets recorded in connection with the three acquisitions completed during the year ended December 31, 2021, all of which are classified within Level 3 of the valuation hierarchy
PSI Stock Purchase Price Consideration
On September 7, 2021, the Company entered into and closed under a Securities Exchange Agreement with the shareholders of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation) (“Comstock Innovations”), in order to acquire 100% of the issued and outstanding equity of the Company, in exchange for 8,500,000 restricted shares of the Company’s common stock with a fair value of $14,952,806. Such shares are subject to transfer restrictions, of which 28% will be released from the Lock-Up 180 days after closing, and the remaining 72% will be released in eight (8) equal installments of 9% every six months thereafter. In determining the fair value of the shares issued, we assessed the lack of marketability of the shares issued utilizing the European and Asian Protective Put Models and, in order to estimate the volatility for Comstock's future business, we evaluated selected guideline companies from the same industry to determine discounts for lack of marketability associated with the lockup restrictions of 18.2% for the six-month lockup and 54.0% for the longer-term lockups. Related inputs for the six-month lockup include stock price $1.00, exercise price $1.00, term 0.5 years, volatility 101.3%, risk free rate 0.05% and dividend yield 0.0%. Related inputs for the longer-term lockups include stock price $1.00, exercise price $1.00, term 2.5 years, volatility 130.5%, risk free rate 0.30% and dividend yield 0.0%. The purchase price consideration is classified within Level 2 of the valuation hierarchy.
Comstock Innovations Intangible Assets
The Company’s intangible assets acquired from PSI consist of technology-related assets, including third-party license agreements and internally developed technology. Because adequate information is not available to determine the fair value of one of the license agreements using income (economic benefit stream) or market (comparable assets) valuation approaches, the fair values are based on a cost approach (to replace the future service capability of the asset) and an 80.0% opportunity cost to negotiate the agreement over a one-month period, resulting in an estimated fair value of $10,800. The second license agreement has been recorded at the cost of the minimum license fee less amortization, resulting in an estimated fair value of $483,333. The estimated fair value of the internally developed technology is based on the relief from royalty approach, estimating the present value of related future cash flows after tax discounted at an estimated 80.0% per annum weighted average cost of capital, resulting in an estimated fair value of $6,579,400. All three intangible assets are being amortized on a straight line basis over their 10-year estimated useful lives. The intangible assets are classified within Level 3 of the valuation hierarchy.
MANA Stock Purchase Price Consideration
On July 23, 2021, we entered into a Securities Purchase Agreement to purchase 100% of MANA equity and voting shares from the former shareholders of MANA. Under the agreement, the purchase price was paid through the issuance of 4,200,000 restricted shares of our common stock to the former shareholders, with an estimated fair value of $6,528,453. The restricted shares issued are subject to lockup provisions wherein 28% of the restricted shares are released from resale restrictions $180 days, or six months, after the closing. The remaining 72% of the restricted shares are released from resale restrictions in eight equal installments of 9%% every six months thereafter. In determining the fair value of the shares issued, we assessed the lack of marketability of the shares issued utilizing the European and Asian Protective Put Models and, in order to estimate the volatility for Comstock's future business, we evaluated selected guideline companies from the same industry to determine discounts for lack of marketability associated with the lockup restrictions of 39.4% for the six-month lockup and 53.7% for the longer-term lockups. Related inputs for the six-month lockup include stock price $1.00, exercise price $1.00, term 0.5 years, volatility 209.9%, risk free rate 0.05% and dividend yield —%. Related inputs for the longer-term lockups include stock price $1.00, exercise price $1.00, term 2.5 years, volatility 129.6%, risk free rate 0.30% and dividend yield —%. The purchase price consideration is classified within Level 2 of the valuation hierarchy.
RPS Stock Purchase Price Consideration
On June 18, 2021, we entered into a Securities Purchase Agreement to purchase 100% of RPS equity and voting shares from the former shareholder of RPS. Under the agreement, the purchase price is paid through the issuance of 1,000,000 restricted shares of our common stock to the former shareholder, with an estimated fair value of $2,304,806. The restricted shares issued are subject to lockup provisions wherein 28.0% of the restricted shares are released from resale restrictions 180 days, or six months, after the closing. The remaining 72.0% of the restricted shares are released from resale restrictions in eight equal installments of 9.0% every six months thereafter. In determining the fair value of the shares issued, we assessed the lack of marketability of the shares issued utilizing the European and Asian Protective Put Models and, in order to estimate the volatility for Comstock's future business, we evaluated selected guideline companies from the same industry to determine discounts for lack of marketability associated with the lockup restrictions of 26.2% for the six-month lockup and 37.5% for the longer-term lockups. Related inputs for the six-month lockup include stock price $1.00, exercise price $1.00, term 0.5 years, volatility 142.4%, risk free rate 0.06% and dividend yield —%. Related inputs for the longer-term lockups include stock price $1.00, exercise price $1.00, term 2.49 years, volatility 90.8%, risk free rate 0.36% and dividend yield —%. The purchase price consideration is classified within Level 2 of the valuation hierarchy.
RPS Intangible Assets
RPS intangible assets acquired consist of technology-related and contract-related assets. The technology-related asset is a third-party license agreement with an estimated fair value of $16,619, and the contract-related assets include a third-party distribution agreement with an estimated fair value of $19,733, and a customer contract with an estimated fair value of $122,885. Because adequate information is not available to determine the fair values of the license and distribution agreements using income (economic benefit stream) or market (comparable assets) valuation approaches, their fair values are based on a cost approach (to replace the future service capability of the assets) and an 11.8% opportunity cost to negotiate the agreements over a six-month period. The fair values of the license and distribution agreements are being amortized on a straight line basis over their estimated 24 and 79 month estimated useful lives, respectively. The fair value of the customer contract is based on the income approach, estimating the present value of related future cash flows after tax discounted at an estimated 11.8% per annum weighted average cost of capital. The customer contract is being amortized on a straight line basis over the estimated nine-month period to complete the related services. The intangible assets are classified within Level 3 of the valuation hierarchy.
LINICO Intangible Assets
LINICO intangible assets acquired consist of internally developed technology with an estimated fair value of $11,803,000, a lease intangible related to a purchase option with an estimated fair value of $3,621,488, and a trademark with an estimated fair value of $7,000. The estimated fair value of the internally developed technology is based on a relief from royalty method, with estimated revenue over 12 years, attrition of 8.3%, gross royalty charges of 7% and a discount rate of 74.0%. The lease intangible is based on a Black Scholes model with an estimated fair value of the battery recycling facility of $17,130,000, a purchase option price of $14,250,000, a term of 0.8 years, a risk-free rate of 0.29% and volatility of 21.6%. The trademark is valued based on a cost model, which includes attorney advice and preparation of the trademark application, plus filing costs. The developed technology and trademark will be amortized on a straight line basis over their 10-year estimated useful lives and the lease intangible will be amortized on a straight-line basis over its 10-month estimated useful life. Intangible assets of $15,431,488 were recognized upon acquisition based on their relative fair value to the fair value of other net assets acquired. The intangible assets are classified within Level 3 of the valuation hierarchy.
NOTE 16  STOCK-BASED COMPENSATION
2020 EQUITY INCENTIVE PLAN
In 2020, the Company adopted the Comstock Mining Inc. 2020 Equity Incentive Plan (“2020 Plan”). The maximum number of shares of our common stock that may be delivered pursuant to awards granted under the 2020 Plan is 1,800,000. The plan provides for the grant of various types of grants, including but not limited to restricted stock (including performance awards), restricted stock units, stock options, and other types of stock-based compensation.
In December 2020, 540,000 shares were granted to non-executive directors under the 2020 Plan, which vest in three equal increments of 180,000 shares each on January 1, 2022, January 1, 2023 and January 1, 2024. The fair value of the common shares issued was $1.06 per share, based on the closing price of our common stock on December 30, 2020. Compensation expense for these grants totaling $572,400 and will be recognized on a straight-line basis over the three year vesting period. Compensation expense for these grants totaling $190,800 was recorded as a selling, general and administrative expense in the consolidated statements of operations for the year ended December 31, 2021. Unamortized stock-based compensation of $381,600 at December 31, 2021 will be amortized over the remaining 24 months vesting term.
In 2021, we granted, 1,170,000 performance shares to employees under the 2020 Plan. The vesting of 50% of the employee performance share awards is contingent on the achievement of performance goals over the next three years, and vesting of the remaining 50% is contingent on the achievement of our common stock market price goals over the next five years, defined on a per share basis. Vesting is dependent on the employee remaining with the Company from the grant date through the vesting date. The performance shares that vest based on the achievement of performance goals were valued using the Company's common stock price on the grant date, and stock-based compensation was determined based on the probability of achieving each goal.
The performance vesting based on the Company share price were valued using a path-dependent model with the following inputs:

	January 4, 2021	June 8, 2021	July 12, 2021	August 30, 2021
Total shares granted	1,055,000	60,000	25,000	30,000
Performance condition valuation inputs:
Performance condition shares	527,500	30,000	12,500	15,000
Stock price at grant date	$1.10	$3.51	$3.17	$3.04
Market condition valuation inputs:
Market condition shares	527,500	30,000	12,500	15,000
Beginning stock price	$1.10	$3.51	$3.17	$3.04
Volatility	77%	93%	93%	95%
Risk-free rate	0.36%	0.79%	0.71%	0.65%
Number of iterations	100,000	100,000	100,000	100,000
Fair value per share	$0.41	$2.71	$2.38	$2.26
Term (in years)	3.2	1.7	1.8	1.8

Stock-based compensation for all employee performance share grants totaling $273,186 was recorded in the consolidated statements of operations for the year ended December 31, 2021. At December 31, 2021, unamortized stock-based compensation for performance goals-based grants of $605,451 will be amortized over the remaining 24 months vesting term, and the $253,363 associated with market price-based grants will be amortized over the remaining 26 months, 12 months and 15 months derived vesting terms, as applicable. No shares have vested at December 31, 2021.
2011 EQUITY INCENTIVE PLAN
In 2011, the Company adopted the Comstock Mining Inc. 2011 Equity Incentive Plan (the “2011 Plan”). The maximum number of shares of the Company’s common stock that could be delivered pursuant to awards granted under the 2011 Plan was 1,200,000. The plan provided for the grant of various types of awards, including, but not limited to, restricted stock (including performance awards), restricted stock units, stock options, and other types of stock-based awards. The 2011 Plan expired June 23, 2021. At December 31, 2021, there are no shares available to be issued under the plan.
In May 2020, non-executive board members were granted a total of 135,000 common shares for past services and 180,000 common shares for current services for a total of 315,000 common shares. The fair value of the common shares issued was $0.56 per share, based on the closing price of the Company's common shares on May 28, 2020. Compensation cost totaling $176,400 was recorded as a general and administrative expense in the consolidated statements of operations for the year ended December 31, 2020.
Also in May 2020, employees were granted 138,800 fully vested options to acquire common shares with an exercise price equal to the closing price of our common stock on the date of the grant and expiring on the second anniversary of the grants. Fair value of stock options was calculated using a Black-Scholes model with the following inputs: stock price on the grant date and exercise price of - $0.56 per share; expected term - 1 year; annualized risk-free rate - 0.17%; and annualized volatility - 92.91%. Based on these inputs, the fair-value option price is $0.20 per share. Compensation expense for the stock options issued totaled $27,849 and was recorded as additional paid in capital on the consolidated balance sheets for the year ended December 31, 2020. During 2021, 66,150 of the stock options have been repurchased and cancelled in lieu of being exercised. Cash paid for the stock options totaling $247,156 for the year ended December 31, 2021 was deemed to be the incremental fair value of the stock options at the repurchase date, and was recorded as a reduction in additional paid-in capital on the consolidated balance sheets. At December 31, 2021, the intrinsic value of the remaining 72,650 stock options outstanding was $53,035.
NOTE 17  OTHER INCOME AND EXPENSES
Other income (expense) net consisted of the following for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Impairment of LPB related assets	(1,076,258)	—
Equity loss in affiliates	(2,049,070)	(2,131)
Tonogold reimbursement of Pelen LLC acquisition costs	—	234,944
Change in fair value of Tonogold preferred shares	—	(2,544,000)
Change in fair value Tonogold note receivable	(418,500)	(642,997)
Tonogold note receivable amendment fee income	362,500	—
Writedown of uncollectible receivable	(300,000)	—
Recognition of grant from CARES Act PPP loan	—	261,170
LINICO dividend income	426,763	—
Other	75,202	425,185
Total other income (expense)	$(2,979,363)	$(2,267,829)
On April 30, 2020, the Company received a Paycheck Protection Program (“PPP”) grant of $261,170, as part of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), and the rules promulgated thereunder. The amounts received were used to fund payroll and other qualifying costs and the all proceeds received were forgiven during 2021
NOTE 18  INCOME TAXES
The results of the Company’s operations are included in a federal income tax return. The Company provides deferred income taxes on the net differences between the carrying amounts of assets and liabilities for financial and income tax reporting. The difference between the provision for income taxes reported in the consolidated financial statements and the provision for income taxes based on federal statutory rates results principally from 1) valuation allowance adjustments, 2) goodwill impairment and 3) certain other permanent differences.
The provision for income taxes for the years ended December 31, 2021 and December 31, 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Current provision:
Federal	$—	$—
State	—	—
Total current provision	—	—
Deferred provision (benefit) for tax:
Federal - due to acquisition of intangibles	(5,748,105)	—
State	—	—
Total deferred provision (benefit) for tax	(5,748,105)	—
Total provision for tax	$(5,748,105)	$—
Reconciliation of the statutory federal income tax rates consist of the following :

	December 31, 2021	December 31, 2020
Federal statutory rate	(21.0)%	(21.0)%
Goodwill impairment	4.3%	—%
Change in valuation allowance	(1.6)%	21.3%
Other	(0.7)%	(0.3)%
Total	(19.0)%	—%
The Company’s total deferred income taxes at December 31, 2021 and 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Asset retirement obligation	$1,143,591	$1,259,361
Mineral rights and properties, plant, and equipment	1,172,407	1,233,374
Mining exploration, development, claims, and permit costs	335,572	174,122
Lease liability	2,739,135	—
Net operating loss carryforward	41,897,036	40,316,072
Capital loss carryforward	—	655,780
Mark-to-market adjustments	3,697,424	—
Other	453,712	88,841
Total deferred tax asset	51,438,877	43,727,550
Valuation allowance	(43,102,265)	(43,579,484)
Net deferred tax assets	8,336,612	148,066
Deferred tax liabilities:
Right of use asset – leases	(2,739,135)	—
Mark-to market adjustments	—	(148,066)
Intangible assets	(5,597,477)	—
Total deferred tax liabilities	(8,336,612)	—
Net deferred tax assets and liabilities	$—	$148,066
The Company records a valuation allowance if, based on the weight of all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. A portion of the change is due to net operating losses released due to acquisitions. At December 31, 2021, and 2020, the Company has determined that a full valuation allowance is necessary against its net deferred tax assets based on the weight of all available evidence. The resulting valuation allowance recorded against the net deferred tax assets of the Company is $43.1 million and $43.6 million at December 31, 2021, and 2020, respectively.
At December 31, 2021, the Company has net operating loss carryforwards of approximately $168.2 million for federal income tax purposes which, if not utilized, will begin to expire in 2024 and could be subject to certain limitations under section 382 of the Internal Revenue Code. Additionally, at December 31, 2021, the Company has net operating loss carryforwards of approximately $31.3 million for federal income tax purposes with no expiration, but which are subject to 80% limitation upon utilization. At December 31, 2021, the Company had no capital loss carryforwards.
At December 31, 2021, and 2020, the Company did not have any unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. The Company currently has no federal or state tax examinations in progress nor has it had any federal or state tax examinations since its inception. The Company is subject to U.S. federal and state income tax examination for tax years 2019 and forward. Tax returns for years prior to 2018 may remain open with respect to net operating loss carryforwards that are utilized in a later year, as tax attributes from prior years can be adjusted during an audit of a later year.
NOTE 19  NET INCOME (LOSS) PER COMMON SHARE
Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if outstanding stock options were exercised into common stock. For the years ended December 31, 2021, and 2020, we had no common stock equivalent shares that were dilutive.
The following is a reconciliation of the numerator and denominator used in the basic and diluted computation of net loss per share:

	December 31, 2021	December 31, 2020
Numerator:
Net income (loss) attributable to Comstock Mining Inc.	$(24,583,620)	$14,931,970
Denominator:
Basic weighted average shares outstanding	50,417,979	30,526,895
Incremental shares - stock options	—	34,273
Diluted weighted average shares outstanding	50,417,979	30,561,168
Net income (loss) per common share:
Basic EPS	$(0.49)	$0.49
Diluted EPS	$(0.49)	$0.49
The weighted average number of shares outstanding, for the purpose of calculating earnings per share, were reduced by 2,694,300, which is the number of shares deemed to be owned by us through our ownership in LINICO.
NOTE 20  SEGMENT REPORTING
We have the following segments and reporting units: production and sale of renewable energy products and strategic and other investments.
Summarized financial information relating to our reportable segments is provided below. Certain amounts have been reclassified to conform to the current period presentation, most notably to reclassify our historical activities to our all other segment. We have created a new operating segment, renewable energy products, which includes our new technologies and the resulting renewable energy products. Our strategic and other investments segment includes all other activities, including real estate, mining, equity method investments and general corporate costs. Strategic and other investments revenue is from real estate activities.

At December 31, 2021:	Renewable Energy Products:	Strategic and Other Investments	Inter-segment Elimination	Total
Revenue:
Revenue from external customers	$634,042	228,123	$—	$862,165
Inter-segment revenue	371,900	—	(371,900)	—
Total segment revenue	1,005,942	228,123	(371,900)	862,165
Costs of goods sold:
Costs of goods sold	257,351	14,731	—	272,082
Inter-segment eliminations	—	—		—
Total costs of goods sold	257,351	14,731	—	272,082
Gross Profit	748,591	213,392	(371,900)	590,083
Operating expenses
Depreciation and amortization	567,520	466,966	—	1,034,486
Other operating expenses	1,982,666	4,350,752	(371,900)	5,961,518
Total costs and expenses	2,550,186	4,817,718	(371,900)	6,996,004
Loss from Operations	(1,801,595)	(4,604,326)	—	(6,405,921)
Other income (expense)
Gain (loss) on investments	—	(2,244,951)	—	(2,244,951)
Interest expense	(72,194)	(163,651)	66,964	(168,881)
Interest income	3,897	1,081,014	(66,964)	1,017,947
Change in fair value of derivative instruments	—	(13,155,946)	—	(13,155,946)
Equity loss in affiliates	—	(2,049,070)	—	(2,049,070)
Impairment of goodwill and intangible assets	(6,394,610)	—	—	(6,394,610)
Other income (expenses)	(6,328,429)	5,398,136	—	(930,293)
Total other income (expense), net	(12,791,336)	(11,134,468)	—	(23,925,804)
Net income (loss)	(14,592,931)	(15,738,794)	—	(30,331,725)
Deferred income tax benefit	1,514,303	4,233,802	—	5,748,105
Net income (loss) attributable to Comstock Mining Inc	$(13,078,628)	$(11,504,992)	$—	$(24,583,620)
Capital Expenditures:	$78,467	$—	$—	$78,467
Total Assets:	$43,001,837	$83,952,795	$—	$126,954,632
Investments	$8,804,587	$17,046,292	$—	$25,850,879
Goodwill	$12,788,671	$—	$—	$12,788,671

At December 31, 2020	Renewable Energy Products:	Strategic and Other Investments	Inter-segment Elimination	Total
Revenue:
Revenue from external customers	$—	$201,700	$—	$201,700
Inter-segment revenue	—	—	—	—
Total segment revenue	—	201,700	—	201,700
Costs of Goods Sold:
Costs of Goods Sold	—	51,890	—	51,890
Inter-segment eliminations	—		—	—
Total costs of goods sold	—	51,890	—	51,890
Gross Profit	—	149,810	—	149,810
Operating expenses
Depreciation and amortization	—	1,222,438	—	1,222,438
Other operating expenses	—	4,401,633	—	4,401,633
Total costs and expenses	—	5,624,071	—	5,624,071
Loss from Operations	—	-5,474,261	—	(5,474,261)
Other income (expense)
Gain (loss) on investments	—	3,152,702	—	3,152,702
Gain on sale of membership interest in Comstock Mining LLC	—	18,275,846	—	18,275,846
Changes in estimated fair value of contingent forward asset	—	765,880	—	765,880
Interest expense	—	(421,887)	—	(421,887)
Interest income	—	473,681	—	473,681
Change in fair value of derivative instruments	—	427,838	—	427,838
Equity loss in affiliates	—	(2,131)	—	(2,131)
Impairment of goodwill and intangible assets	—	—	—	—
Other income (expenses)	—	(2,265,698)	—	(2,265,698)
Total other income (expense), net	—	20,406,231	—	20,406,231
Net income (loss)	—	14,931,970	—	14,931,970
Deferred income tax benefit	—	0	—	—
Net income (loss) attributable to Comstock Mining Inc	$—	$14,931,970	$—	$14,931,970
Capital Expenditures:	$—	$130,750	$—	$130,750
Total Assets:	$—	$43,123,562	$—	$43,123,562
Investments	$—	$3,272,597	$—	$3,272,597
Goodwill	$—	$—	$—	$—
Prior to December 30, 2021, RPS other services revenue of $905,942 were recognized for LINICO prior to our acquisition. Of this amount, $371,900 was considered intersegment revenue and was eliminated in consolidation. RPS's revenue is included in the Renewable Energy Products segment.
NOTE 21  RELATED PARTY TRANSACTIONS
In addition to the related party disclosures included in Note 2, Acquisitions and Investments, the following related party transactions occurred during the years ended December 31, 2021 and 2020.

AMENDMENT TO ASSET PURCHASE AGREEMENT
On September 7, 2021, the Company entered and closed under an Asset Purchase Agreement with Flux Photon Corporation (“FPC”), in order to acquire certain intellectual property and related photovoltaic and photocatalysis laboratory equipment (the “FPC Assets”). The purchase price payable for the FPC Assets is $18,000,000 payable in cash to FPC with 20% of the future monthly consolidated sales, less total variable costs, less operating expenses, maintenance, tax payments, and debt service payments of the Company and its now and hereafter-existing subsidiaries, until the purchase price of $18,000,000 has been fully paid. The Company assigned the FPC Assets to its wholly-owned Comstock IP Holdings subsidiary immediately after closing. On December 10, 2021, the Asset Purchase Agreement was amended to provide for the payment by the Company of a $350,000 down payment against the purchase price, corresponding to a potential performance-based cash payment of $17,650,000 required under the Asset Purchase Agreement.. Kevin Kreisler, the Company’s president and chief financial officer, and David Winsness, the Company’s chief technology officer, are indirect beneficiaries of all payments made to FPC under the Asset Purchase Agreement. The Company additionally agreed to appoint Mr. Kreisler to the Company’s board of directors in connection with the Company’s acquisition of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation) (“Comstock Innovations”) on September 7, 2021 (see Note 2, Acquisitions and Investments).
ACQUISITION OF MAJORITY EQUITY INTEREST IN LINICO CORPORATION
During 2021, we executed and closed under a series of agreements under which we acquired 90% of the issued and outstanding equity of LINICO Corporation (“LINICO”), in exchange for aggregate consideration of $4,500,000 in cash and 6,500,000 shares of Company common stock.
On February 15, 2021, Comstock, Aqua Metals Inc. (“AQMS”), and LINICO entered into a Series A Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which (i) the Company purchased 6,250 shares of LINICO Series A Convertible Preferred Stock (“Series A Preferred”), corresponding to 45.45% of LINICO’s issued and outstanding capital stock, in exchange for 3,000,000 shares of Company restricted common stock (“Stock Consideration”) and $4.5 million in cash payments (“Cash Consideration” and, together with the Stock Consideration, the “Consideration”), subject to the satisfaction or waiver of specified conditions; and (ii), AQMS purchased 4,500,000 LINICO Series A Preferred shares, corresponding to 10.91% of LINICO’s issued and outstanding capital stock, in exchange for 375,000 shares of AQMS. The Company, AQMS, and LINICO additionally entered into warrant agreements in connection with the closing of the Stock Purchase Agreement, pursuant to which the Company has the right to purchase an additional 2,500 shares of LINICO Series A Preferred in exchange for $500,000, and AQMS has the right to purchase an additional 500 shares of LINICO Series A Preferred in exchange for $500,000. If the cash proceeds from the Consideration are less than $6,250,000, the Company agreed to provide LINICO with additional shares or cash to make up the shortfall. However, if cash proceeds from the Consideration exceed $10,750,000, the excess must be returned to the Company, after the $4,500,000 differential above $6,250,000 is applied to exercise of the warrant ($2,500,000) and the additional deposit due under the AQMS Lease Agreement ($2,000,000) (see Note 2, Acquisitions and Investments, Note 6, Property, Plant and Equipment, Note 15, Fair Value Measurements). Similarly, if the cash proceeds from the sale of 75% of the AQMS shares is less than $1,500,000, AQMS is obligated to provide LINICO with additional cash to make up the shortfall. LINICO is obligated to hold the remaining 25% of AQMS shares for at least six months after the date of the Stock Purchase Agreement. After such date, the gross proceeds in excess of $2,000,000 from the sale of all AQMS shares must be returned to the AQMS (the February 15, 2021 differential is automatically applied to the exercise of the AQMS warrants).
On December 30, 2021, the Company entered into an agreement to acquire $3,129,081 LINICO common shares from its former chief executive officer and director equating to 90% ownership. The former chief executive officer resigned from LINICO as a member of its board of directors and in all other capacities, effective at such date. In connection with the acquisition of such LINICO shares, the Company issued 3,500,000 common shares of the Company (“Comstock Shares”) to the former chief executive officer. If and to the extent that the sale of the LODE Shares results in net proceeds greater than $7,258,162, then the former chief executive officer is required to pay all of such excess proceeds to the Company. If and to the extent that the sale of the Comstock Shares results in net proceeds less than $7,258,162, then the Company is required to pay cash to the former chief executive officer equal to such shortfall. The Company retained the right to purchase the Comstock Shares from the former chief executive officer for the purchase price of $7,258,162 (less the amount of cash proceeds received by the former chief executive officer from any previous sale of the Comstock Shares by the former chief executive officer), at any time during or prior to his sale of the Comstock Shares. At December 31, 2021, the remaining 10% of LINICO’s issued and outstanding equity was owned by Aqua Metals Inc. (“AQMS”). One of the members of the Company’s board of directors, is the chief financial officer of AQMS.
LEASE AND PURCHASE AGREEMENT FOR BATTERY RECYCLING FACILITY
On February 15, 2021, LINICO and Aqua Metals Reno Inc. (the “Landlord”), a subsidiary of AQMS, entered into an industrial lease (the “AQMS Lease Agreement”), for the 136,750 square foot facility, land, and related improvements located at 2500 Peru Drive, McCarran, Nevada 89343 (the “Battery Recycling Facility”). The AQMS Lease Agreement commences April 1, 2021 and expires on March 31, 2023. During the lease term, LINICO has the option to purchase the land and facilities at a purchase price of $14,250,000 if the option is exercised and the sale is completed by October 1, 2022, and $15,250,000 if the option is exercised and the sale is completed after October 1, 2022 and prior to March 31, 2023. The purchase option is subject to LINICO’s payment of a nonrefundable deposit of $1,250,000 by October 15, 2021, and a second nonrefundable deposit of $2,000,000 by November 22, 2022, both of which will be applied towards the purchase price. The lease agreement is a triple-net lease pursuant to which LINICO will be responsible for all fixed costs, including maintenance, utilities, insurance, and property taxes. The lease agreement provides for LINICO’s monthly lease payments starting at $68,000 per month and increasing to $100,640 in the last six months of the lease. The lease agreement allows AQMS to retain the use of a portion of the facility for ongoing research and development activities, including operation of the lab and the use of office space.
TRANSACTIONS INVOLVING SIERRA SPRINGS OPPORTUNITY FUND
The Company provided SSOF with a total of $4,935,000 in advances (“SSOF Advances”), including $3,285,000 and $1,650,000 provided during the years ended December 31, 2021 and 2020, respectively. SSOF was required to use the corresponding proceeds to pay deposits and other payments on land and other facilities related to investments in qualified businesses in the opportunity zone. The SSOF Advances are non-interest-bearing and are expected to be repaid on or before the closing of the Company’s sale of the Silver Springs Properties to SSE (see Note 2, Acquisitions and Investments). SSOF has assigned all assignable rights, title and interest in SSOF’s property purchases until such time as the SSOF Advances are repaid.
SSOF is currently raising additional equity financing, including sufficient proceeds to fully pay the $4,935,000 SSOF Advances and the $9,740,000 required to close under its pending purchase agreement for Comstock’s Silver Springs Properties. The Company expects that transaction to be completed during 2022, thereby providing the Company with $14,635,000 in estimated cash proceeds.
The Company’s executive chairman and chief executive officer co-founded SSOF and SSE, and serves as the chief executive officer of SSOF and as an executive of SSE along with a diverse team of qualified financial, capital markets, real estate and operational professionals that together govern, lead and manage SSOF and SSE. The $450,000 investment and 9,000,000 voting shares of our CEO and two of our directors represent 16.4% of total as converted SSOF common shares. The Company's chief executive officer has not received compensation of any kind from either SSOF or SSE.
NOTE 22  SUBSEQUENT EVENTS
On January 3, 2022, the Company made an additional SSOF Advance of $1,300,000, for use by SSE in paying deposits for contracted property purchases. SSE assigned all assignable rights, title and interest in SSE’s property purchases to the Company until such time as the SSOF Advances are repaid.
On January 20, 2022, the Compensation Committee of the Company’s Board of Directors authorized a special cash award of $150,000 to William McCarthy, the Company’s Chief Operating Officer, for superlative efforts.

LP Biosciences LLC
On February 28, 2022, the Company and the other parties to the LP Biosciences transactions mutually agreed to terminate the Transaction Documents. Upon termination of the transactions, each of the parties were relieved of their respective rights, liabilities, expenses, and obligations under the transactions except for payment obligations under the termination agreement and tax obligations in respect of their ownership of LPB through the date of termination. In connection with the termination, 3,500,000 restricted shares of the Company’s common stock were transferred back to the Company for cancellation upon receipt. The Company incurred additional expenses of approximately $250,000 in connection with the termination of the transaction.
Litigation
On August 20, 2021, the former employees filed a wrongful termination lawsuit against the Company, its Board of Directors, its Audit and Finance Committee, its Chief Executive Officer and certain of its managers for the termination of their employment. On March 4, 2022, the Company and the former employees agreed to a settlement, which will result in the litigation being dismissed. At December 31, 2021, the Company has accrued the agreed upon severance and related costs.
Tonogold Option Agreement, Reconveyance of Lucerne mine and related assets, and Tonogold Note Receivable
On March 26, 2022, the Company entered into an Option Agreement with Tonogold (the “Lucerne Option”). Subject to certain conditions under the Lucerne Option (including the obligation to complete certain capital raising thresholds and technical reports), Tonogold will re-convey 100% of the previously sold membership interests of Comstock Mining LLC, the entity that owns the Lucerne mine, to the Company, in exchange for the Company forgiving Tonogold’s payment obligations under secured note in the principal amount of $6,650,000 owed by Tonogold to the Company.
Under the Lucerne Option, Tonogold will pay the Company a non-refundable $750,000 option fee for the right to purchase the membership interests of Comstock Mining LLC for $7,750,000 on or prior to December 31, 2022. Tonogold will also be entitled to pay an additional $500,000 non-refundable extension fee to extend the last day of the option exercise period from December 31, 2022, to July 1, 2023. In order to maintain its right to exercise the option, Tonogold bears the responsibility for certain reclamation liabilities, assumes responsibility for the guarantee of the Company’s future payments of capital contributions required under the operating agreement of Northern Comstock and provide payment for all obligations that Tonogold would have otherwise been required to assume under the original purchase agreement and related documents, including the NSR royalty on the Lucerne properties, mineral exploration and mining lease payments, payments related to the Lease Option Agreement, and for certain other properties acquired by Tonogold.

COMSTOCK MINING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	03/31/22	12/31/21
ASSETS

Current Assets:
Cash and cash equivalents	$2,249,007	$5,912,188
Investments in equity securities	1,107,742	925,819
Notes receivable and advances, net - current portion	4,962,043	4,964,545
Derivative assets	—	342,000
Deposits, current portion	288,606	347,454
Prepaid expenses and other current assets	1,576,962	1,336,983
Total current assets	10,184,360	13,828,989

Noncurrent Assets:
Investments	18,901,056	25,850,879
Mineral rights and properties	13,513,585	6,669,111
Properties, plant and equipment, net	15,208,357	14,563,672
Construction in progress	4,020,473	3,219,607
Reclamation bond deposit	2,696,008	2,695,944
Notes receivable and advances, net	—	8,853,841
Intangible assets, net	22,756,992	23,175,301
Goodwill	12,788,671	12,788,671
Finance lease - right of use asset, net	14,907,725	15,033,000
Other assets	142,166	275,617
Total noncurrent assets	104,935,033	113,125,643

TOTAL ASSETS	$115,119,393	$126,954,632

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,243,341	$633,223
Accrued expenses and other liabilities	986,400	939,443
Deposits	420,183	420,183
Derivative liabilities	6,403,162	8,873,162
Finance lease - right of use lease liability	13,035,110	13,043,499
Total current liabilities	22,088,196	23,909,510

	03/31/22	12/31/21
Long-term Liabilities:
Reclamation liability	6,470,156	5,445,672
Debt, net	4,529,068	4,486,256
Other liabilities	177,154	142,672
Total long-term liabilities	11,176,378	10,074,600

Total liabilities	33,264,574	33,984,110

COMMITMENTS AND CONTINGENCIES (Note 10)

Stockholders' Equity
Preferred Stock $.000666 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $.000666 par value, 158,000,000 shares authorized, 67,707,832 and 71,207,832 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	44,853	47,065
Treasury stock 2,998,515 and 3,000,000 shares, at cost, at March 31, 2022 and December 31, 2021, respectively	(3,868,084)	(3,870,000)
Additional paid-in capital	333,867,761	338,936,145
Accumulated deficit	(251,921,243)	(245,542,688)
Total equity - Comstock Mining Inc.	78,123,287	89,570,522
Non-controlling interest	3,731,532	3,400,000
Total stockholders' equity	81,854,819	92,970,522
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$115,119,393	$126,954,632

COMSTOCK MINING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	03/31/22	03/31/21

Revenue	$54,625	$48,500

Operating expenses:
Selling, general and administrative expenses	2,402,766	(465,226)
Research and development	1,195,418	—
Depreciation and amortization	844,529	115,968
Total operating expenses	4,442,713	(349,258)

Income (loss) from operations	(4,388,088)	397,758

Other Income (Expense)
Gain (loss) on investments	351,624	(706,911)
Interest expense	(324,724)	(144,829)
Interest income	356,861	155,473
Change in fair value of derivative instruments	3,065,000	7,487,249
Impairment of investments and intangible assets	(4,476,889)	—
Other income (expense)	(1,130,807)	999,491
Total other income (expense), net	(2,158,935)	7,790,473

Net income (loss)	(6,547,023)	8,188,231

Net income (loss) attributable to noncontrolling interest	(168,468)	—

Net income (loss) available to Comstock Mining Inc,	$(6,378,555)	$8,188,231

Weighted average common shares outstanding, basic	67,351,776	37,740,011
Weighted average common shares outstanding, diluted	67,351,776	37,814,652

Earnings per Share - Basic:
Net income (loss) per share - basic	$(0.09)	$0.22

Earnings per Share - Diluted:
Net income (loss) per share - diluted	$(0.09)	$0.22
The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

COMSTOCK MINING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)

	Common Stock		Additional	Accumulated	Treasury Stock	Non-Controlling
	Shares	Amount	Paid in Capital	Deficit	Amount	Interest	Total
BALANCE - January 1, 2021	34,980,766	$22,937	$252,715,337	$(220,959,068)	—	$—	$31,779,206

Investment in LINICO Corporation	3,000,000	1,998	6,748,002	—	—	—	6,750,000
Issuance of common stock for cash	4,423,842	2,946	18,017,054	—	—	—	18,020,000
Non-cash issuance of common stock	50,907	35	249,968	—	—	—	250,003
Common stock issuance costs	—	—	(1,248,002)	—	—	—	(1,248,002)
Employee share-based compensation	—	—	97,010	—	—	—	97,010
Repurchase of employee stock options	—	—	(194,581)	—	—	—	(194,581)
Net income	—	—	—	8,188,231	—	—	8,188,231
BALANCE - March 31, 2021	42,455,515	$27,916	$276,384,788	$(212,770,837)	$—	$—	$63,641,867

BALANCE - January 1, 2022	71,207,832	47,065	338,936,145	(245,542,688)	(3,870,000)	3,400,000	92,970,522

Common stock received and cancelled in the rescission of the LPB transaction	(3,500,000)	(2,331)	(5,107,669)	—	—	—	(5,110,000)
Common stock issuance costs	—	—	(70,000)	—	—	—	(70,000)
Investment in LINICO by Aqua Metals	—	—	—	—	—	500,000	500,000
Employee and director share-based compensation	—	119	108,480	—	—	—	108,599
Sales of treasury shares	—	—	805	—	1,916	—	2,721
Net loss	—	—	—	(6,378,555)	—	(168,468)	(6,547,023)
BALANCE - March 31, 2022	67,707,832	$44,853	$333,867,761	$(251,921,243)	$(3,868,084)	$3,731,532	$81,854,819
The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

COMSTOCK MINING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	March 31, 2022	March 31, 2021
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$(6,547,023)	$8,188,231
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	264,257	114,906
Amortization of intangibles	580,274	—
Accretion (reduction) of reclamation liability	82,316	(790,950)
Accretion of discount on MCU Philippines, Inc. note receivable	(30,093)	(20,267)
Amortization of debt discount and other debt-related items	42,812	(45,791)
Employee and director share based compensation	108,599	97,010
Change in fair value of derivative instruments	(3,065,000)	(7,487,249)
Gain (loss) on investments in securities	(407,393)	900,575
Loss from equity method investments	266,903	31,454
Impairment of MCU-P and MCU note receivable and investments	4,084,268	—
Impairment of Flux Photon deposit	338,034	—
Realized gains (losses) on sales of Tonogold Resources, Inc. common shares	55,769	(193,664)
Change in fair value of Tonogold Resources, Inc. note receivable	605,000	(1,008,000)
Impairment of LPB investment	54,587	—
Gain on reimbursements of mining costs	—	(812,500)

Changes in operating assets and liabilities:
Prepaid expenses	(139,979)	(194,019)
Deposits	58,848	—
Other assets	33,451	(8,073)
Accounts payable	(327,140)	(91,883)
Accrued expenses, other liabilities and deposits	80,272	(887,078)
Net cash used in operating activities	(3,861,238)	(2,207,298)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of intangible asset	(500,000)	—
Proceeds from Mercury Clean Up, LLC derivative asset settlement	—	762,377
Addition to MCU Philippines, Inc. note receivable	—	(820,000)
Cash commitment payments to LINICO Corporation	—	(1,500,000)
Proceeds from Lucerne's mineral properties option	750,000	—
Advances to Sierra Springs Opportunity Fund, Inc.	(1,300,000)	(2,150,000)
Proceeds from repayment by Sierra Springs Opportunity Fund, Inc.	1,300,000	—
Purchase of mineral rights and properties, plant and equipment	(553,200)	(40,750)
Purchases related to construction in progress	(95,214)	—
Proceeds from principal payment on note receivable	2,502	144

	March 31, 2022	March 31, 2021
Proceeds from sale of Tonogold Resources, Inc. common shares	169,701	502,951
Change in reclamation bond deposit	(64)	(65)
Net cash used in investing activities	(226,275)	(3,245,343)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on debt principal and financing lease	(8,389)	(3,511,914)
Proceeds from the issuance of common stock	—	18,020,000
Sale of treasury stock	2,721	—
Investment in LINICO by Aqua Metals	500,000	—
Common stock issuance costs	(70,000)	(997,999)
Repurchase of employee stock options	—	(194,581)
Net cash provided by (used) in financing activities	424,332	13,315,506
Net increase (decrease) in cash	(3,663,181)	7,862,865
Cash at beginning of period	5,912,188	2,431,944
Cash at end of period	$2,249,007	$10,294,809

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock received in the rescission of the LPB transaction	5,110,000	—
Note receivable exchanged for investment in Comstock Mining LLC	(6,650,000)	—
Issuance of common shares for stock issuance costs	—	250,003
Issuance of common shares for investment in LINICO Corporation	—	6,250,000
Initial value of common shares for derivative asset related to investment in LINICO Corporation	—	500,000
The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

COMSTOCK MINING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
REFERENCES TO THE COMPANY
Unless context otherwise indicates, the terms we, us, our, Comstock, or the Company mean Comstock Mining Inc., and its subsidiaries on a consolidated basis.
BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION
Comstock Mining Inc. and its wholly-owned subsidiaries (we, us, our, Comstock, or the Company), is a leading innovator of technologies that enable systemic decarbonization and circularity by efficiently converting under-utilized waste and renewable natural resources into fuels and electrification products that contribute to balancing global uses and emissions of carbon. We expect to generate revenue by developing, using, selling, and supporting new clean technologies that facilitate the more efficient use of scarce natural resources. We are commercializing environment-enhancing, material science-based technologies, products, and processes including carbon neutral cellulosic bio-fuels and carbon reducing lithium-ion battery metal recycling.
The condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include the accounts of Comstock Mining Inc. and its wholly-owned subsidiaries, Comstock Innovation Corporation (“CIC”) and Comstock IP Holdings LLC ("CIP") since their acquisition in September 2021, Comstock Engineer Corporation.(“CEC”) since its acquisition in June 2021, MANA Corporation (“MANA”) since its acquisition in July 2021, Comstock Processing LLC, Comstock Northern Exploration LLC, Comstock Exploration and Development LLC, and, Comstock Mining LLC, since its re-acquisition on March 31, 2022, Comstock Real Estate Inc., Comstock Industrial LLC, Downtown Silver Springs LLC ("DTSS"), and the 90% owned LINICO Corporation since its majority acquisition on December 31, 2021. Intercompany transactions and balances have been eliminated. The condensed consolidated financial statements do not include all disclosures required of annual consolidated financial statements and, accordingly, should be read in conjunction with our consolidated financial statements and notes thereto in our Annual Report on Form 10-K for the fiscal years ended December 31, 2021 and 2020.
Operating results for the three months ended March 31, 2022 may not be indicative of full year results expected for 2022.
In management's opinion, the accompanying condensed consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of our financial position as of March 31, 2022, and our results of operations, cash flows and changes in equity for the three months ended March 31, 2022 and 2021.
DESCRIPTION OF THE BUSINESS
Comstock innovates technologies that enable systemic decarbonization and circularity by efficiently converting under-utilized waste and renewable natural resources into fuels and electrification products that contribute to balancing global uses and emissions of carbon. Comstock plans to achieve financial, natural, and social gains by building, owning, and operating a fleet of advanced carbon neutral extraction and refining facilities, commercializing complimentary process solutions and related services, and licensing selected technologies to strategic partners.
Our strategic plan is based on innovating and using our technologies and the renewable energy products that they enable to reduce reliance on long cycle fossil fuels, to shift to and maximize throughput of short cycle fuels, and to lead and support the adoption and growth of a highly profitable, balanced worldwide short cycle ecosystem that continuously offsets, recycles, and contributes to neutralizing global carbon emissions by rapidly growing and replenishing vast quantities of feedstock for renewable circular fuels. We also make strategic and other investments that contribute to our mission of enabling systemic decarbonization and help to realize our vision of a net zero carbon world.
Comstock historically focused on natural resource exploration, development, and production, with an emphasis on mining gold and silver resources from its extensive contiguous property holdings in the historic Comstock and Silver City mining districts in Nevada. During 2021 and 2022, we completed a series of transactions that were designed to build on our competencies and position us to address and capitalize on the global transition to clean energy. Those transactions primarily included (i) our sale and subsequent optioning for sale of Comstock Mining LLC, the owner of our Lucerne resource area in Storey County, Nevada, and related permits, (ii) our acquisitions of 100% of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation), 100% of Comstock Engineering Corporation (F/K/A Renewable Process Solutions, Inc.), 100% of MANA Corporation, and 90% of LINICO Corporation, (iii) our acquisition of intellectual property assets from FLUX Photon Corporation, and (iv) our purchase of 48.19% of Quantum Generative Materials LLC and other minority investments. Collectively, these transactions added the management, employees, facilities, intellectual properties, and other assets we needed to restructure and transform our Company and business into an emerging leader in the innovation and sustainable production of renewable energy products, including cellulosic fuels and electrification metals. Additional information on these transactions is provided in Note 2, Acquisitions and Investments.
LIQUIDITY AND CAPITAL RESOURCES
The Condensed Consolidated Financial Statements are prepared on the going concern basis of accounting that assumes the realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has had recurring net losses from operations and had an accumulated deficit of $251.9 million at March 31, 2022. For the three months ended March 31, 2022, the Company recognized a net loss of $6.4 million and cash and cash equivalents decreased by $3.7 million from $5.9 million at December 31, 2021 to $2.2 million at March 31, 2022. The Company intends to fund our operations over the next twelve months from (i) existing cash and cash equivalents, (ii) sales of engineering services and technology licenses (iii) the repayment of advances from SSOF, (iv) planned sales of Tonogold Resources, Inc. ("Tonogold") common shares and other Tonogold reimbursements and (v) sales of equity securities. Based on these expected funding sources, management believes the Company will have sufficient funds to sustain our operations and meet our commitments under our investment agreements during the 12 months following the date of issuance of the Condensed Consolidated Financial Statements included herein. While the Company has been successful in the past in obtaining the necessary capital to support our operations, including registered equity financings from our existing shelf registration statement, borrowings and other means, there is no assurance the Company will be able to obtain additional equity capital or other financing, if needed. Risks to our liquidity include future operating expenditures above management’s expectations, including but not limited to exploration, pre-development, research and development, selling, general and administrative, and investment related expenditures in excess of planned proceeds from the sale of Tonogold securities, repayment of advances to SSOF, the sale of the Silver Springs Properties, and amounts to be raised from the issuance of equity under our existing shelf registration statement. Declines in the market value of properties held for sale, or declines in the share price of our common stock would also adversely affect our results of operations, financial condition and cash flows. If the Company is unable to obtain any necessary additional funds, this could have an immediate material adverse effect on liquidity and raise substantial doubt about our ability to continue as a going concern. In such case, the Company could be required to limit or discontinue certain business plans, activities or operations, reduce or delay certain capital expenditures or investments, or sell certain assets or businesses. There can be no assurance that the Company would be able to take any such actions on favorable terms, in a timely manner, or at all.
RECLASSIFICATIONS
Certain prior period amounts have been reclassified to conform to the 2022 financial statement presentation. Reclassifications had no effect on net income (loss), stockholders' equity, or cash flows as previously reported.
COVID-19
The outbreak in 2020 of the novel coronavirus (“COVID-19”) resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, including the implementation of social distancing measures, quarantine periods and travel bans, have caused material disruptions to many businesses and negatively impacted economic activities. Global equity markets have experienced significant volatility. Governments and their central banks have reacted with significant fiscal and monetary interventions designed to mitigate the impacts and stabilize economic conditions. The impact and ultimate duration of the COVID-19 outbreak is currently unknown, as is the efficacy of these governmental interventions. For more than two years in Nevada, local governments, state health officials, emergency managers, local health authorities and community partners have come together in a statewide response to COVID-19. Processes continue to be in place to support testing, contact tracing, disease investigation and vaccine rollout in communities throughout the state. On February 10, 2022, after a marked decline in new omicron variant cases, Nevada Governor Steve Sisolak issued Directive 052 and announced that the state was dropping its statewide mask mandate, "effective immediately". We are operating in alignment with these guidelines for protecting the health of our employees, partners and suppliers.
ADOPTION OF NEW ACCOUNTING STANDARDS
In August 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) No. 2020-06 Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles for certain financial instruments with characteristics of liabilities and equity. The update was effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The adoption of this update on January 1, 2022 did not have a material impact on our condensed consolidated financial statements.
In March 2021, the FASB issued ASU 2021-07 (Topic 323), Investments – Equity Method and Joint Ventures. The new guidance eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The guidance is effective for fiscal years, beginning after December 15, 2021. The adoption of this update on January 1, 2022 did not have a material impact on our condensed consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
NOTE 2      ACQUISITIONS AND INVESTMENTS
Acquisition of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation)
On September 7, 2021, we acquired 100% of the issued and outstanding voting equity of Comstock Innovations Corporation (“Comstock Innovations”), in exchange for 8,500,000 restricted shares of our common stock with a fair value of $14,952,806.
The Comstock Innovations acquisition brings an array of patented, patent-pending and proprietary process technologies that were designed to convert low cost, ubiquitous woody biomass feedstocks into renewable fuels and other carbon neutral alternatives for fossil fuel derivatives. Comstock Innovations operates a commercial pilot cellulosic fuel facility that converts woody biomass into cellulosic ethanol and co-product precursors for renewable diesel and other carbon neutral alternatives to fossil fuels.
In connection with the Comstock Innovations closing, the Company agreed to appoint a designee of one of the former shareholders of Comstock Innovations, Triple Point Asset Management LLC (“TPAM”), to the Company’s board of directors and as Comstock’s president and chief financial officer, and agreed to appoint a designee of another one of the former shareholders of Comstock Innovations, Global Catalytic Disruptor Fund LLC (“GCDF”), to serve as Comstock’s chief technology officer. TPAM’s appointee is Kevin Kreisler, the beneficial owner and sole manager, executive officer and director of TPAM. GCDF’s appointee is David Winsness, the beneficial owner and sole manager, executive officer and director of GCDF.

For the three months ended March 31, 2022, Comstock Innovations recognized no revenue and incurred a loss of $1,324,467.
The pro forma financial information below represents the combined results of operations for the three months ended March 31, 2021 as if the acquisition had occurred as of Comstock Innovations' date of incorporation of March 1, 2021, with pro forma amortization expense related to acquired intangible assets included from January 1, 2021. The pro forma financial information is presented for informational purposes only and is neither indicative of the results of operations that would have occurred if the acquisition had taken place at the beginning of the period presented nor indicative of future operating results.

March 31, 2021
Revenue	$48,500
Net income (loss)	8,129,285
Acquisition of Assets from FLUX Photon Corporation
On September 7, 2021, we purchased all of the intellectual property assets of Comstock Innovations’s affiliate, FLUX Photon Corporation (“FPC”), in exchange for performance-based cash payments equal to 20% of our future consolidated Net Cash Flow (as defined in the related Asset Purchase Agreement) up to $18,000,000. The acquired FPC intellectual property includes new approaches to carbon capture and utilization, atmospheric water harvesting, waste heat and energy recovery, industrial photosynthesis for mass scale decarbonization, and the sustainable production of very large agricultural outputs. On December 10, 2021, the Asset Purchase Agreement was amended to provide for the payment by the Company of a $350,000 down payment against the purchase price, thereby decreasing the potential performance-based cash payment to $17,650,000. We have not recorded the purchased assets or related contingent purchase consideration (other than the $350,000 down payment mentioned above), as we have determined the fair value of the intellectual property is not realizable in the foreseeable future, and the contingent purchase consideration is neither probable nor reasonably estimable. The FPC intangible assets will recognized as payments are made under the Asset Purchase Agreement or when payments become probable and reasonably estimable. Based on historical and continuing losses and no current evidence the value of the asset would be recoverable through the use FPC's research activities, the intangible asset was deemed unrecoverable as of March 31, 2022 and was fully impaired. We recognized an impairment loss of $338,034 (net of accumulated amortization) in impairment of investments and intangible assets in the statement of operations during the three months ended March 31, 2022 in the renewable energy products segment.
Acquisition of MANA Corporation
On July 23, 2021, we acquired 100% of the issued and outstanding equity and voting shares of MANA (“MANA”), an industrial hemp technology development, marketing, and management company, in exchange for 4,200,000 restricted shares of our common stock with a fair value of $6,528,453.
For the three months ended March 31, 2022, MANA recognized no revenue and net income of $252,000.
The pro forma financial information below represents the combined results of operations for the three months ended March 31, 2021, as if the acquisition had occurred as of MANA’s February 16, 2021 date of incorporation, with pro forma amortization expense related to acquired intangible assets included from January 1, 2021. The pro forma financial information is presented for informational purposes only and is neither indicative of the results of operations that would have occurred if the acquisition had taken place at the beginning of the period presented nor indicative of future operating results.

March 31, 2021
Revenue	$48,500
Net loss	$8,111,310

Acquisition of Assets in LINICO Corporation
On February 15, 2021, the Company, Aqua Metals, Inc. (“AQMS”) and LINICO entered into a Series A Preferred Stock Purchase Agreement (“February Agreement”). The chief financial officer of AQMS is also a member of the Company’s board of directors.
Pursuant to the February Agreement, we purchased 6,250 shares of LINICO Series A 8% Convertible Preferred Stock (“Series A Preferred”) and issued 3,000,000 shares of our restricted common stock with a fair value of $6,750,000 in payment of the purchase price; $6,250,000 of which was in connection with our investment and $500,000 of which was recognized as a related derivative asset. The Series A Preferred has a conversion price of $1.25 per share of LINICO common stock. Following the purchase of the Series A Preferred, we owned 45.45% of LINICO in substance common shares and 48.78% of voting shares. Our chief executive officer is a member and Chairman of the LINICO board of directors.
On December 30, 2021, the Company entered into an agreement to acquire 3,129,081 LINICO common shares from its former chief executive officer and director equating to 90% ownership. The former chief executive officer resigned from LINICO as a member of its board of directors and in all other capacities, effective as of such date. In connection with the acquisition of such LINICO shares, the Company issued 3,500,000 common shares of the Company (“Comstock Shares”) to the former chief executive officer. If and to the extent that the sale of the Comstock shares results in net proceeds greater than $7,258,162, then the former chief executive officer is required to pay all of such excess proceeds to the Company. If and to the extent that the sale of the Comstock Shares results in net proceeds less than $7,258,162, then the Company is required to pay cash to the former chief executive officer equal to such shortfall. The Company retained the right to purchase the Comstock Shares from the former chief executive officer for the purchase price of $7,258,162 less the amount of cash proceeds received by the former chief executive officer from any previous sale of the Comstock Shares by the former chief executive officer, at any time during or prior to his sale of the Comstock shares. At December 31, 2021, we owned 90% of LINICO's issued and outstanding equity and the remaining 10% was owned by AQMS.
During the three months ended March 31, 2022, the Company and AQMS made additional investments in LINICO of $1,140,000 and $500,000, respectively. As a result, as of March 31, 2022, we own 88.35% of LINICO's issued and outstanding equity and the remaining 11.65% is owned by Aqua Metals Inc. (“AQMS”).
Acquisition of Renewable Process Solutions, Inc.
On June 18, 2021, we acquired 100% of the issued and outstanding equity and voting shares of Comstock Engineering Corporation ("Comstock Engineering"), a process engineering and renewable technology development company, in exchange for 1,000,000 restricted shares of our common stock, with a fair value of $2,304,806.
For the three months ended March 31, 2022, Comstock Engineering recognized no revenue and net loss of $64,659.
The pro forma financial information below represents the combined results of operations for the three months ended March 31, 2021 as if the acquisition had occurred at the beginning of the periods presented. The pro forma financial information is presented for informational purposes only and is neither indicative of the results of operations that would have occurred if the acquisition had taken place at the beginning of the periods presented nor indicative of future operating results.

March 31, 2021
Revenue	$48,500
Net income (loss)	$8,076,141
Summary of Noncurrent Investments
Our investments are accounted for under the equity method, with one investment accounted for at cost less impairment.

At March 31, 2022 and December 31, 2021, our non-current investments include:

	March 31, 2022		December 31, 2021
	Investment	Ownership %	Investment	Ownership %
LP Biosciences LLC	$—	—%	$4,227,587	48.19%
Quantum Generative Materials LLC	13,440,541	48.19%	13,645,946	48.19%
Green Li-ion	4,517,710	20.22%	4,577,000	20.22%
Mercury Clean Up, LLC	—	25.00%	1,975,026	25.00%
MCU Philippines, Inc.	—	50.00%	499,269	50.00%
Pelen Limited Liability Company	607,805	25.00%	591,051	25.00%
Total equity method investments	18,566,056		25,515,879
Sierra Springs Opportunity Fund, Inc., at cost	335,000		335,000
Total Investments	$18,901,056		$25,850,879
Summary financial information for affiliated companies (20% to 50%-owned) accounted for by the equity method is as follows:

	2022*	2021
Current assets	$8,897,693	$8,218,932
Non-current assets	13,873,703	11,585,338
Current liabilities	2,530,296	3,101,523
Non-current liabilities	2,000,000	2,000,000

	Three Months Ended	Three Months Ended
	March 31, 2022	March 31, 2021
Revenues	89,714	19,700
Gross Profit	76,892	19,700

Net income (loss) and net income (loss) attributable to the entity	$(901,502)	$(354,852)
_________________
*Information presented as of December 31, 2021 and September 30, 2021, and for the three months ended December 31, 2021 and 2020, respectively. All equity method investments are accounted for on a one-quarter lag.
The excess of our investment values over the net assets of the individual investees is primarily comprised of goodwill. We periodically assess the net assets of our equity method investees and confirm there are no other assets that may require adjustments. Significant amounts due to and from equity method investees included in the summarized financial information include the aggregate value of the Company's common stock in the table above held by investees and make-whole derivatives of $10 million and $8 million, which is included in non-current assets as of March 31, 2022 and December 31, 2021 in the table above, respectively, and long-term debt due to the Company of $2 million, which is included in non-current liabilities as of both March 31, 2022 and December 31, 2021.
Investment in Quantum Generative Materials LLC
On June 24, 2021, we invested in the equity of GenMat, a developer of quantum computing technologies with the goal of accelerating material science discovery and development and partnering in the commercialization of new quantum generated materials. GenMat is developing a proprietary quantum operating system to harness emerging quantum computing technologies and develop new materials for use in our strategically aligned fields of interest, including global mining, battery recycling, and carbon capture.

At closing, we received 465,000 membership units and committed $5,000,000 in cash and $10,000,000 in stock for a total of $15,000,000 for the initial seed investment and committed an additional $35,000,000 based upon GenMat’s realization of key development milestones, for up to 50% ownership of GenMat membership units. In 2021, we paid $4,250,000 in cash toward the $5,000,000 in scheduled cash commitment. At closing, we issued 3,000,000 restricted shares of our common stock with a fair value of $10,530,000 toward the $10,000,000 required stock purchase price and recorded a $530,000 related derivative asset. For the three months ended March 31, 2022, the Company recorded $205,405 in equity loss from affiliates for the investment in GenMat.
Investment in LP Biosciences LLC
On February 28, 2022, the Company and the other parties to the LP Biosciences LLC ("LPB") transactions mutually agreed to terminate the transaction documents. Upon termination of the transactions, each of the parties were relieved of their respective rights, liabilities, expenses, and obligations under the transactions except for payment obligations under the termination agreement and tax obligations in respect of their ownership of LPB through the date of termination. In connection with the termination, 3,500,000 restricted shares of the Company’s common stock were transferred back to the Company for cancellation upon receipt. The carrying value of our investment as of the settlement date was $4,173,000, after an impairment loss of $54,587, and the derivative asset was valued at $937,000, a total combined value of $5,110,000, which was recorded directly to additional paid-in capital in the statement of equity. No gain or loss between the recorded amount at the disposition date and the original value recorded to equity in the July 2021 acquisition of $10,812,669 was recognized.
The Company incurred additional expenses of approximately $250,000 in connection with the termination of the transaction, which was recorded as other expense in the statement of operations for the three months ended March 31, 2022.
As of December 31, 2021, the notes receivable, prepaid assets and other deposits associated with LP Biosciences of $1,076,258 were written off, including $500,000 of restricted cash held in escrow, which LPB had rights to under the termination agreement
Investment in Green Li-ion Pte, Ltd.
As part of our acquisition of the LINICO assets on December 30, 2021, we acquired 20.22% of Green Li-ion Pte, Ltd., a Singaporean company ("Green Li-ion"). Prior to acquisition, LINICO purchased the investment and secured the rights to purchase Green Li-ion’s patented process equipment, with exclusive rights for the U.S. market, enabling the future production of 99.9% pure lithium-ion cathodes. The Green Li-ion technology is complementary to LINICO’s technology, which takes battery to black mass and extracts lithium from the black mass. The investment had a fair value of $4,577,000 at acquisition and is accounted for under the equity method. For the three months ended March 31, 2022, we recognized $59,290 in equity loss from affiliates for the investment in Green Li-ion.
Transactions Involving Comstock Minerals, Sale of Comstock Mining LLC
On January 24, 2019, the Company entered into a membership interest purchase agreement, as amended and restated on September 8, 2020, to sell its interests in Comstock Mining LLC, a wholly-owned subsidiary with sole net assets of the Lucerne properties and related permits (“Comstock Lucerne”), to Tonogold Resources, Inc. ("Tonogold"). The transfer of 100% ownership of Comstock Mining LLC to Tonogold was completed in September 2020.
There were three agreements between the Company and Tonogold associated with the September 2020 sale of the membership interests of Comstock Mining LLC: the Membership Interest Purchase Agreement, the Mineral Exploration and Mining Lease, and a Lease Option Agreement for our American Flat processing facility. Under the two agreements, Tonogold was required to reimburse certain payments made by Comstock including but not limited to all costs associated with owning certain properties, and certain option, interest expense and lease payments.
We agreed to receive a portion of the purchase price through a note receivable issued by Tonogold in the principal amount of $4,475,000 in September 2020 (the "Tono Note"), which increased to $5,550,000 in March 2021 and to $6,650,000 in June 2021. The Tono Note bore interest at the rate of 12% per annum, payable monthly in arrears, and default interest at the rate of 18% per annum. Tonogold was in default for nonpayment of its interest and reimbursement obligations beginning on September 1, 2021. The Tono Note had a maturity date of March 31, 2022.
On March 26, 2022, we entered into an Option Agreement with Tonogold, as modified on March 31, 2022 (the "Option Agreement") whereby we agreed to extinguish the note in exchange for the membership interests of Comstock Mining LLC. The agreement also provided Tonogold an option to repurchase the Comstock Mining LLC membership interests by December 31, 2022 for $7,750,000 in exchange for an option payment of $750,000, extendable to July 1, 2023 with payment of an extension fee of $500,000 before December 31, 2022. Further, the agreement required payment of $250,000 toward the outstanding accrued interest and reimbursements due, which were not extinguished.
To maintain the option, Tonogold agreed to continue to reimburse all costs associated with owning the properties, and certain option, interest expense and lease payments.
The acquisition of the membership interests was accounted for as an asset acquisition as of March 31, 2022. The face value of the note at maturity of $6,650,000 approximated its fair value, and this amount plus acquisition costs of approximately $2,300 were netted with the $750,000 option payment received from Tonogold and applied to the net assets acquired as follows:

Fair value of consideration transferred:
Tonogold note receivable	$6,650,000
Direct costs of acquisition	2,306
Less option payment received from Tonogold	(750,000)
Total fair value of consideration	5,902,306

Recognized amounts of identifiable assets acquired and liabilities assumed:
Mineral properties	6,844,474
Asset retirement obligation	(942,168)
Total identifiable net assets	$5,902,306
Investment in Mercury Clean Up LLC
On June 21, 2019, as amended July 3, 2019, April 10, 2020 and December 4, 2020, the Company entered into a Mercury Remediation Pilot, Investment and Joint Venture Agreement (the “MCU Agreement”) with MCU. Pursuant to the MCU Agreement, the Company committed $2.0 million of capital contributions that was payable in cash of $1.15 million and shares of the Company's common stock with a value of $0.85 million, in exchange for 15% of the fully-diluted membership interest of MCU and the first right to participate in 50% of the equity of any future joint ventures formed with MCU (the “Joint Ventures”).
For the three months ended March 31, 2022 and 2021, respectively, the Company recorded $14,578 in equity loss and $1,193 in equity income from affiliates for the investment in MCU. Based on recent findings related to MCU-P operations, the lack of a known, cash-generating alternative operating site, and the costs associated with relocating and deploying to a new site, there is no known reasonable possibility of future cash flows from MCU and we no longer expect to recover the investment. During the three months ended March 31, 2022, the investment of $1,960,448 in Mercury Clean Up LLC was deemed unrecoverable and was fully impaired.
Investment in MCU Philippines, Inc.
On April 10, 2020, the Company entered into a second amendment of the MCU Agreement, wherein MCU and the Company have identified an opportunity to remediate mercury in the Philippines, specifically in the province of Davao d' Oro (the “Philippine Opportunity”). In July 2020, MCU formed MCU-P to engage in the Philippine Opportunity. The Company’s chief executive officer is a director of MCU-P.

At December 31, 2021, the net balance of the note receivable was $2,000,000. For the three months ended March 31, 2022 and 2021, we recognized implied interest income of $30,072 and $20,267, respectively.
For the three months ended March 31, 2022 and 2021, respectively, the Company recorded $4,385 and $23,940 in equity loss from affiliates for the investment in MCU-P.
MCU-P identified an opportunity to remediate mercury in the Philippines in July 2020. All permits were in place at the end of 2020 and operations commenced at the lower end of the river, where no meaningful amounts of mercury-gold amalgam were found. The operations moved up river in 2022, where more mercury-gold amalgam was understood to exist. After three months of sampling, management determined there are insufficient gold grades to produce cash flows sufficient to recover its investment and notes receivable from MCU-P. During the three months ended March 31, 2022, the investment of $494,884 and notes receivable of $1,628,913 to MCU-P were both deemed unrecoverable and fully impaired.
Investment in Sierra Springs Opportunity Fund, Inc.
During 2019, the Company invested $335,000 into a qualified opportunity zone fund, Sierra Springs Opportunity Fund ("SSOF") which owns Sierra Springs Enterprises, Inc. ("SSE"), a qualified opportunity zone business. We expect to own 9% of SSOF upon issuance by SSOF of all 75 million authorized shares to investors. At March 31, 2022, our $335,000 investment in SSOF and 6,700,000 voting shares represent 11.72% of total as converted SSOF common shares.
NOTE 3      NOTES RECEIVABLE AND ADVANCES, NET
Notes receivable and advances, net at March 31, 2022 and December 31, 2021 include:

	March 31, 2022	December 31, 2021
Current portion
Sierra Springs advances receivable	$4,935,000	$4,935,000
Other notes receivable	27,043	29,545
Total notes receivable and advances, current portion	$4,962,043	$4,964,545

Non-current portion
Tonogold note receivable, face value	—	6,650,000
Unrealized gain	—	605,000
Tonogold note receivable, fair value	—	7,255,000
MCU-P note receivable, face value	—	2,000,000
Unamortized discount for implied interest	—	(401,159)
MCU-Philippines note receivable, non-current portion, net	—	1,598,841
Total notes receivable and advances, net	$4,962,043	$13,818,386
Tonogold Option Agreement, Reconveyance of Lucerne mine and related assets, and Tonogold Note Receivable
We recognized a loss on the change in fair value of $605,000 and a gain of $745,500 in other income and expense for the three months ended March 31, 2022 and 2021, respectively. On March 31, 2022, we agreed to extinguish the Tonogold note receivable principal of $6,650,000 in exchange for the membership interests of Comstock Mining LLC under the Option Agreement (see Note 2, Acquisitions and Investments).
Advances to Sierra Springs Opportunity Fund, Inc.
On January 3, 2022, the Company made an additional SSOF Advance of $1,300,000, for use by SSE in paying deposits for contracted property purchases. This amount was fully repaid on January 26, 2022. SSE assigned all assignable rights, title and interest in SSE’s property purchases to the Company until such time as the SSOF Advances are repaid.
NOTE 4      PROPERTY, PLANT AND EQUIPMENT, NET AND MINERAL RIGHTS
Properties, plant and equipment at March 31, 2022 and December 31, 2021, respectively, include the following:

	March 31, 2022	December 31, 2021
Land	$6,328,338	$6,328,338
Real property leased to third parties	3,298,312	3,298,311
Property, plant and equipment for mineral processing	27,644,745	27,644,745
Other property and equipment	5,221,158	4,438,657
Accumulated depreciation	(27,284,196)	(27,146,379)
Total property, plant and equipment, net	$15,208,357	$14,563,672
During the three months ended March 31, 2022 and 2021, the Company recognized depreciation expense of $137,816 and $114,906, respectively.
Mineral Rights and Properties
Comstock and its subsidiaries own, control, or retain an interest in 9,358 acres located in Storey and Lyon Counties, Nevada, just south of Virginia City, Nevada (referred to collectively herein as the “Comstock Mineral Estate”), including 2,396 acres of patented claims and surface parcels, approximately 6,962 acres of unpatented claims administered by the BLM, five mineral leases, one joint venture (providing exclusive rights to exploration, development, mining and production), royalty interests, and fee ownership of real property, including 126 patented and 392 unpatented mineral lode claims, as well as 39 unpatented placer claims. These mineral properties include the reconveyance of the Lucerne mine and related mineral properties now subject to the Lucerne Option with Tonogold. Our properties at March 31, 2022 and December 31, 2021 consisted of the following:

	March 31, 2022	December 31, 2021
Comstock Mineral Estate	$6,261,706	$6,261,706
Lucerne mineral properties	6,844,474	—
Other mineral properties	317,405	317,405
Water rights	90,000	90,000
Total mineral rights and properties	$13,513,585	$6,669,111
The Comstock Mineral Estate is partitioned for management purposes based on identified resource areas and exploration targets. During the three months ended March 31, 2022 and 2021, we did not record any depletion expense, as none of the properties are in production. All of our mineral exploration and mining lease payments are classified as selling, general and administrative expenses in the condensed consolidated statements of operations.
LINICO Construction in Progress
At March 31, 2022 and December 31, 2021, respectively, LINICO had $4,020,473 and $3,219,607 in construction in progress which included $3,931,339 and $3,219,607, respectively, in deposits with various vendors for the plant and equipment. Depreciation for the related assets will begin once they are placed in service.
NOTE 5  RECLAMATION BOND DEPOSIT
The Nevada Revised Statutes and Regulations require a surety bond to be posted for mining projects so that after the completion of such mining projects the sites are left safe, stable and capable of productive post-mining uses. The bond is intended to cover the estimated costs required to safely reclaim the natural environment to the regulatory standards established by the State of Nevada’s Division of Environmental Protection. Accordingly, the Company has a $6.8 million reclamation surety bond through the Lexon Surety Group (“Lexon”) with the State of Nevada’s Bureau of Mining Regulation and Reclamation at March 31, 2022. The Company also has a $0.5 million surety bond with Storey County for mine reclamation at March 31, 2022. As part of the surety agreement, the Company agreed to pay a 2.0% annual bonding fee. The total cash collateral, per the surety agreement, was $2.6 million at March 31, 2022, and December 31, 2021.
The reclamation bond deposit at March 31, 2022 and December 31, 2021 consisted of the following:

	March 31, 2022	December 31, 2021
Lexon surety bond cash collateral	2,589,072	2,589,008
Other cash reclamation bond deposits	106,936	106,936
Total reclamation bond deposit	$2,696,008	$2,695,944
The Lexon collateral at March 31, 2022 and 2021 includes earned income of $89,072 and $89,008 respectively, which has been left on deposit at BNY Mellon. The total cash collateral is a component of the reclamation bond deposit on the condensed consolidated balance sheets at March 31, 2022 and December 31, 2021.
NOTE 6        INTANGIBLE ASSETS AND GOODWILL
The Company’s intangible assets at March 31, 2022 and December 31, 2021 include the following:

Description	Estimated Economic Life	March 31, 2022	December 31, 2021
Developed technologies	10 years	$19,382,401	$18,882,401
Lease intangible	30 years	3,621,488	3,621,488
License agreements	10 years	510,752	510,752
In-process research and development	10 years	—	350,000
Customer agreements	1 year	122,885	122,885
Distribution agreements	8 years	19,733	19,733
Trademarks	10 years	7,000	7,000
Accumulated amortization		(907,267)	(338,958)
Intangible assets, net		$22,756,992	$23,175,301
Accumulated amortization as of March 31, 2022 and December 31, 2021 consisted of the following:

	March 31, 2022	December 31, 2021
Developed technologies	$691,042	$231,920
Lease intangible	30,325	—
License agreements	60,981	20,625
In-process research and development	—	2,991
Customer agreements	122,613	81,923
Distribution agreements	2,130	1,499
Trademarks	176	—
Accumulated amortization	$907,267	$338,958
Amortization expense related to intangible assets of $568,309 was recorded for the three months ended March 31, 2022. Accumulated amortization of $11,964 was written off as part of the impairment of the Flux Photon intangible asset during the three months ended March 31, 2022.

The estimated economic lives shown above were at the closing dates of the respective acquisitions. The estimated economic lives of license agreements and developed technologies are based on the midpoint of the indicated lives derived from the related valuation analyses. The estimated economic lives of customer and distribution agreements are based on the specified terms of the respective agreements.
The Company is party to three license agreements with American Science and Technology Corporation (“AST”), pursuant to which Comstock Innovations agreed to license AST’s intellectual properties for use at three facilities in exchange for three facility-specific license fees of $500,000 each, and a royalty fee equal to 1.0% of the gross revenue of each of the first three licensed facilities. Comstock IP Holdings is also party to a research agreement with Virginia Polytechnic Institute and State University (“Virginia Tech”), and an exclusive license agreement with Virginia Tech’s affiliate, Virginia Tech Intellectual Properties, Inc. (“VTIP”) pursuant to which Comstock IP Holdings agreed to (i) pay Virginia Tech $438,410 to conduct sponsored research; and (ii), license VTIP’s related intellectual property on a worldwide exclusive basis in exchange for a royalty fee equal to 1.0% of the applicable net sales, subject to a minimum annual royalty of $5,000 per year. The Company also has developed technologies valued at $19,382,401 (See Note 2, Acquisitions and Investments). During the three months ended March 31, 2022, the Company paid $500,000 toward the license fees.
Future minimum amortization expense is as follows at March 31, 2022:

Remainder of 2022	$1,592,316
2023	2,118,936
2024	2,114,784
2025	2,114,784
2026	2,114,784
Thereafter	12,701,388
$22,756,992
Changes in the intangible assets and goodwill balances for the three months ended March 31, 2022 are presented below:

	As of December 31, 2021	Additions	Impairment	Amortization	As of March 31, 2022
Intangible assets	23,514,259	500,000	(350,000)		23,664,259
Accumulated amortization	(338,958)		—	(568,309)	(907,267)
Goodwill	12,788,671	—	—	—	12,788,671
Total intangible assets and goodwill	35,963,972	500,000	(350,000)	(568,309)	35,545,663
All intangibles and goodwill are associated with the Renewable Energy Products segment.

NOTE 7      LEASES
The Company has the following lease balances recorded on the condensed consolidated balance sheets as follows:

Lease Assets and Liabilities	Classification	March 31, 2022	December 31, 2021
Finance lease right-of-use asset, net	Right of use asset	$14,907,725	$15,033,000
Operating lease right-of-use asset, net	Other assets	45,732	46,897
Total right of use assets		$14,953,457	$15,079,897

Operating lease liability - current	Accrued expenses and other liabilities	$4,585	$4,388
Operating lease liability - long-term	Other liabilities	44,166	45,403
Finance lease liability	Lease liability	13,035,110	$13,043,499
Total lease liabilities		$13,083,861	$13,093,290
The Company has the following lease costs recorded in the condensed consolidated statements of operations as follows:

	Three Months Ended
	March 31, 2022	March 31, 2021
Finance lease cost:
Amortization of right-of-use assets	$125,275	$—
Interest on lease liabilities	195,611	—
Operating lease cost	2,525	2,525
Total lease cost	$323,411	$2,525

Other information
Operating cash flows from operating leases	$9,350	$9,050
Financing cash flows from finance leases	$8,389	$—
Weighted-average remaining lease term - finance leases	0.50	—
Weighted-average remaining lease term - operating leases	6.50	6.75
Weighted-average discount rate - finance leases	6%	6%
Weighted-average discount rate - operating leases	11%	11%
Finance Lease
LINICO has a finance lease, as lessee, with Aqua Metals Reno Inc., a subsidiary of AQMS, for an industrial lease, including the land, buildings and related improvements (the “Battery Recycling Facility”). AQMS is the non-controlling interest holder for LINICO and is also a related party. We expect the make lease payments of $81,600 from April to September 2022, and we expect to exercise the option to purchase the facility for an additional $13,000,000 (for a total of $14,250,000 with deposits made to date) on or before October 1, 2022.
Maturities of lease liabilities for the Company's finance lease are $13,693,600, all payable in 2022, with imputed interest of $650,101.
Operating Lease
The Company has an operating lease, as lessee, with Sutro as lessor, for a property located adjacent to the Gold Hill Hotel, which is primarily used as a room rental. The lease runs from 2018 until 2028. The monthly rent is $750 with automatic annual increases of $25 per month every November, beginning in 2020. The operating lease is sub-leased to Crown Point Management LLC, the operators of the Gold Hill Hotel, and not separately valued within the Gold

Hill Hotel lease. For the three months ended March 31, 2022 and 2021, the fixed operating lease expense was $2,525 and $2,525, respectively. At March 31, 2022, the remaining lease term is 6.51 years.
Minimum lease payments by fiscal year for the Company's operating lease is as follows:

For the remainder of 2022	7,250
2023	9,950
2024	10,250
2025	10,550
2026	10,850
Thereafter	20,650
Total lease payments	69,500
Less: Imputed interest at 11%	(20,749)
Present value of operating lease liabilities	$48,751
Operating Lease Income
Revenues from operating leases on our land and building leased to others totaled $54,625 and $48,500 for the three months ended March 31, 2022 and 2021, respectively.
Minimum lease payments for operating leases to others are as follows:

For the remainder of 2022	$139,450
2023	166,325
2024	22,725
2025	96,000
2026	96,000
Thereafter	288,000
Total Minimum Lease Income	$808,500
NOTE 8  DEBT OBLIGATIONS
Debt at March 31, 2022 and December 31, 2021 consisted of the following:

	March 31, 2022	December 31, 2021
GHF Secured Promissory Note – 6% interest, due December 15, 2024	$5,000,000	$5,000,000
Less: debt discounts and issuance costs	(470,932)	(513,744)
Total debt, net of discounts and issuance costs	4,529,068	4,486,256
GHF, Inc. Unsecured Promissory Notes
We entered into a long-term promissory note ("GHF 2021 Note") with GHF, Inc. on December 15, 2021, with a principal amount of $5,000,000, of which $4,550,000 was funded and $450,000 was an original issue discount ("OID"). The full principal is due on December 15, 2024. Interest is payable monthly at a rate of 6% annually. Prepayment is allowed in full or in part at any time without premium or penalty. The loan is secured by all non-mining related assets of the Company, Silver Springs land and water rights, and the Daney Ranch, excluding the Lucerne and Dayton properties. The Company is required to prepay the promissory note with any net cash proceeds received in the sale of any collateral. If the promissory note has not been paid in full on or prior to December 15, 2022, the Company will issue warrants to GHF allowing them to purchase 1,000,000 shares of the Company’s common stock, half of which are exercisable at a price per share of 150% of the 20-day volume weighted average closing price (“VWAP”) of the Company’s common stock on its primary trading market for the 20 consecutive trading days preceding December 15, 2021, and the remainder at a price per share of 135% of the 20-day VWAP as determined on December 15, 2022. At December 31, 2021, the warrants were valued at $70,879. We recognized interest expense of $86,301 which includes OID amortization of $42,812 during the three months ended March 31, 2022 in connection with the GHF 2021 Note.
Concorde Trust, Bean Trust, Georges Trust, GHF, Inc. & Scott H. Jolcover Unsecured Promissory Notes
On March 4, 2021, we retired our unsecured promissory notes ("Promissory Notes") by paying the remaining principal balance of $3.1 million plus earned OID of $0.1 million. For the three months ended March 31, 2021, interest expense on the Promissory Notes was $139,213, which includes OID amortization of $71,289.
NOTE 9  LONG-TERM RECLAMATION LIABILITY
At March 31, 2022 and December 31, 2021, we had asset retirement obligations of $6,470,156, and $5,445,672. respectively, for our obligation to reclaim our mine facilities based on our most recent reclamation plan, as revised, submitted and approved by the Nevada State Environmental Commission and Division of Environmental Protection. Our total reclamation liability includes cost estimates for our American Flat processing facility and Lucerne, Dayton project, and enhanced reclamation obligations in Storey County. Effective January 1, 2021, we updated the expected reclamation commencement date from December 31, 2022 to December 31, 2025. This resulted in a reduction in the liability of $926,434 at January 1, 2021 and was recorded in selling, general and administrative expenses on the condensed consolidated statements of operations.
On March 31, 2022, the Company reacquired the membership interests of Comstock Mining LLC and recognized an asset retirement obligation associated with the Lucerne mine assets of $942,168 (see Note 2 Acquisitions and Investments). To calculate the estimated obligation, we used estimated reclamation costs of $1,159,236, an inflation rate of 2.94%, a credit-adjusted risk-free rate of 8.45% and an estimated reclamation date of December 31, 2025.
Following is a reconciliation of the mining retirement obligation associated with our reclamation plan for the mining projects at March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Long-term reclamation liability — beginning of period	$5,445,672	$6,054,919
Addition associated with the Lucerne mine	942,168	—
Reduction of obligation due to extension of time		(926,434)
Accretion of reclamation liability	82,316	317,187
Long-term reclamation liability — end of period	$6,470,156	$5,445,672
NOTE 10  COMMITMENTS AND CONTINGENCIES
CONTINGENT PAYMENT OBLIGATIONS
FLUX Photon Corporation
The purchase price payable for the FPC Assets is $18,000,000 payable in cash to FPC with 20% of the future monthly consolidated sales, less total variable costs, less operating expenses, maintenance, tax payments, and debt service payments of the Company and its now and hereafter-existing subsidiaries, until the purchase price of $18,000,000 has been fully paid. On December 10, 2021, the Asset Purchase Agreement was amended to provide for the payment by the Company of a $350,000 down payment against the purchase price, which reduced the stated purchase price to $17,650,000 at December 31, 2021. The intangible asset was deemed unrecoverable as of March 31, 2022 and was fully impaired (See Note 2, Acquisitions and Investments).
MANA Corporation
On July 23, 2021, the Company entered into a Securities Exchange Agreement to purchase 100% of the issued and outstanding equity of MANA Corporation. MANA provides industrial hemp origination, toll processing, sales, marketing, commodities, co-products management, and related products and services. MANA has a contingent payment obligation equal to 20% of MANA’s future net cash flow deriving from sales of industrial hemp and its derivatives, as defined in the applicable agreement, in an amount up to $8,600,000. This amount has not been recorded in our condensed consolidated financial statements for the three months ended March 31, 2022, as it has been determined to be neither probable nor reasonably estimable.
Comstock Innovations - Pilot Facility
In April 2021, Comstock Innovations, our wholly-owned technology research and development subsidiary, entered into a license agreement and an asset purchase agreement with American Science and Technology Corporation (“AST”). Pursuant to the terms of the asset purchase agreement, Comstock Innovations agreed to purchase substantially all of the real and personal property located at 6445 Packer Drive, Wausau, Wisconsin 54401 (“Pilot Facility”), including pilot scale processing equipment used in connection with some of our cellulosic fuels and electrification metals extraction and refining processes. The purchase agreement calls for a purchase price of $3,920,000 in installments of $35,000 per month from May 1, 2022 to April 30, 2023, $1,750,000 on April 30, 2023, and $1,750,000 on April 30, 2024. The costs associated with the Pilot Facility’s research and development support operations are allocated (on a time and materials basis at cost) to our cellulosic fuels, electrification metals, cleantech engineering, technology licensing, and strategic and other investments segments, as applicable. The license agreement provided for use of the Pilot Facility through April 30, 2022 and all payments under this agreement were fully satisfied in January 2022.
COMSTOCK MINERAL ESTATE LEASE PAYMENTS
We lease certain mineral rights and properties under leases expiring at various dates through 2040. Future minimum annual lease payments, including royalty and rental payments, under these existing lease agreements are as follows at March 31, 2022:

Year	Leases
Remainder of 2022	$72,000
2023	114,000
2024	108,000
2025	110,000
2026	150,000
Thereafter	1,662,250
Total minimum annual lease payments	$2,216,250
We have minimum royalty obligations with certain of its mineral properties and leases. For most of the mineral properties and leases, we are subject to a range of royalty obligations to the extent that production commences. These royalties range from 0.5% to 5% of Net Smelter Returns ("NSR") from minerals produced on the properties, with the majority being under 3%. Some of the factors that will influence the amount of the royalties include ounces extracted and the price of extracted metals.
Our mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally become more restrictive. The Company believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.
Mineral and Mining Leases
The Company is party to lease agreements with Tonogold. On September 16, 2019, as amended and restated on December 23, 2019, the Company, as lessor, entered into a 10-year, renewable mineral exploration and mining lease with Tonogold for certain mineral properties owned or controlled by the Company (the "Exploration Lease"). The Exploration Lease grants Tonogold the right to use these properties for mineral exploration and development, and ultimately the production, removal and sale of minerals and certain other materials. Tonogold pays to the Company a quarterly lease fee of $10,050. The lease fee will escalate 10% each year on the anniversary date of the Exploration Lease. Tonogold also reimburses the Company for all costs associated with owning the properties, including, but not limited to, lease payments for underlying, third-party leases. The Exploration Lease also provides for royalty payments when mining operations commence.
On November 18, 2019, the Company, entered into an agreement to lease its permitted American Flat property, plant and equipment to Tonogold for crushing, leaching and processing material from the Lucerne Mineral Properties (the "Lease Option Agreement"). Under the Lease Option Agreement, Tonogold is required to reimburse the Company approximately $1,100,000 in expenses per year to maintain the option. The Lease Option Agreement remains in effect, but has not yet been exercised. The Lease Option Agreement expires in November 2025. Expense under leases for the three months ended March 31, 2022 and 2021was $20,321 and $41,446, respectively. Tonogold reimbursements of lease costs for the three months ended March 31, 2022 and 2021 were $25,150 and $21,050, respectively.
OTHER
On August 20, 2021, former employees of the Company filed a wrongful termination lawsuit against the Company, its Board of Directors, its Audit and Finance Committee, its Chief Executive Officer and certain of its managers for the termination of their employment. On March 4, 2022, the Company and the former employees agreed to a settlement, which will result in the litigation being dismissed. At March 31, 2022 and December 31, 2021, the agreed upon severance and related costs are included in accrued expenses and other liabilities on the condensed consolidated balance sheet.
At March 31, 2022, the Company accrued an additional $175,000 in other severance and related costs.
From time to time, we are involved in claims and proceedings that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.
NOTE 11  EQUITY
Issuance of Unregistered Shares of Common Stock
There were no issuance of restricted shares of our common stock in connection with acquisitions, investments and other endeavors during the three months ended March 31, 2022.
On February 28, 2022, the Company and the other parties to the LP Biosciences transactions mutually agreed to terminate the Transaction Documents. In connection with the termination, 3,500,000 restricted shares of the Company’s common stock were transferred back to the Company for cancellation upon receipt.
Noncontrolling Interest
On December 30, 2021, we entered into an agreement with LINICO to purchase additional shares resulting in a 90% controlling interest (see Note 2, Acquisitions and Investments). The remaining 10% ownership is held by AQMS (see Note 17, Related Party) and is accounted for as a noncontrolling interest in our condensed consolidated financial statements. During the three months ended March 31, 2022, the Company and AQMS made $1,140,000 and $500,000 in additional investments, respectively. Losses attributable to the non-controlling interest owner were $168,468 for the three months ended March 31, 2022.
Treasury Stock
Our treasury stock consists of 3,000,000 shares held by our 88.35% owned subsidiary LINICO. We expect to sell the shares in 2022. We have presented the cost of the acquired stock as a deduction from equity. We received proceeds on sales of 1,485 shares of treasury stock totaling $2,721, recognized as an increase in additional paid-in capital of $805, representing the gain on sales of treasury stock, and a decrease in treasury stock of $1,916, representing the cost basis of shares sold during the three months ended March 31, 2022.

NOTE 12  FAIR VALUE MEASUREMENTS
The following table presents our assets and liabilities measured at fair value on a recurring basis at March 31, 2022:

		Fair Value Measurements at
		March 31, 2022
	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Tonogold common shares	$1,100,293	$1,100,293	$—	$—
Other equity securities	7,449	7,449	—	—
Total assets measured at fair value	$1,107,742	$1,107,742	$—	$—

Liabilities:
LINICO acquisition derivative liability	$(1,413,162)	$—	$(1,413,162)	$—
GenMat derivative liability	(4,990,000)	—	(4,990,000)	—
Total liabilities measured at fair value	$(6,403,162)	$—	$(6,403,162)	$—
The following table presents our assets and liabilities at December 31, 2021, which are measured at fair value on a recurring basis:

		Fair Value Measurements at
		December 31, 2021
	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Tonogold common shares	$910,559	$910,559	$—	$—
Tonogold note receivable	7,255,000	—	—	7,255,000
MCU derivative asset	342,000	—	342,000	—
Other equity securities	15,260	15,260	—	—
Total assets measured at fair value	$8,522,819	$925,819	$342,000	$7,255,000

Liabilities:
LINICO acquisition derivative liability	$(2,743,162)	$—	$(2,743,162)	$—
GenMat derivative liability	(6,130,000)	—	(6,130,000)	—
Total liabilities measured at fair value	$(8,873,162)	$—	$(8,873,162)	$—
The following table provides reconciliation between the beginning and ending balance of investments measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

	March 31, 2022	December 31, 2021
Beginning Balance	$7,255,000	$5,498,500
Total change in fair value recognized in earnings
Tonogold note receivable	(605,000)	(418,500)
Additions
Tonogold note receivable	—	2,175,000
Deductions
Exchange of note receivable associated with Tonogold agreement	(6,650,000)	—
Ending balance	$—	$7,255,000
VALUATION METHODOLOGIES
Following is a description of the valuation methodologies used for the Company's financial instruments measured at fair value on a recurring basis as well as the general classification of such instruments pursuant to the valuation hierarchy.
Tonogold Common Shares
The fair value of our investment in common shares of Tonogold is based on the closing price per share of the stock. At March 31, 2022 and December 31, 2021, we held 7,419,375 and 8,671,985 Tonogold common shares with fair values of $1,100,293 and $910,558, respectively. The fair values of the common shares are based on the $0.15 and $0.11 closing share prices (OTC: TNGL), at March 31, 2022 and December 31, 2021, respectively. We recorded a gain of $415,205 and a loss of $891,039 on this investment in the condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021, respectively.
Tonogold Note Receivable
On March 26, 2022, as amended March 31, 2022, the Company entered into an Option Agreement with Tonogold (the “Lucerne Option”). Tonogold re-conveyed 100% of the previously sold membership interests of Comstock Mining LLC, the entity that owns the Lucerne mine, to the Company, in exchange for the Company exchanging Tonogold’s payment obligations under secured note in the principal amount owed of $6,650,000 to the Company. The Company recorded a loss of $605,000 and a gain of $745,500 for the change in fair value in other expense in the condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021, respectively.
LINICO Derivative Instruments
On February 15, 2021, we recorded a derivative asset on the condensed consolidated balance sheets in connection with the LINICO Stock Purchase Agreement. On that date, the February 15, 2021, the fair value of the derivative asset was determined based on the excess of the fair value of 3,000,000 shares of our common stock issued to and held by LINICO over the $6,250,000 contractual consideration required under the agreement. The value of the shares was based on the $2.25 closing price per share of our common stock on that date. The derivative was settled in December 2021 when the Company purchased a majority interest in LINICO (see Note 2, Acquisitions and Investments). We recorded $0 and $6,989,999 for the change in fair value in other income in the condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021, respectively.
On December 30, 2021, the Company entered into an agreement to acquire 3,129,081 LINICO common shares from its former chief executive officer and director in exchange for 3,500,000 Comstock Shares. If and to the extent that the sale of the Company's shares results in net proceeds greater than $7,258,162, then former chief executive officer is required to pay all of such excess proceeds to the Company. If and to the extent that the sale of the Comstock Shares results in net proceeds less than $7,258,162, then the Company is required to pay the former chief executive officer equal to such shortfall. At December 31, 2021, the fair value of the shares was based on the closing price per share of our common stock of $1.29. At March 31, 2022, the fair value of the shares was based on the closing price per share of our common stock of $1.67. The fair value of the derivative liability as of March 31, 2022 was

$1,413,162 We recorded an unrealized gain on the change in fair value of the derivative liability of $1,330,000 in the condensed consolidated statements of operations for the three months ended March 31, 2022. The derivative liability is classified within Level 2 of the valuation hierarchy.
GenMat Derivative Instruments
On June 24, 2021, we recorded a derivative asset on the condensed consolidated balance sheets in connection with the GenMat Membership Interest Purchase Agreement. On that date, the $530,000 fair value of the derivative asset was determined based on the excess of the fair value of 3,000,000 shares of our common stock issued to and held by GenMat over the $10,000,000 contractual stock consideration required under the agreement. The value of the shares was based on the $3.51 closing price per share of our common stock on that date. At December 31, 2021, the fair value of the shares was based on the closing price per share of our common stock of $1.29. At March 31, 2022, the fair value of the shares was based on the closing price per share of our common stock of $1.67. At March 31, 2022, the fair value of the derivative liability was $4,990,000. We recorded an unrealized gain on the change in fair value of the derivative liability of $1,140,000 in the condensed consolidated statements of operations for the three months ended March 31, 2022. The derivative liability is classified within Level 2 of the valuation hierarchy.
LPB Derivative Instrument
On July 23, 2021, we recorded a derivative asset on the condensed consolidated balance sheets in connection with the LPB Contribution Agreement. On that date, the $6,642,000 fair value of the derivative asset was determined based on the excess of the fair value of 3,500,000 shares of our common stock issued to and held by LPB over the $4,173,000 fair value of our contractual consideration under the LPB Partnership Interest Purchase Agreement. The value of the shares was based on the $3.09 closing price per share of our common stock on that date. On February 28, 2022, the Company and the other parties to the LPB transactions mutually agreed to terminate the transaction documents. At December 31, 2021, the fair value of the shares was based on the closing price per share of our common stock of $1.29. Prior to settlement, the fair value of the shares was based on the closing price per share of our common stock of $1.46, and we recorded a gain on the change in fair value of the derivative liability of $595,000 in the condensed consolidated statements of operations for the three months ended March 31, 2022. The fair value of the derivative as of the settlement date of $937,000 was derecognized, along with the value of the investment in LPB, and the fair value of the 3,500,000 shares was $5,110,000 and was recognized as a decrease first to the par value of the common stock returned, and the remainder to additional paid in capital.
Other Financial Instruments
At March 31, 2022, the carrying amount of cash and cash equivalents, notes receivable and note payable, approximates fair value because of the short-term maturity of these financial instruments.
NOTE 13  STOCK-BASED COMPENSATION
2020 EQUITY INCENTIVE PLAN
During the three months ended March 31, 2022 and 2021, the Company recognized $47,700 and $47,700 for the vesting of stock awards issued in 2020.
During 2021, we granted, 1,170,000 performance shares to employees under the 2020 Plan. The vesting of 50% of the employee performance share awards is contingent on the achievement of performance goals over the next three years, and vesting of the remaining 50% is contingent on the achievement of our common stock market price goals over the next five years, defined on a per share value basis. Vesting is dependent on the employee remaining with the Company from the grant date through the vesting date. The performance shares that vest based on the achievement of performance goals were valued using the Company's common stock price on the grant date, and the estimated stock-based compensation expense is determined based on the probability of achieving each goal.
In March 2022, 40,000 performance shares were granted to employees under the 2020 Plan. The vesting of 50% of the employee performance share awards is contingent on the achievement of performance goals over the next three years, and vesting of the remaining 50% is contingent on the achievement of our common stock market price goals over the next five years, defined on a per share basis. Vesting is dependent on the employee remaining with the Company from the grant date through the vesting date. The performance shares which vest based on the achievement of performance goals were valued using the Company's common stock price on the grant date of $1.68 per share, and stock-based compensation was determined based on the probability of achieving each goal.
The performance vesting based on the Company share price were valued using a path-dependent model with the following inputs:

	January 4, 2021	June 8, 2021	July 12, 2021	August 30, 2021	March 28, 2022
Total shares granted	1,055,000	60,000	25,000	30,000	40,000
Performance condition valuation inputs:
Performance condition shares	527,500	30,000	12,500	15,000	20,000
Stock price at grant date	$1.10	$3.51	$3.17	$3.04	$1.68
Market condition valuation inputs:
Market condition shares	527,500	30,000	12,500	15,000	20,000
Beginning stock price	$1.10	$3.51	$3.17	$3.04	$1.68
Volatility	77%	93%	93%	95%	95%
Risk-free rate	0.36%	0.79%	0.71%	0.65%	2.51%
Number of iterations	100,000	100,000	100,000	100,000	100,000
Fair value per share	$0.41	$2.71	$2.38	$2.26	$0.91
Term (in years)	3.2	1.7	1.8	1.8	2.2
Stock-based compensation for employee performance share grants totaling $60,899 and $49,311 was recorded in the condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021, respectively. No shares have vested at March 31, 2022. During the three months ended March 31, 2022, 30,000 performance shares were forfeited.
At March 31, 2022, unamortized stock-based compensation for the 2020 equity incentive plan was $1,150,014 and will be amortized over the remaining vesting terms.
2011 EQUITY INCENTIVE PLAN
In March 2021, 48,650 of the stock options were repurchased and cancelled in lieu of being exercised. Cash paid for the stock options totaling $194,581 for the three months ended March 31, 2021 was deemed to be the incremental fair value of the stock options at the repurchase date, and was recorded as a reduction in additional paid-in capital on the condensed consolidated balance sheets. At March 31, 2022, the intrinsic value of the remaining 72,650 stock options outstanding was $80,642.
NOTE 14   OTHER INCOME AND EXPENSES
Other income (expense) net consisted of the following for the three months ended March 31, 2022 and March 31, 2021:

	March 31, 2022	March 31, 2021
Change in fair value Tonogold note receivable	(605,000)	745,500
Tonogold amendment fee and charges	14,652	262,500
LPB settlement and related expenses	(250,000)	—
Equity loss in affiliates	(266,903)	(31,454)
All other	(23,556)	22,945
Total other income (expense)	$(1,130,807)	$999,491

NOTE 15  NET INCOME (LOSS) PER COMMON SHARE
Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if outstanding stock options were exercised into common stock. For March 31, 2022, all common stock equivalent shares are antidilutive. For March 31, 2021, we had no common stock equivalent shares that were dilutive. The following is a reconciliation of the numerator and denominator used in the basic and diluted computation of net loss per share:

	March 31, 2022	March 31, 2021
Numerator:
Net income (loss) attributable to Comstock Mining Inc.	$(6,378,555)	$8,188,231

Denominator:
Basic weighted average shares outstanding	$67,351,776	$37,740,011
Incremental shares - stock options	$—	$74,641
Diluted weighted average shares outstanding	$67,351,776	$37,814,652

Net income (loss) per common share:
Basic EPS	$(0.09)	$0.22
Diluted EPS	$(0.09)	$0.22
The weighted average number of shares outstanding, for the purpose of calculating earnings per share, were reduced by 2,650,238 or the three month period ended March 31, 2022, which is the number of treasury shares deemed to be owned by us through our ownership in LINICO. The remaining 349,465 treasury shares are deemed to be owned by AQMS.
NOTE 16  SEGMENT REPORTING
We have the following segments and reporting units: production and sale of renewable energy products and strategic and other investments.
Summarized financial information relating to our reportable segments is provided below. Certain amounts have been reclassified to conform to the current period presentation, most notably to reclassify our historical activities to our strategic and other investments segment. Our renewable energy products segment includes our new technologies and the resulting renewable energy products. Our strategic and other investments segment includes all other activities, including real estate, mining, equity method investments and general corporate costs. Strategic and other investments revenue is from real estate activities.

For the Three Month Period Ended March 31, 2022:	Renewable Energy Products:	Strategic and Other Investments	Inter-segment Elimination	Total
Revenue:
Revenue from external customers	$—	54,625	$—	$54,625
Inter-segment revenue	877,974	—	(877,974)	—
Total segment revenue	877,974	54,625	(877,974)	54,625

Gross Profit	205,543	54,625	(205,543)	54,625

Operating expenses
Depreciation and amortization	400,083	444,446	—	844,529
Operating expenses	1,871,893	1,931,834	(205,543)	3,598,184
Total operating expenses	2,271,976	2,376,280	(205,543)	4,442,713

Loss from Operations	(2,066,433)	(2,321,655)	—	(4,388,088)

Other income (expense)
Gain (loss) on investments	—	351,624	—	351,624
Interest expense	(265,407)	(129,113)	69,796	(324,724)
Interest income	1,616	425,041	(69,796)	356,861
Change in fair value of derivative instruments	—	3,065,000	—	3,065,000
Equity loss in affiliates	—	(266,903)	—	(266,903)
Impairment of investment and assets	(54,587)	(4,422,302)	—	(4,476,889)
Other expenses	(56,889)	(807,015)	—	(863,904)
Total other expense, net	(375,267)	(1,783,668)	—	(2,158,935)

Net loss	(2,441,700)	(4,105,323)	—	(6,547,023)

Capital expenditures for three months ended March 31, 2022	$—	$782,500	$—	$782,500

Total assets at March 31, 2022	$43,096,560	$72,022,833	$—	$115,119,393

Investments, non-current at March 31, 2022	$4,517,710	$14,383,346	$—	$18,901,056

Goodwill at March 31, 2022	$12,788,671	$—	$—	$12,788,671

Construction in progress at March 31, 2022	$4,020,473	$—	$—	$4,020,473

For the Three Month Period Ended March 31, 2021	Renewable Energy Products:	Strategic and Other Investments	Inter-segment Elimination	Total
Revenue:

Revenue from external customers	$—	$48,500	$—	$48,500

Gross Profit	—	48,500	—	48,500

Operating expenses
Depreciation and amortization	—	115,968	—	115,968
Operating expenses	—	(465,226)	—	(465,226)
Total operating expenses	—	(349,258)	—	(349,258)

Income from Operations	—	397,758	—	397,758

Other income (expense)
Gain (loss) on investments	—	(706,911)	—	(706,911)
Interest expense	—	(144,829)	—	(144,829)
Interest income	—	155,473	—	155,473
Change in fair value of derivative instruments	—	7,487,249	—	7,487,249
Equity loss in affiliates	—	(31,454)	—	(31,454)
Impairment of investment and assets	—	—	—	—
Other income, net	—	1,030,945	—	1,030,945
Total other income, net	—	7,790,473	—	7,790,473
				—
Net income	—	8,188,231	—	8,188,231
				—

Capital expenditures for three months ended March 31, 2021	$—	$40,750	$—	$40,750

Total assets at December 31, 2021	$43,001,837	$83,952,795	$—	$126,954,632

Investments, non-current at December 31, 2021	$8,804,587	$17,046,292	$—	$25,850,879

Goodwill at December 31, 2021	$12,788,671	$—	$—	$12,788,671

Construction in progress at December 31, 2021	$3,219,607	$—	$—	$3,219,607
NOTE 17  RELATED PARTY TRANSACTIONS
In addition to the related party disclosures included in Note 2, Acquisitions and Investments, the following related party transactions occurred during the March 31, 2022 and 2021.

AMENDMENT TO ASSET PURCHASE AGREEMENT
On September 7, 2021, the Company entered and closed under an Asset Purchase Agreement with Flux Photon Corporation (“FPC”), in order to acquire certain intellectual property and related photovoltaic and photocatalysis laboratory equipment (the “FPC Assets”). The purchase price payable for the FPC Assets is $18,000,000 payable in cash to FPC with 20% of the future monthly consolidated sales, less total variable costs, less operating expenses, maintenance, tax payments, and debt service payments of the Company and its now and hereafter-existing subsidiaries, until the purchase price of $18,000,000 has been fully paid. The Company assigned the FPC Assets to its wholly-owned Comstock IP Holdings subsidiary immediately after closing. On December 10, 2021, the Asset Purchase Agreement was amended to provide for the payment by the Company of a $350,000 down payment against the purchase price, corresponding to a potential performance-based cash payment of $17,650,000 required under the Asset Purchase Agreement. Kevin Kreisler, the Company’s president and chief financial officer, and David Winsness, the Company’s chief technology officer, are indirect beneficiaries of all payments made to FPC under the Asset Purchase Agreement. The Company additionally agreed to appoint Mr. Kreisler to the Company’s board of directors in connection with the Company’s acquisition of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation) (“Comstock Innovations”) on September 7, 2021 (see Note 2, Acquisitions and Investments). The intangible asset was deemed unrecoverable as of March 31, 2021 and was fully impaired. We recognized an impairment loss of $338,034 in other income (expenses) in the statement of operations during the three months ended March 31, 2022 in the renewable energy products segment.
LINICO CORPORATION
During the three months ended March 31, 2022, the Company and AQMS invested $1,140,000 and $500,000 respectively, in cash investments to LINICO. As of March 31, 2022 we own 88.35% of LINICO's issued and outstanding equity and the remaining 11.65% is owned by AQMS. One of the members of the Company’s board of directors, is the chief financial officer of AQMS.
TRANSACTIONS INVOLVING SIERRA SPRINGS OPPORTUNITY FUND
The Company has funded a total of $4,935,000 in SSOF Advances. The Company funded advances of $1,300,000 and $2,150,000 during the three months ended March 31, 2022 and 2021, respectively. SSOF repaid advances of $1,300,000 and $— during the three months ended March 31, 2022 and 2021, respectively. SSOF was required to use the corresponding proceeds to pay deposits and other payments on land and other facilities related to investments in qualified businesses in the opportunity zone. The SSOF Advances are non-interest-bearing and are expected to be repaid on or before the closing of the Company’s sale of the Silver Springs Properties to SSE (see Note 2, Acquisitions and Investments). SSOF has assigned all assignable rights, title and interest in SSOF’s property purchases until such time as the SSOF Advances are repaid.
SSOF is currently raising additional equity financing, including sufficient proceeds to fully pay the $4,935,000 SSOF Advances and the $9,740,000 required to close under its pending purchase agreement for Comstock’s Silver Springs Properties. The Company expects that transaction to be completed during 2022, thereby providing the Company with $14,635,000 in estimated cash proceeds.
The Company’s executive chairman and chief executive officer co-founded SSOF and SSE, and serves as the chief executive officer of SSOF and as an executive of SSE along with a diverse team of qualified financial, capital markets, real estate and operational professionals that together govern, lead and manage SSOF and SSE. The $450,000 investment and 9,000,000 voting shares of our CEO and two of our directors represent 30.8% of total as converted SSOF common shares. The Company's chief executive officer has not received compensation of any kind from either SSOF or SSE.
NOTE 18  SUBSEQUENT EVENTS
On April 7, 2022, the Company purchased approximately 190 industrial acres in Lyon County, Nevada (the "Haywood Quarry”) for a total purchase price of $2.1 million. $50,000 of the purchase price was paid in cash and the remainder of the purchase price was paid via 1,500,000 shares of the Company's common stock. If such shares are sold for proceeds less than $2,050,000, then the Company will pay the seller cash equal to the shortfall. If such shares are sold for proceeds greater than $2,050,000, the seller will return cash or shares still held to the Company. Closing of the purchase of the Haywood Quarry will occur upon the seller's receipt of $2.1 million in cash. The Haywood property represents approximately 190 industrial acres in Lyon County, Nevada, and is part of one of the largest industrial parks in Lyon County. The Property has power, water and immediate highway access. The Company plans to immediately employ a portion of the property for used lithium-ion battery (“LIB”) storage, to support the battery metal recycling operations of LINICO. The property will receive, sort, and store waste LIBs and has immediate and easy access to roadways which simplifies as-needed transportation to LiNiCo’s battery metal crushing, separating and processing facility.
On April 12, 2022, the Company entered into an equity purchase agreement (the “Purchase Agreement”) with Leviston Resources LLC (“Leviston”) for the purchase of up to $10,000,000 worth of shares of the Company’s common stock from time to time, at the Company’s option, on terms deemed favorable to the Company. Sales of common stock, if any, under the Purchase Agreement may be made in sales deemed to be “at-the-market” equity offerings at a discount of 10% to the volume weighted average sales price of the common stock on the date that Leviston receives a capital call from the Company. In consideration of Leviston’s agreement to enter the Purchase Agreement, the Company agreed to deliver additional shares of common stock with value of $300,000 to Leviston, for no additional consideration, on the first settlement date with respect to a put notice delivered by the Company.
On April 13, 2022, the Company's compensation committee increased the base compensation of our named executive officers, effective March 28, 2022 by a total of $535,000.

Comstock Inc.

PROSPECTUS

July 8, 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the Commission registration fee, are estimated.

Commission registration fee	$927
FINRA filing fee	2,000
NYSE AMERICAN supplemental listing fee	3,750
Printing and miscellaneous expenses	750
Accounting fees and expenses	10,000
Legal fees and expenses	12,500
Blue Sky, qualification fees and expenses (1)
Transfer agent fees and expenses
Total	$29,927
__________________
(1)These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.
Item 14. Indemnification of Directors and Officers.
Our Articles of Incorporation and Bylaws provide for the indemnification of a present or former director or officer. We indemnify any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as an officer or director. We may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.
Nevada Law
Pursuant to the provisions of Nevada Revised Statutes 78.751, we shall indemnify any director, officer and employee as follows: every director, officer, or employee of ours shall be indemnified by us against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of us or is or was serving at our request as a director, officer, employee or agent of us, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board approves such settlement and reimbursement as being for our best interests. We shall provide to any person who is or was a director, officer, employee or agent of us or is or was serving at our request as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.
Item 15. Recent Sales of Unregistered Securities.
As previously disclosed herein, the Company issued 3,505,494 restricted shares to Tysadco Partners pursuant to the Tysadco Purchase Agreement. Such sale was exempt from registration pursuant to Section 4(a)(2) of the Securities Act. The Company paid commissions of $140,000 and 57,143 restricted shares to the Placement Agent in connection with such sale. Information as to all securities of the Company sold by the Company within the past three years which were not registered under the Securities Act is hereby incorporated by reference in the 2021 Form 10-K, the Form 10-Qs and prior annual reports on Form 10-K filed with the SEC by the Company.
Item 16. Exhibits and Financial Statement Schedules
(a)The exhibits listed in the following table have been filed as part of this registration statement.

Exhibit Number	Exhibit

3.1
Amended and Restated Articles of Incorporation by Comstock Inc. [Previously filed with the SEC on June 2, 2022 as exhibit 3.1 to the Company’s Form 8-K (file number 001-35200; film number 22988695) and incorporated herein by reference]

3.2
Amended and Restated Bylaws of Comstock Inc. [Previously filed with the SEC on June 2, 2022 as Exhibit 3.2 to the Company’s Form 8-K (file number 001-35200; film number 22988695) and incorporated herein by reference]

5.1*	Opinion of McDonald Carano LLP, Reno, Nevada, regarding the validity of the securities registered hereunder.

10.1*	Tysadco Purchase Agreement

21	Subsidiaries [Previously filed with the SEC as Exhibit 21 to the Company’s Annual Report on Form 10-K]

23.1*	Consent of McDonald Carano LLP, Reno, Nevada (included in Exhibit 5.1).

23.2*	Consent of Assure CPA, LLC

24.1*	Powers of Attorney of Directors and Certain Officers of the Registrant (included on the signature page hereof).

EX-Filing Fees	Filing Fees Table
_________________
*Filed herewith.
Item 17. Undertakings
The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Virginia City, Nevada, on July 8, 2022.

COMSTOCK INC.

By:	/s/ CORRADO DE GASPERIS
CORRADO DE GASPERIS
Executive Chairman and Chief Executive Officer and Director
(Principal Executive Officer, Principal Financial Officer and Principal
Accounting Officer)
Date: July 8, 2022

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Corrado De Gasperis as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CORRADO DE GASPERIS	Executive Chairman and Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	July 8, 2022
CORRADO DE GASPERIS

/s/ KEVIN KREISLER	President, Chief Technology Officer and Director	July 8, 2022
KEVIN KREISLER

/s/ LEO M. DROZDOFF	Director	July 8, 2022
LEO M. DROZDOFF

/s/ WALTER A. MARTING, JR.	Director	July 8, 2022
WALTER A. MARTING, JR.

/s/ JUDD B. MERRILL	Director	July 8, 2022
JUDD B. MERRILL

/s/ WILLIAM J. NANCE	Director	July 8, 2022
WILLIAM J. NANCE

/s/ KRISTIN SLANINA	Director	July 8, 2022
KRISTIN SLANINA